'33 Act File No. 333-121881


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-6

REGISTRATION UNDER THE SECURITIES ACT OF 1933                          |X|

PRE-EFFECTIVE AMENDMENT NO. 1                                          |X|


POST-EFFECTIVE AMENDMENT NO.                                           |_|


                                     and/or

REGISTRATION STATEMENT UNDER THE INVESTMENT

COMPANY ACT OF 1940                                                    |_|

AMENDMENT NO.                                                          |_|

                        (Check appropriate box or boxes.)



                        NATIONWIDE VLI SEPARATE ACCOUNT-5
                           (Exact Name of Registrant)

                        NATIONWIDE LIFE INSURANCE COMPANY
                               (Name of Depositor)

                              ONE NATIONWIDE PLAZA
                              COLUMBUS, OHIO 43215
         (Address of Depositor's Principal Executive Offices) (Zip Code)

        Depositor's Telephone Number, including Area Code: (614) 249-7111


                            PATRICIA R. HATLER, ESQ.
                                    SECRETARY
                              ONE NATIONWIDE PLAZA
                            COLUMBUS, OHIO 43215-2220
                     (Name and Address of Agent for Service)




Approximate Date of Proposed Public Offering:     As soon as practicable after
the registration statement's effective date.  April 29, 2005 requested.




DELAYING AMENDMENT: The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

           FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE POLICIES

                                    issued by

                        NATIONWIDE LIFE INSURANCE COMPANY

                                     through

                        NATIONWIDE VLI SEPARATE ACCOUNT-5

                  The date of this prospectus is May 1, 2005.

                PLEASE KEEP THIS PROSPECTUS FOR FUTURE REFERENCE.


Variable life insurance is complex, and this prospectus is designed to help you become as fully informed as possible in making your decision to purchase or not to purchase this variable life insurance policy. We encourage you to take the time to understand the policy, its potential benefits and risks, and how it might or might not benefit you. In consultation with your financial adviser, you should use this prospectus to compare the benefits and risks of this policy against those of other life insurance policies and alternative investment instruments.


Please read this entire prospectus and consult with a trusted financial adviser. If you have policy-specific questions or need additional information, contact us. Also, contact us for free copies of the prospectuses for the mutual funds available in the policy.


 ============================== ===============================================

                    TELEPHONE:  1-866-221-1100
                          TDD:  1-800-238-3035

                     INTERNET:  www.waddell.com

                    U.S. MAIL:  Nationwide Life Insurance Company
                                One Nationwide Plaza, RR1-04-D4
                                Columbus, OH 43215-2220
 ============================== ===============================================

--------------------------------------------------------- ----------------------


Please understand that the policy terms will govern the way the policy works and all rights and obligations. This prospectus is not an offering in any jurisdiction where such offering may not lawfully be made.



THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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THIS POLICY IS NOT: FDIC INSURED; A BANK DEPOSIT; AVAILABLE IN
EVERY STATE; OR INSURED OR ENDORSED BY A BANK OR ANY FEDERAL
GOVERNMENT AGENCY.
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THIS POLICY MAY DECREASE IN VALUE TO THE POINT OF BEING VALUELESS.
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The purpose of this policy is to provide life insurance protection for the beneficiary that you name. IF YOUR PRIMARY NEED IS NOT LIFE INSURANCE PROTECTION, THEN PURCHASING THIS POLICY MAY NOT BE IN YOUR BEST INTERESTS. We make no claim that the policy is in any way similar or comparable to a systematic investment plan of a mutual fund.


In thinking about buying this policy to replace existing life insurance, please carefully consider its advantages versus those of the policy you intend to replace, as well as any replacement costs. As always, consult your financial adviser.

Not all terms, conditions, benefits, programs, features and investment options are available or approved for use in every state.

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                                TABLE OF CONTENTS
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IN SUMMARY: POLICY BENEFITS..................................1
IN SUMMARY: POLICY RISKS.....................................2
IN SUMMARY: FEE TABLES.......................................4
POLICY INVESTMENT OPTIONS....................................8
   Fixed Investment Option
   Variable Investment Options
   Valuation of Accumulation Units
   How Sub-Account Investment Experience is Determined TRANSFERS AMONG AND BETWEEN THE POLICY INVESTMENT
OPTIONS.....................................................10
   Sub-Account Transfers
   Fixed Account Option Transfers
   Submitting a Transfer Request
THE POLICY..................................................11
   Generally
   Policy Owner and Beneficiaries
   Purchasing a Policy
   Right to Cancel (Examination Right)
   Premium Payments
   Cash Value
   Changing the Amount of Insurance Coverage
   Exchanging the Policy
   Terminating the Policy
   Assigning the Policy
   Reminders, Reports, and Illustrations
STANDARD POLICY CHARGES.....................................15
   Sales Load
   Premium Taxes
   Illustration Charge
   Partial Surrender Fee
   Surrender Charges
   Cost of Insurance Charge
   Mortality and Expense Risk Charge
   Administrative Per Policy Charge
   Administrative Per $1,000 of Specified Amount Charge
   Reduction of Charges
POLICY RIDERS AND RIDER CHARGES.............................17
   Policy Guard Rider
   Adjusted Sales Load Life Insurance Rider
   Children's Insurance Rider
   Long-Term Care Rider
   Spouse Life Insurance Rider
   Accidental Death Benefit Rider
   Premium Waiver Rider
   Change of Insured Rider
   Term Rider
   Additional (insurance) Protection Rider
   Deduction (of fees and expenses) Waiver Rider
POLICY OWNER SERVICES.......................................22
   Dollar Cost Averaging
   Asset Rebalancing
POLICY LOANS................................................22
   Loan Amount and Interest Charged
   Collateral and Interest Earned
   Net Effect on Policy Loans
   Repayment
LAPSE.......................................................23
   Guaranteed Policy Continuation Provision
   Grace Period
   Reinstatement
SURRENDERS..................................................24
   Full Surrender
   Partial Surrender
DEATH BENEFIT...............................................25
   Calculation of the Death Benefit
   Death Benefit Options
   The Minimum Required Death Benefit
   Changes in the Death Benefit Option
   Incontestability
   Suicide
POLICY MATURITY.............................................26
   Extending the Maturity Date
PAYMENT OF POLICY PROCEEDS..................................27
   Interest Income Option
   Income for a Fixed Period Option
   Life Income with Payments Guaranteed Option
   Fixed Income for Varying Periods Option
   Joint and Survivor Life Option
   Alternative Life Income Option
TAXES.......................................................28
   Types of Taxes
   Buying the Policy
   Investment Gain in the Policy
   Periodic Withdrawals, Non-Periodic Withdrawals, and Loans
   Terminal Illness
   Surrendering the Policy
   Withholding
   Exchanging the Policy for Another Life Insurance Policy Taxation of Death Benefits
   Special Considerations for Corporations
   Taxes and the Value of Your Policy
   Tax Changes
NATIONWIDE LIFE INSURANCE COMPANY...........................32
NATIONWIDE VLI SEPARATE ACCOUNT-7...........................32
   Organization, Registration, and Operation
   Addition, Deletion, or Substitution of Mutual Funds
   A Note on Charges
   Voting Rights
LEGAL PROCEEDINGS...........................................34
   Nationwide Life Insurance Company
   Nationwide Investment Services Corporation
FINANCIAL STATEMENTS........................................36
APPENDIX A: DEFINITIONS......................................1
APPENDIX B: SUB-ACCOUNT INFORMATION..........................1

     Appendix A defines certain words and phrases used in this prospectus.


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                           IN SUMMARY: POLICY BENEFITS
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DEATH BENEFIT

     The primary benefit of your policy is life insurance coverage. While the policy is In Force, we will pay the Proceeds to your beneficiary when the Insured dies.


YOUR CHOICE OF DEATH BENEFIT OPTIONS


     Option One: The Death Benefit is THE GREATER OF the Specified Amount OR the Minimum Required Death Benefit under federal tax law.

     Option Two: The Death Benefit is THE GREATER OF the Specified Amount plus the Cash Value OR the Minimum Required Death Benefit under federal tax law.

     Option Three: The Death Benefit is THE GREATER OF the Specified Amount plus accumulated Premium payments (less any partial surrenders) OR the Minimum Required Death Benefit under federal tax law.


CHOICE OF POLICY PROCEEDS


     You or your beneficiary may choose to receive the Policy Proceeds in a lump sum, or a variety of options that will pay out over time.

COVERAGE FLEXIBILITY


     Subject to conditions, you may choose to:

          o    change the Death Benefit option;

          o    increase or decrease the Specified Amount;

          o    change your beneficiaries; and

          o    change who owns the policy.

CONTINUATION OF COVERAGE IS GUARANTEED

     Your policy will remain In Force during the policy continuation period as long as you pay the Policy Continuation Premium Amount.

ACCESS TO CASH VALUE


         Subject to conditions, you may:


          o Take a policy loan of no more than 90% of the Cash Value allocated to the Sub-Accounts and 100% of the Cash Value allocated to the fixed investment options, less any Surrender Charge. The minimum loan amount is $200.

          o    Take a partial surrender of at least $200.

          o Surrender the policy for its Cash Surrender Value at any time while the Insured is alive. The Cash Surrender Value will be the Cash Value, less Indebtedness, and less the Surrender Charge. You may choose to receive the Cash Surrender Value in a lump sum or over time.


PREMIUM FLEXIBILITY


     You will select a Premium payment plan for the policy. Within limits, you may vary the frequency and amount of Premium payments, and you might even be able to skip making a Premium payment.


INVESTMENT OPTIONS


     You may choose to allocate your Net Premiums to fixed or variable investment options.

     The policy currently offers two fixed investment options, both of which will earn interest daily at an annual effective rate of at least 3%. The Long Term Fixed Account may earn a higher interest rate than the Fixed Account, but will also be subject to greater transfer restrictions.

     The variable investment options offered under the policy are mutual funds designed to be the underlying investment options of variable insurance products. Nationwide VLI Separate Account-5 contains one Sub-Account for each of the mutual funds offered in the policy. Your variable account Cash Value will depend on the Investment Experience of the Sub-Accounts you choose.

TRANSFERS BETWEEN AND AMONG INVESTMENT OPTIONS

     You may transfer between the fixed and variable investment options, subject to conditions. You may transfer among the Sub-Accounts within limits. We have implemented procedures intended to reduce the potentially detrimental impact that disruptive trading has on Sub-Account Investment Experience. We also offer dollar cost averaging, an automated investment strategy that spreads out transfers over time to try to reduce the investment risks of market fluctuations.


TAXES


     Unless you make a withdrawal, generally, you will not be taxed on any earnings of the policy. This is known as tax deferral. Also, your beneficiary generally will not have to include the Proceeds as taxable income. Unlike other variable insurance products Nationwide offers, these Flexible Premium Variable Universal Life Insurance Policies do not require distributions to be made before the Insured's death.


ASSIGNMENT

     You may assign the policy as collateral for a loan or another obligation while the Insured is alive.

EXAMINATION RIGHT

     For a limited time, you may cancel the policy and receive a refund.

RIDERS


     You may purchase one or more of the available Riders (except that the Premium Waiver Rider and the Deduction (of fees and expenses) Waiver Rider may not be elected simultaneously). Rider availability varies by state and there may be an additional charge. Riders available:

          o    Policy Guard Rider

          o    Children's Insurance Rider

          o    Long-term Care Rider

          o    Spouse Life Insurance Rider

          o    Accidental Death Benefit Rider

          o    Premium Waiver Rider

          o    Change of Insured Rider (no charge)

          o    Additional (insurance) Protection Rider

          o    Deduction (of fees and expenses) Waiver Rider


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                            IN SUMMARY: POLICY RISKS
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IMPROPER USE


     Variable universal life insurance is not suitable as an investment vehicle for short-term savings. It is designed for long-term financial planning. You should not purchase the policy if you expect that you will need to access its Cash Value in the near future because substantial Surrender Charges will apply in the first several policy years.


UNFAVORABLE INVESTMENT EXPERIENCE


     The Sub-Accounts you choose may not generate a sufficient return to keep the policy from Lapsing. Poor Investment Experience could cause the Cash Value of your policy to decrease, which could result in a Lapse of insurance coverage.

EFFECT OF PARTIAL SURRENDERS AND POLICY LOANS ON INVESTMENT RETURNS

     Partial surrenders or policy loans may accelerate a Lapse in insurance coverage. When you take a partial surrender or policy loan, the Cash Value of your policy is reduced and you lose the ability to generate investment return on the surrendered/loaned amounts. Thus, the remainder of your policy's Cash Value would have to generate enough investment return to cover policy and Sub-Account charges to keep the policy In Force (at least until you repay the policy loan or make another Premium payment). The policy does have a Grace Period and the opportunity to reinstate insurance coverage. Under certain circumstances, however, the policy could terminate without value and insurance coverage would cease.

REDUCTION OF THE DEATH BENEFIT


     A partial surrender could, and a policy loan would, decrease the policy's Death Benefit, depending on how the Death Benefit option relates to the policy's Cash Value.

ADVERSE TAX CONSEQUENCES


     Existing federal tax laws that benefit this policy may change at any time. These changes could alter the favorable federal income tax treatment the policy enjoys, such as the deferral of taxation on the gains in the policy's Cash Value and the exclusion from taxable income of the Proceeds we pay to the policy's beneficiaries. Also, not all policies are afforded the same tax treatment. Consult a qualified tax adviser on all tax matters involving your policy.

FIXED INVESTMENT OPTION TRANSFER RESTRICTIONS AND LIMITATIONS

     We will not honor a request to transfer Cash Value to or from a fixed investment option until after the first policy year. After the first policy year, we will only honor a transfer request from a fixed investment option that is made within 30 days of the end of a calendar quarter, but not within 12 months of a previous request. We may also limit what percentage of Cash Value, fixed investment option value, or variable account value that you may transfer to or from a fixed investment option.


SUB-ACCOUNT LIMITATIONS


     Frequent trading among the Sub-Accounts may dilute the value of Accumulation Units, cause the Sub-Account to incur higher transaction costs, and interfere with the Sub-Accounts' ability to pursue their stated investment objectives. This could result in lower Investment Experience and Cash Value. We have instituted procedures to minimize disruptive transfers. While we expect these procedures to reduce the adverse effect of disruptive transfers, we cannot ensure that we have eliminated these risks.


SUB-ACCOUNT INVESTMENT RISK


     A comprehensive discussion of the risks of the mutual funds held by each Sub-Account may be found in each mutual fund's prospectus. Read each mutual fund's prospectus before investing.

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                             IN SUMMARY: FEE TABLES
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THE FOLLOWING TABLES DESCRIBE THE FEES AND EXPENSES THAT YOU WILL PAY WHEN BUYING, OWNING, AND SURRENDERING THE POLICY. THE FIRST TABLE DESCRIBES THE FEES AND EXPENSES THAT YOU WILL PAY AT THE TIME THAT YOU BUY THE POLICY, SURRENDER THE POLICY, OR TRANSFER CASH VALUE BETWEEN INVESTMENT OPTIONS.

================================================================================================================================
                                                       TRANSACTION FEES
================================================================================================================================
                  CHARGE                       WHEN CHARGE IS DEDUCTED                       AMOUNT DEDUCTED
------------------------------------------- ------------------------------ ------------------------- ---------------------------
SALES LOAD1                                 Upon making a Premium payment    Maximum Guaranteed:             Currently:
                                                                           $25 from each $1,000 of     $5 from each $1,000 of
                                                                                   Premium                    Premium
------------------------------------------- ------------------------------ -----------------------------------------------------
PREMIUM TAXES1                              Upon making a Premium payment            $35 from each $1,000 of Premium
------------------------------------------- ------------------------------ ------------------------- ---------------------------
ILLUSTRATION CHARGE2                             Upon requesting an          Maximum Guaranteed:             Currently:
                                                    illustration                     $25                         $0
------------------------------------------- ------------------------------ ------------------------- ---------------------------
PARTIAL SURRENDER FEE                                  Upon a                Maximum Guaranteed:             Currently:
                                                                            lesser of $25 or 2% of              $0
                                                                           the amount surrendered,
                                                                             from the policy's
                                                  partial surrender               Cash Value
------------------------------------------- ------------------------------ ------------------------- ---------------------------
                                                   Upon surrender                  Maximum:4                 Minimum:5
SURRENDER CHARGE3                                        or                    $27,975 from the       $2,521 from the policy's
                                                    policy Lapse             policy's Cash Value             Cash Value
------------------------------------------- ------------------------------ -----------------------------------------------------
Representative: an age 35 male                     Upon surrender                  $4,824 from the policy's Cash Value
non-tobacco preferred with a Specified                   or
Amount of $500,000 and Death Benefit                policy Lapse
Option One
------------------------------------------- ------------------------------ ------------------------- ---------------------------
POLICY GUARD RIDER CHARGE6                     Upon invoking the Rider             Maximum:                   Minimum:
                                                                             $42.50 per $1,000 of       $1.50 per $1,000 of
                                                                                  Cash Value         Cash Value
------------------------------------------- ------------------------------ -----------------------------------------------------
Representative: an age 85 male                 Upon invoking the Rider                 $32 per $1,000 of Cash Value
non-tobacco preferred with a Cash Value
of $500,000 and Indebtedness of $480,000
------------------------------------------- ------------------------------ -----------------------------------------------------

Representative costs may vary from the cost you would incur. Ask for an illustration or see the Policy Data Page for more information on the costs applicable to your policy.

---------------------
1 We deduct one charge comprised of the Sales Load and Premium Taxes. On the Policy Data Page and throughout this prospectus, this combined charge is referred to as the Premium Load.

2 If we begin to charge for illustrations, you will be expected to pay the Illustration Charge in cash at the time of the request. This charge will not be deducted from the policy's Cash Value.

3 The Surrender Charge decreases gradually each year after either the 2nd or 3rd policy anniversary, depending on the Insured's age at the time the policy is issued. The Surrender Charge varies by policy based on individual characteristics.

4 This Surrender Charge calculation assumes: the Insured is a male, age 85, who uses tobacco; the Specified Amount is $500,000; Death Benefit Option One is in effect; a full surrender is taken during the first policy year; and the aggregate first year Premium exceeds the surrender target premium.

5 This Surrender Charge calculation assumes: the Insured is a female, age 0; the Specified Amount is $500,000; Death Benefit Option One is in effect; a full surrender is taken during the first policy year; and the aggregate first year Premium exceeds the surrender target premium.

6 The amount of Indebtedness (as a percentage of Cash Value) that will allow you to invoke the Rider will vary with the Attained Age of the Insured.

  THE NEXT TABLE DESCRIBES THE FEES AND EXPENSES THAT YOU WILL PAY PERIODICALLY DURING THE TIME THAT YOU OWN THE POLICY, NOT INCLUDING MUTUAL FUND OPERATING EXPENSES.


==================================================================================================================================
           PERIODIC CHARGES OTHER THAN MUTUAL FUND OPERATING EXPENSES
==================================================================================================================================
               CHARGE                   WHEN CHARGE IS DEDUCTED                    AMOUNT DEDUCTED FROM CASH VALUE
------------------------------------- ----------------------------- ------------------------------- ------------------------------
COST OF INSURANCE CHARGE 1                      Monthly                        Minimum:                        Maximum:
                                                                          $0.03 per $1,000 of            $83.33 per $1,000 of
                                                                          Net Amount At Risk,            Net Amount At Risk,
                                                                       taken proportionally from      taken proportionally from
                                                                      the Sub-Accounts and Fixed      the Sub-Accounts and Fixed
                                                                      Account, then from the Long    Account, then from the Long
                                                                          Term Fixed Account              Term Fixed Account
------------------------------------- ----------------------------- --------------------------------------------------------------
Representative: an age 35 male non-             Monthly                        $0.12 per $1,000 of Net Amount At Risk,
tobacco preferred with a Specified                                    taken proportionnally from the Sub-Accounts and Fixed Account
Amount of $500,000 and Death                                                   then from the Long Term Fixed Account
Benefit Option One
------------------------------------- ----------------------------- --------------------------------------------------------------
MORTALITY AND EXPENSE RISK CHARGE 2             Monthly                                  Maximum Guaranteed: 3
                                                                        an annualized rate of $0.60 per $1,000 of Cash Value,
                                                                             taken proportionally from the Sub-Accounts
------------------------------------- ----------------------------- ------------------------------- ------------------------------
ADMINISTRATIVE PER POLICY CHARGE                Monthly                  Maximum Guaranteed:                 Currently:
                                                                           $20 per policy,                 $10 per policy,
                                                                    taken proportionally from the     taken proportionally from
                                                                        Sub-Accounts and Fixed       the Sub-Accounts and Fixed
                                                                     Account, then from the Long     Account, then from the Long
                                                                          Term Fixed Account             Term Fixed Account
------------------------------------- ----------------------------- ------------------------------- ------------------------------
ADMINISTRATIVE PER $1,000 OF                    Monthly                  Maximum Guaranteed:                 Currently:
SPECIFIED AMOUNT CHARGE 4                                           $0.20 per $1,000 of Specified       $0.10 per $1,000 of
                                                                      Amount (but not more than       Specified Amount (but not
                                                                     $50.00), taken proportionally    more than $25.00), taken
                                                                      from the Sub-Accounts and         proportionally from the
                                                                     Fixed Account, then from the      Sub-Accounts and Fixed
                                                                       Long Term Fixed Account       Account, then from the Long
                                                                                                         Term Fixed Account
------------------------------------- ----------------------------- --------------------------------------------------------------
POLICY LOAN INTEREST CHARGE                     Annually                            Current and Maximum Guaranteed:5
                                                                              $39 per $1,000 of outstanding policy loan
------------------------------------- ----------------------------- --------------------------------------------------------------


Representative costs may vary from the cost you would incur. Ask for an illustration or see the Policy Data Page for more information on the costs applicable to your policy.


---------------------------

1 The Cost of Insurance Charge varies by policy, and year to year within each policy, based on individual characteristics.

2 The Mortality and Expense Risk Charge varies by policy based on individual characteristics.

3 Currently, the Mortality and Expense Risk Charge is assessed based on the following schedule:

-------------------- --------------------------------- ---------------------------------- -------------------------------
      Policy             Charge for First $25,000          Charge for Next $225,000          Charge for Variable Cash
       Years              in Variable Cash Value            in Variable Cash Value         Value in Excess of $250,000
                               (Annualized) (Annualized) (Annualized)
-------------------- --------------------------------- ---------------------------------- -------------------------------
1 through 10                 $0.60 per $1,000                  $0.30 per $1,000                  $0.10 per $1,000
-------------------- --------------------------------- ---------------------------------- -------------------------------
11 through 20                $0.30 per $1,000                  $0.20 per $1,000                  $0.05 per $1,000
-------------------- --------------------------------- ---------------------------------- -------------------------------
21 and later                        $0                                $0                                $0
-------------------- --------------------------------- ---------------------------------- -------------------------------

4 The Administrative Per $1,000 of Specified Amount Charge varies by policy based on individual characteristics. This charge lasts for 10 policy years for the initial Specified Amount, and lasts for 10 years from the effective date of any increase in the Specified Amount.

5 The current and maximum guaranteed charges shown do not reflect the interest that is credited to amounts in the collateral account. When the interest charged is netted against the interest credited, the net cost of a policy loan is lower than that which is stated above.


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PERIODIC CHARGES OTHER THAN MUTUAL FUND OPERATING EXPENSES FOR RIDERS 1
=================================================================================================================================
              RIDER CHARGE                  WHEN RIDER CHARGE IS                  AMOUNT DEDUCTED FROM CASH VALUE
                                                  DEDUCTED
------------------------------------------ ------------------------ -------------------------------------------------------------
CHILDREN'S INSURANCE RIDER CHARGE                  Monthly                        Current and Maximum Guaranteed:
                                                                            $0.43 per $1,000 of Rider Specified Amount,
                                                                        taken proportionally from the Sub-Accounts and Fixed
                                                                           Account, then from the Long Term Fixed Account
------------------------------------------ ------------------------ ------------------------------ ------------------------------
LONG-TERM CARE RIDER CHARGE 2                      Monthly                    Maximum:                       Minimum:
                                                                     $28.65 per $1,000 of Rider      $0.02 per $1,000 of Rider
                                                                      Net Amount At Risk, taken      Net Amount At Risk, taken
                                                                       proportionally from the        proportionally from the
                                                                       Sub-Accounts and Fixed         Sub-Accounts and Fixed
                                                                     Account, then from the Long    Account, then from the Long
                                                                         Term Fixed Account        Term Fixed Account s
------------------------------------------ ------------------------ -------------------------------------------------------------
Representative: an age 35 male                     Monthly                 $0.02 per $1,000 of Rider Net Amount At Risk,
non-tobacco preferred with a Long-term                                  taken proportionally from the Sub-Accounts and Fixed
Care Specified Amount of $500,000 and                                      Account, then from the Long Term Fixed Account
Death Benefit Option One
------------------------------------------ ------------------------ ------------------------------ ------------------------------
SPOUSE LIFE INSURANCE RIDER CHARGE 3               Monthly                    Maximum:                       Minimum:
                                                                     $10.23 per $1,000 of Spouse    $0.10 per $1,000 of Spouse
                                                                        Death Benefit, taken           Death Benefit, taken
                                                                       proportionally from the        proportionally from the
                                                                       Sub-Accounts and Fixed         Sub-Accounts and Fixed
                                                                     Account, then from the Long    Account, then from the Long
                                                                         Term Fixed Account             Term Fixed Account
------------------------------------------ ------------------------ -------------------------------------------------------------
Representative Spouse: an age 35 female            Monthly                   $0.11 per $1,000 of Spouse Death Benefit,
non-tobacco with a Spouse Life Specified                                taken proportionally from the Sub-Accounts and Fixed
Amount of $100,000                                                         Account, then from the Long Term Fixed Account
------------------------------------------ ------------------------ ------------------------------ ------------------------------
ACCIDENTAL DEATH BENEFIT RIDER CHARGE 4            Monthly                    Maximum:                       Minimum:
                                                                         $0.75 per $1,000 of            $0.05 per $1,000 of
                                                                      Accidental Death Benefit,      Accidental Death Benefit,
                                                                      taken proportionally from      taken proportionally from
                                                                     the Sub-Accounts and Fixed     the Sub-Accounts and Fixed
                                                                     Account, then from the Long    Account, then from the Long
                                                                         Term Fixed Account             Term Fixed Account
------------------------------------------ ------------------------ -------------------------------------------------------------
Representative: an age 35 male                     Monthly                 $0.06 per $1,000 of Accidental Death Benefit,
non-tobacco preferred with an Accidental                                taken proportionally from the Sub-Accounts and Fixed
Death Benefit of $100,000                                                  Account, then from the Long Term Fixed Account
=================================================================================================================================
                             CONTINUED ON NEXT PAGE
=================================================================================================================================




-------------------

1 You may elect any combination of Riders, except that you may not elect both the Premium Waiver Rider and the Deduction (of fees and expenses) Waiver Rider simultaneously.

2 The Long-term Care Rider Charge varies by policy based on individual characteristics.

3 The Spouse Life Insurance Rider Charge varies by policy based on individual characteristics.

4 The Accidental Death Benefit Rider Charge varies by policy based on individual characteristics.


=================================================================================================================================
                       PERIODIC CHARGES OTHER THAN MUTUAL FUND OPERATING EXPENSES FOR RIDERS (CONTINUED)
=================================================================================================================================
              RIDER CHARGE                  WHEN RIDER CHARGE IS                  AMOUNT DEDUCTED FROM CASH VALUE
                                                  DEDUCTED
------------------------------------------ ------------------------ ------------------------------ ------------------------------
PREMIUM WAIVER RIDER CHARGE 1                      Monthly                    Maximum:                       Minimum:
                                                                         $105 per $1,000 of              $42 per $1,000 of
                                                                       Premium Waiver Benefit,        Premium Waiver Benefit,
                                                                      taken proportionally from      taken proportionally from
                                                                     the Sub-Accounts and Fixed     the Sub-Accounts and Fixed
                                                                     Account, then from the Long    Account, then from the Long
                                                                         Term Fixed Account             Term Fixed Account
------------------------------------------ ------------------------ -------------------------------------------------------------
Representative: an age 35 male                     Monthly                   $42 per $1,000 of Premium Waiver Benefit,
non-tobacco preferred                                                   taken proportionally from the Sub-Accounts and Fixed
                                                                           Account, then from the Long Term Fixed Account
------------------------------------------ ------------------------ ------------------------------ ------------------------------
ADDITIONAL (INSURANCE) PROTECTION RIDER            Monthly                    Maximum:                       Minimum:
                                                                        $83.33 per $1,000 of            $0.01 per $1,000 of
                                                                       Additional Protection,         Additional Protection,
                                                                      taken proportionally from      taken proportionally from
CHARGE 2                                                             the Sub-Accounts and Fixed     the Sub-Accounts and Fixed
                                                                     Account, then from the Long    Account, then from the Long
                                                                         Term Fixed Account             Term Fixed Account
------------------------------------------ ------------------------ -------------------------------------------------------------
Representative: an age 35 male                     Monthly                   $0.02 per $1,000 of Additional Protection,
non-tobacco preferred with Specified                                    taken proportionally from the Sub-Accounts and Fixed
Amount of $500,000                                                         Account, then from the Long Term Fixed Account
------------------------------------------ ------------------------ ------------------------------ ------------------------------
DEDUCTION (OF FEES AND EXPENSES) WAIVER            Monthly                    Maximum:                       Minimum:
RIDER CHARGE 3                                                        $860 per $1,000 of Deduction    $90 per $1,000 of Deduction
                                                                           Waiver Benefit,                Waiver Benefit,
                                                                      taken proportionally from      taken proportionally from
                                                                      the Sub-Accounts and Fixed     the Sub-Accounts and Fixed
                                                                     Account, then from the Long    Account, then from the Long
                                                                         Term Fixed Account             Term Fixed Account
------------------------------------------ ------------------------ -------------------------------------------------------------
Representative: an age 35 male non-                Monthly                  $90 per $1,000 of Deduction Waiver Benefit,
tobacco preferred with a Specified Amount                             taken proportionally from the Sub-Accounts and Fixed Account
of $500,000 and Death Benefit Option One                                       then from the Long Term Fixed Account
------------------------------------------ ------------------------ -------------------------------------------------------------


Representative costs may vary from the cost you would incur. Ask for an illustration or see the Policy Data Page for more information on the costs applicable to your policy.

THE NEXT ITEM SHOWS THE MINIMUM AND MAXIMUM TOTAL OPERATING EXPENSES CHARGED BY THE UNDERLYING MUTUAL FUNDS THAT YOU MAY PAY PERIODICALLY DURING THE TIME THAT YOU OWN THE POLICY. MORE DETAIL CONCERNING EACH MUTUAL FUND'S FEES AND EXPENSES IS CONTAINED IN THE MUTUAL FUND'S PROSPECTUS. PLEASE CONTACT US, AT THE TELEPHONE NUMBERS OR ADDRESS ON THE FIRST PAGE OF THIS PROSPECTUS, FOR FREE COPIES OF THE PROSPECTUSES FOR THE MUTUAL FUNDS AVAILABLE UNDER THE POLICY.


==================================================================================================================================
                   TOTAL ANNUAL MUTUAL FUND OPERATING EXPENSES
==================================================================================================================================
TOTAL ANNUAL MUTUAL FUND OPERATING EXPENSES                                                    MINIMUM              MAXIMUM
(expenses that are deducted from the mutual fund assets, including management fees,             0.76%                1.55%
distribution (12b-1) fees, and other expenses)
---------------------------------------------------------------------------------------- --------------------- -------------------


----------------------

1 The Premium Waiver Rider Charge varies by policy. The Maximum and Minimum charges shown in the table assume monthly Premium payments of $1,000.

2 The Additional (insurance) Protection Rider Charge varies by policy, and from year to year within a policy, based on individual characteristics.

3 The Deduction (of fees and expenses) Waiver Rider Charge varies by policy based on individual characteristics.

--------------------------------------------------------------------------------
                            POLICY INVESTMENT OPTIONS
--------------------------------------------------------------------------------


You designate how your Net Premium payments are allocated among the Sub-Accounts and/or the fixed investment options. Allocation instructions must be in whole percentages and the sum of the allocations must equal 100%.

FIXED INVESTMENT OPTIONS

     There are currently two fixed investment options available under the policy: the Fixed Account and the Long Term Fixed Account. Net Premium that you allocate to either fixed investment option is held in the corresponding fixed account, which is part of our general account.

     The general account is not subject to the same laws as the separate account and the SEC has not reviewed the disclosures in this prospectus relating to the fixed investment options.

     The general account contains all of our assets other than those in the separate accounts, and funds the fixed investment options. These assets are subject to our general liabilities from business operations and are used to support our insurance and annuity obligations. Any amounts in excess of the separate account liabilities are deposited into our general account. We bear the full investment risk for all amounts allocated to the fixed investment options. The amounts you allocate to a fixed investment option will not share in the investment performance of our general account. Rather, the investment income you earn on your allocations will be based on varying interest crediting rates that we set.

     We guarantee that the amounts you allocate to a fixed investment option will be credited interest daily at a net effective annual interest rate of no less than the interest crediting rate shown on the Policy Data Page. Interest crediting rates are set at the beginning of each calendar quarter. We will credit any interest in excess of the guaranteed interest crediting rate at our sole discretion. You assume the risk that the actual interest crediting rate may not exceed the guaranteed interest crediting rate. Premiums applied to the policy at different times may receive different interest crediting rates. The interest crediting rate may also vary for new Premiums versus Sub-Account transfers. Interest that we credit to fixed investment options may be insufficient to pay the policy's charges.

     During any given time period, we anticipate that the interest crediting rate for the Long Term Fixed Account will be higher than the interest crediting rate for the Fixed Account. However, the Long Term Fixed Account will have stricter transfer limitations. For more information, see "Fixed Investment Option Transfers."

VARIABLE INVESTMENT OPTIONS

     The variable investment options available under the policy are Sub-Accounts that correspond to mutual funds that are registered with the SEC. The mutual funds' registration with the SEC does not involve the SEC's supervision of the management or investment practices or policies of the mutual funds. The mutual funds listed are designed primarily as investments for variable annuity contracts and variable life insurance policies issued by insurance companies.

     The Sub-Accounts available through this policy are listed below. For more information on the mutual funds, please refer to "Appendix B: Sub-Account Information" or the prospectus for the mutual fund.


W&R TARGET FUNDS, INC.
o    Asset Strategy Portfolio
o    Balanced Portfolio
o    Bond Portfolio
o    Core Equity Portfolio
o    Dividend Income Portfolio
o    Growth Portfolio
o    High Income Portfolio
o    International Growth Portfolio
o    International Value Portfolio
o    Limited-Term Bond Portfolio
o    Micro Cap Growth Portfolio
o    Money Market Portfolio
o    Mortgage Securities Portfolio
o    Real Estate Securities Portfolio
o    Science and Technology Portfolio
o    Small Cap Growth Portfolio
o    Small Cap Value Portfolio
o    Value Portfolio

VALUATION OF ACCUMULATION UNITS

     We account for the value of your interest in the Sub-Accounts by using Accumulation Units. The number of Accumulation Units associated with a given Premium allocation is determined by dividing the dollar amount of Premium you allocated to the Sub-Account by the Accumulation Unit value for the Sub-Account, which is determined at the end of the Valuation Period that the allocation was received. The number of Accumulation Units a given Net Premium allocation purchases will not change. However, the value of each Accumulation Unit will vary daily based on the Investment Experience of the mutual fund in which the Sub-Account invests.

     On each day that the New York Stock Exchange ("NYSE") is open, each of the mutual funds in which the Sub-Accounts invest will determine its Net Asset Value ("NAV") per share. We use each mutual fund's NAV to calculate the daily Accumulation Unit value for the corresponding Sub-Account. Note, however, that the Accumulation Unit value will not equal the mutual fund's NAV, because the Accumulation Unit value will reflect the deduction of any transaction fees and periodic charges. This daily Accumulation Unit valuation process is referred to as "pricing" the Accumulation Units.

     We will price Accumulation Units on any day that the NYSE and Nationwide are both open for business. Any transaction that you submit on a day when we are closed will not be effective until the next day that both Nationwide and the NYSE are open for business. Accordingly, we will not price Accumulation Units on these recognized holidays:

           o New Year's Day                                     o Labor Day
           o Martin Luther King, Jr. Day                        o Thanksgiving
           o Presidents' Day                                    o Christmas
           o Good Friday                                        o Memorial Day
           o Independence Day

     In addition, we will not price Accumulation Units if:

     (1)  trading on the NYSE is restricted;

     (2) an emergency exists making disposal or valuation of securities held in the separate account impracticable; or

     (3) the SEC, by order, permits a suspension or postponement for the protection of security holders.

     SEC rules and regulations govern when the conditions described items (2) and (3) exist.

     Any transactions that we receive after the close of the NYSE will be effective as of the next Valuation Period that the NYSE and Nationwide are open.

HOW SUB-ACCOUNT INVESTMENT EXPERIENCE IS DETERMINED

     The number of Accumulation Units in your policy will not change unless you add, remove, or transfer Premium. However, the value of those Accumulation Units will vary daily depending on the Investment Experience of the mutual fund in which the Sub-Account invests. We account for these performance fluctuations by using a "net investment factor" in our daily Sub-Account valuation calculations. Changes in the net investment factor may not be directly proportional to changes in the NAV of the mutual fund shares.

     We determine the net investment factor for each Sub-Account on each Valuation Period by dividing (a) by (b), where:

     (a)  is the sum of:

          o the NAV per share of the mutual fund held in the Sub-Account as of the end of the current Valuation Period; and

          o the per share amount of any dividend or income distributions made by the mutual fund (if the date of the dividend or income distribution occurs during the current Valuation Period); plus or minus

          o a per share charge or credit for any taxes reserved for as a result of the Sub-Account's investment operations; and

     (b) is the NAV per share of the mutual fund determined as of the end of the immediately preceding Valuation Period.

     At the end of each Valuation Period, we determine the Sub-Account's Accumulation Unit value. The Accumulation Unit value for any Valuation Period is determined by multiplying the Accumulation Unit value as of the prior Valuation Period by the net investment factor for the Sub-Account for the current Valuation Period.

--------------------------------------------------------------------------------
            TRANSFERS AMONG AND BETWEEN THE POLICY INVESTMENT OPTIONS
--------------------------------------------------------------------------------


SUB-ACCOUNT TRANSFERS

     Policy owners may request transfers to or from the Sub-Accounts once per valuation day, subject to the terms and conditions of the policy and the mutual funds.

     Neither the policies nor the mutual funds are designed to support active trading strategies that require frequent movement between or among Sub-Accounts (sometimes referred to as "market-timing" or "short-term trading"). If you intend to use an active trading strategy, you should consult your registered representative and request information on other Nationwide policies that offer mutual funds that are designed specifically to support active trading strategies.

     We discourage (and will take action to deter) short-term trading in this policy because the frequent movement between or among Sub-Accounts may negatively impact other investors in the policy. Short-term trading can result in:

     o the dilution of the value of the investors' interests in the mutual fund;

     o mutual fund managers taking actions that negatively impact performance (i.e., keeping a larger portion of the mutual fund assets in cash or liquidating investments prematurely in order to support redemption requests); and/or

     o increased administrative costs due to frequent purchases and redemptions.


     To protect investors in this policy from the negative impact of these practices, we have implemented, or reserve the right to implement, several processes and/or restrictions aimed at eliminating the negative impact of active trading strategies.

     U.S. Mail Restrictions. We monitor transfer activity in order to identify those who may be engaged in harmful trading practices. Transaction reports are produced and examined. Generally, a policy may appear on these reports if the policy owner (or a third party acting on their behalf) engages in a certain number of "transfer events" in a given period. A "transfer event" is any transfer, or combination of transfers, occurring in a given Valuation Period. For example, if a policy owner executes multiple transfers involving 10 Sub-Accounts in 1 day, this counts as 1 transfer event. A single transfer occurring in a given Valuation Period that involves only 2 Sub-Accounts (or one Sub-Account if the transfer is made to or from a fixed investment option) will also count as 1 transfer event.

     As a result of this monitoring process, we may restrict the form in which transfer requests will be accepted. In general, we will adhere to the following guidelines:

         ------------------------------------------- -----------------------------------------------------------------------
         Trading Behavior                            Nationwide's Response
         ------------------------------------------- -----------------------------------------------------------------------
         6 or more transfer events in one            Nationwide will mail a letter to the policy owner notifying them that:
         calendar quarter

                                                     (1)  they have been identified as engaging in harmful trading practices; and
                                                     (2)  if their transfer events exceed 11 in 2 consecutive calendar quarters or 20 in one calendar year, the policy owner will be limited to submitting transfer requests via U.S. mail.
         ------------------------------------------- -----------------------------------------------------------------------
         More than 11 transfer events in 2           Nationwide will automatically limit the policy owner to submitting
         consecutive calendar quarters               transfer requests via U.S. mail.
         OR
         More than 20 transfer events in one
         calendar year
         ------------------------------------------- -----------------------------------------------------------------------



     Each January 1st, we will start the monitoring anew, so that each policy starts with 0 transfer events each January 1. See, however, the "Other Restrictions" provision below.

     Managers of Multiple Contracts. Some investment advisers/representatives manage the assets of multiple Nationwide contracts pursuant to trading authority granted or conveyed by multiple policy owners. These multi-contract advisers will be required by Nationwide to submit all transfer requests via U.S. mail.

     Other Restrictions. We reserve the right to refuse or limit transfer requests, or take any other action we deem necessary, in order to protect policy owners and beneficiaries from the negative investment results that may result from short-term trading or other harmful investment practices employed by some policy owners (or third parties acting on their behalf). In particular, trading strategies designed to avoid or take advantage of Nationwide's monitoring procedures (and other measures aimed at curbing harmful trading practices) that are nevertheless determined by us to constitute harmful trading practices, may be restricted.

     Any restrictions that we implement will be applied consistently and uniformly.

FIXED INVESTMENT OPTION TRANSFERS

     Prior to the policy's Maturity Date, you may make transfers involving the fixed investment options (the Fixed Account and the Long Term Fixed Account). These transfers will be in dollars. We reserve the right to limit the number of times and frequency of transfers involving the fixed investment options. Specifically, we may prohibit you from transferring to or from the fixed investment options before the end of the first policy year and we may limit you to 1 transfer every 12 months.

     Transfers to the Fixed Investment Options. On transfers to the fixed investment options, we may prohibit you from transferring more than 20% of the Cash Value allocated to the Sub-Accounts as of the close of business on the prior Valuation Period. Additionally, we reserve the right to refuse any transfer to the fixed investment options if that fixed investment option's Cash Value comprises more than 30% of the policy's Cash Value.

     Transfers from the Fixed Investment Options. On transfers from the Fixed Account, we may prohibit you, in any policy year, from transferring more than 20% of the Cash Value of the Fixed Account as of the end of the previous policy year (subject to state restrictions). On transfers from the Long Term Fixed Account, you may transfer the greater of $6,000 or 12% of the amount in the Long Term Fixed Account, but we may prohibit you from transferring more. We do not allow transfers from the Long Term Fixed Account as part of the asset rebalancing or dollar cost averaging programs. Transfers out of the fixed investment options will be on a last-in, first-out basis (LIFO).

SUBMITTING A TRANSFER REQUEST

     To make a transfer, send your written request to our Home Office via first class U.S. mail (or via other means as we may permit). Our contact information is on the first page of this prospectus. Upon receipt, we will process a transfer request at the end of a current Valuation Period.

     We will use reasonable procedures to confirm that transfer instructions are genuine and will not be liable for following instructions that we reasonably determine to be genuine.

     Any computer system or telephone can experience slowdowns or outages that could delay or prevent our ability to process your request. Although we have taken precautions to help our systems handle heavy usage, we cannot promise complete reliability under all circumstances. If you are experiencing problems, please make your transfer request in writing.

--------------------------------------------------------------------------------
                                   THE POLICY
--------------------------------------------------------------------------------


GENERALLY

     The policy is a legal contract. It will comprise and be evidenced by: a written contract; any Riders; any endorsements; the Policy Data Page; and the application, including any supplemental application. We will consider the statements you make in the application as representations, and we will rely on them as being true and complete. However, we will not void the policy or deny a claim unless a statement is a material misrepresentation. If you make an error or misstatement on the application, we will adjust the Death Benefit and Cash Value accordingly.

     Any modification (or waiver) of our rights or requirements under the policy must be in writing and signed by our president or corporate secretary. No agent may bind us by making any promise not contained in the policy.

     We may modify the policy, our operations, or the separate account's operations to meet the requirements of any law (or regulation issued by a government agency) to which the policy, our company, or the separate account is subject. We may modify the policy to assure that it continues to qualify as a life insurance contract under the federal tax laws. We will notify you of all modifications and we will make appropriate endorsements to the policy.

     The policy is nonparticipating, meaning that we will not be contributing any operating profits or surplus earnings toward the policy Proceeds.

     To the extent permitted by law, policy benefits are not subject to any legal process for the payment of any claim, and no right or benefit will be subject to the claims of creditors (except as may be provided by assignment).

POLICY OWNER AND BENEFICIARIES

     Policy Owner. The policy belongs to the owner named in the application. You, as policy owner, may exercise all policy rights and options while the Insured is alive. You may also change the policy, but only in accordance with its terms. You may name a contingent owner who will become the policy owner if the policy owner dies before Proceeds become payable. Otherwise, ownership will pass to the policy owner's estate, if the policy owner is not the Insured.

     You may name different policy owners or contingent owners (so long as the Insured is alive) by submitting a written request to our Home Office. Any such change request will become effective as of the date signed. There may be adverse tax consequences to changing parties of the policy.

     Beneficiaries. The principal right of a beneficiary is to receive the Death Benefit upon the Insured's death. As long as the Insured is alive, you may: name more than one beneficiary, designate primary and contingent beneficiaries, change or add beneficiaries, and provide for the method of distribution.


     If a primary beneficiary dies before the Insured, we will pay the Death Benefit to the remaining primary beneficiaries. Unless you specify otherwise, we will pay multiple primary beneficiaries in equal shares. A contingent beneficiary will become the primary beneficiary if all primary beneficiaries die before the Insured and before any Proceeds become payable. You may name more than one contingent beneficiary. Unless you specify otherwise, we will also pay multiple contingent beneficiaries in equal shares.


     To change or add beneficiaries, you must submit a written request to us at our Home Office. Any such change request will become effective as of the date signed. However, the change will not affect any payment we made or action we took before recording the change.

PURCHASING A POLICY

     Generally, the policy is available for Insureds between the ages of 0 and 85 (although these ages may vary in your state).

     To purchase the policy, you must submit to us a completed application and the required initial Premium payment as stated on the Policy Data Page.

     We must receive evidence of insurability that satisfies our underwriting standards (this may require a medical examination) before we will issue a policy. We can provide you with the details of our underwriting standards. We reserve the right to reject an application for any reason permitted by law and we reserve the right to modify our underwriting standards at any time.

     The minimum initial Specified Amount in most states is $50,000 for non-preferred policies and $100,000 for preferred policies. The basic distinction between the non-preferred and preferred underwriting classifications is that we expect the Insured under a preferred policy to live longer. We reserve the right to modify the minimum Specified Amount at any time.

     Initial Premium Payment. The amount of your required initial Premium payment will depend on the following factors: the initial Specified Amount, Death Benefit option elected, any Riders elected, and the Insured's age, health, and activities. You may pay the initial Premium to our Home Office or to our authorized representative. The initial Premium payment must be at least $50.

     Depending on the right to examine law of the state in which you live, initial Net Premium designated to be allocated to the Sub-Accounts may not be so allocated immediately upon our receipt. (Any initial Net Premium designated to be allocated to fixed investment options will be so allocated immediately upon receipt.) If you live in a state that requires us to refund the initial Premium upon exercise of the free-look provision, we will hold all of the initial Net Premium designated to be allocated to the Sub-Accounts in the GVIT - Gartmore GVIT Money Market Fund: Class I until the free-look period expires. At the expiration of the free-look period, we will transfer the variable account Cash Value to the Sub-Accounts based on the allocation instructions in effect at the time of the transfer. If you live in a state that requires us to refund the Cash Value upon exercise of the free-look provision, we will allocate all of the initial Net Premium designated to be allocated to the Sub-Accounts immediately based on the allocation instructions in effect at that time.

     Insurance Coverage. Issuance of full insurance coverage requires that the Insured meet all underwriting requirements, the required initial Premium is paid, and the policy is delivered while the Insured is alive. We will not delay delivery of the policy to increase the likelihood that the Insured is not living at the time of policy delivery. Depending on the outcome of our underwriting process, more or less Premium may be necessary for us to issue the policy. We also have the right to reject any application for insurance, in which case we will return your Premium payment within 2 business days.

     After we approve an application, insurance coverage will begin and will be In Force on the Policy Date shown on the Policy Data Page. Changes in the Specified Amount (which may only be requested after the first policy year) will be effective on the next monthly policy anniversary after we approve the change request.

     Insurance coverage will end upon the Insured's death, when we begin to pay the Proceeds, or when the policy reaches the Maturity Date. Coverage can also end if the policy Lapses.

     Temporary Insurance Coverage. Temporary insurance coverage (of an amount equal to the Specified Amount, up to $1,000,000) may be available for no charge before full insurance coverage takes effect. You must submit a temporary insurance agreement and make an initial Premium payment. The amount of this initial Premium payment will depend on the initial Specified Amount, your choice of Death Benefit option, and any Riders you elect. During this time, we will deposit your initial Premium payment into an interest bearing checking account. Temporary insurance coverage will remain In Force for no more than 60 days from the date of the temporary insurance agreement. If full coverage is denied, the temporary insurance coverage will terminate 5 days from the date we mail a termination notice (accompanied by a refund equal to the Premium payment you submitted). If full coverage is approved, the temporary insurance coverage will terminate on the date that full insurance coverage takes effect. Allocation of the initial Net Premium will be determined by the right to examine law of the state in which you live, as discussed above.

RIGHT TO CANCEL (EXAMINATION RIGHT)

     You may cancel your policy during the free-look period. The free-look period expires 10 days after you receive the policy (or longer if required by state law). If you decide to cancel the policy during the free-look period, return the policy to the sales representative who sold it to you or return it to us at our Home Office along with your written cancellation request. Within 7 days, we will refund the amount prescribed by the law of the state in which we issued the policy. This amount will be either the initial Premium payment or the policy's Cash Value. If the policy is canceled, we will treat the policy as if it was never issued.

PREMIUM PAYMENTS

     This policy does not require a payment of a scheduled Premium amount to keep it In Force. It will remain In Force as long as the conditions that cause a policy to Lapse do not exist. However, we will send scheduled Premium payment reminder notices to you according to the Premium payment schedule shown on the Policy Data Page. If you decide to make a subsequent Premium payment, you must send it to our Home Office. Each Premium payment must be at least $50. Upon request, we will furnish Premium payment receipts.

     You may make additional Premium payments at any time while the policy is In Force, subject to the following:

     o We may require satisfactory evidence of insurability before accepting any additional Premium payment that results in an increase in the policy's Net Amount At Risk.

     o We will refund Premium payments that exceed the applicable premium limit established by the IRS to qualify the policy as a contract for life insurance.

     o We will monitor Premiums paid and will notify you when the policy is in jeopardy of becoming a modified endowment contract.

     o We may require that policy Indebtedness be repaid before we accept any additional Premium payments.

     Premium payments will be allocated according to the allocation instructions in effect at the time the Premium is received.

CASH VALUE

     We will determine the Cash Value at least monthly. At the end of any given Valuation Period, the Cash Value is equal to the sum of:

     o    the value of the Accumulation Units allocated to the Sub-Accounts;

     o amounts allocated to the fixed investment options, including credited interest; and

     o amounts allocated to the collateral account, including credited interest.

     Surrenders and policy charges and deductions will reduce the Cash Value. Thus, the Cash Value will fluctuate daily and there is no guaranteed Cash Value. Accordingly, if the Cash Value is a factor in calculating a benefit associated with the policy, the value of that benefit will also fluctuate.

CHANGING THE AMOUNT OF INSURANCE COVERAGE

     After the first policy year, you may request to change the Specified Amount. However, no change will take effect unless the new Cash Surrender Value would be sufficient to keep the policy In Force for at least 3 months. Changes to the Specified Amount will typically alter the Death Benefit. For more information, see "Changes in the Death Benefit Option," beginning on page 28.

     Any request to increase the Specified Amount must be at least $10,000 and the Insured must be 85 or younger at the time of the request. An increase in the Specified Amount may cause an increase in the Net Amount At

     Risk. Because the Cost of Insurance Charge is based on the Net Amount At Risk, and because there will be a separate cost of insurance rate for the increase, this will usually cause the policy's Cost of Insurance Charge to increase. An increase in the Specified Amount may require you to make larger or additional Premium payments in order to avoid Lapsing the policy. To increase the Specified Amount, you must submit a written request to our Home Office and you must provide us with evidence of insurability that satisfies our underwriting standards.

     You may request to decrease the Specified Amount. We apply Specified Amount decreases to the most recent Specified Amount increase, and continue applying the decrease backwards, ending with the original Specified Amount. We will deny any request to reduce the Specified Amount below the minimum initial Specified Amount. We will also deny any request that would disqualify the policy as a contract for life insurance. To decrease the Specified Amount, you must submit a written request to our Home Office.

     Changes to the Specified Amount will become effective on the next monthly policy anniversary after we approve the request. We reserve the right to limit the number of Specified Amount changes to 1 each policy year.

EXCHANGING THE POLICY

     You have an exchange right under the policy. At any time within the first 24 months of coverage from the Policy Date, you may surrender this policy and use the Cash Surrender Value to purchase a new policy on the Insured's life without evidence of insurability. After the first 24 months of coverage, you may still surrender the policy and use the Cash Surrender Value to purchase a new policy on the same Insured's life. However, issuance of the new policy will depend on the Insured providing satisfactory evidence of insurability.

     The new policy may be one of our available flexible premium adjustable life insurance policies. The death benefit on the new policy may not be greater than the Death Benefit on this policy immediately prior to the exchange date. The new policy will have the same Specified Amount, Policy Date, and issue age. We will base Premium payments on our rates in effect for the same sex, Attained Age and underwriting class of the Insured on the exchange date. You may transfer Indebtedness to the new policy.

     You must make your exchange request on our official forms to the Home Office. The policy must be In Force and not in a Grace Period. You must pay a Surrender Charge. The exchange may have tax consequences. The new policy will take effect on the exchange date only if the Insured is alive. This policy will terminate when the new policy takes effect.

TERMINATING THE POLICY

     There are several ways that the policy can terminate. You may surrender the policy for its Cash Surrender Value (which may result in adverse tax consequences). The policy will automatically terminate when the Insured dies, the policy matures, or the Grace Period ends.

ASSIGNING THE POLICY


     You may assign any rights under the policy while the Insured is alive. If you do, your beneficiary's interest will be subject to the person(s) to whom you have assigned rights. Your assignment must be in writing and must be recorded at our Home Office before it will become effective. Your assignment will be subject to any outstanding policy loans.


REMINDERS, REPORTS, AND ILLUSTRATIONS

     Upon request, we will send you scheduled Premium payment reminders and transaction confirmations. We will also send you semi-annual and annual reports that show:

     o    the Specified Amount;

     o    minimum monthly Premiums;

     o    Premiums paid;

     o    all charges since the last report;

     o    the current Cash Value;

     o    the Cash Surrender Value; and

     o    outstanding Indebtedness.

     We will send these reminders and reports to the address you provide on the application unless directed otherwise. At any time, you may ask for an illustration of future benefits and values under the policy.

                       IMPORTANT NOTICE REGARDING DELIVERY
                          OF SECURITY HOLDER DOCUMENTS

            When multiple copies of the same disclosure document(s), such as prospectuses, supplements, proxy statements and semi-annual and annual reports are required to be mailed to multiple policy owners in the same household, Nationwide will mail only one copy of each document, unless notified otherwise by the policy owner(s). Household delivery will continue for the life of the policies. Please call 1-866-223-0303 to resume regular delivery. Please allow 30 days for regular delivery to resume.


--------------------------------------------------------------------------------
                             STANDARD POLICY CHARGES
--------------------------------------------------------------------------------


We will take deductions from Premium payments and/or the Cash Value to compensate us for the services and benefits we provide, the costs and expenses we incur, and the risks we assume. We may generate a profit from any of the charges assessed under the policy. We begin to deduct monthly charges from your policy's Cash Value on the Policy Date.


SALES LOAD


     We deduct the Sales Load (as part of the Premium Load) from each Premium payment to compensate us for our sales expenses. We currently charge $5 per $1,000 of Premium. The guaranteed maximum Sales Load is $25 per $1,000 of Premium.


PREMIUM TAXES


     We deduct Premium Taxes (as part of the Premium Load) from each Premium payment to reimburse us for state and local premium taxes (at the estimated rate of 2.25%) and for federal premium taxes (at the estimated rate of 1.25%). The current (and guaranteed maximum) Premium Tax is $35 per $1,000 of Premium. This amount is not the actual amount of the tax liability we incur. It is an estimated amount. If the actual tax liability is more or less, we will not adjust the charge.

ILLUSTRATION CHARGE

     Currently, we do not assess an Illustration Charge, which would compensate us for the administrative costs of generating the illustration. However, we may, in the future, assess an Illustration Charge, which will not exceed $25 per illustration requested. Any Illustration Charge must be paid in cash at the time of the illustration request. The Illustration Charge will not be deducted from the policy's Cash Value.

PARTIAL SURRENDER FEE

     Currently, we do not deduct a Partial Surrender Fee, which would compensate us for the administrative costs associated with calculating and generating the surrender amount. However, we may, in the future, assess a Partial Surrender Fee. The Partial Surrender fee assessed to each surrender will not exceed the lesser of $25 or 2% of the amount surrendered. Any Partial Surrender Fee assessed will be deducted proportionally from your Sub-Account allocations and Fixed Account allocations. We will only deduct the Partial Surrender Fee from the Long Term Fixed Account if there is insufficient Cash Value in the Sub-Accounts and Fixed Account.

SURRENDER CHARGES

     We deduct a Surrender Charge from the Cash Value if you surrender or Lapse the policy. Also, if you increase the Specified Amount, and then reduce the Specified Amount to less than it was before the increase, we will deduct a Surrender Charge from the Cash Value. The Surrender Charge is assessed to compensate us for policy underwriting expenses and sales expenses, including processing applications, conducting medical exams, determining insurability (and the Insured's underwriting class), and establishing policy records. Thus, the Surrender Charge is comprised of two components: the underwriting component and the sales component.


     The initial Surrender Charge is the sum of the underwriting component and a percentage (that varies by age, sex, Specified Amount, and risk class, and ranges between 34% to 60%) of the sales component. Depending on the policy year of the surrender and the Insured's age at the time of policy issuance, the actual Surrender Charge paid will be a percentage of the initial Surrender Charge, as set forth in the following table:


         ---------------------------------------- -----------------------------------------------------------------------------
         Policy Year:                                  Surrender Charge, as a percentage of the initial Surrender Charge:
         ---------------------------------------- -------------------------------------- --------------------------------------
                                                             Issue Ages 0-49                        Issue Ages 50+
         ---------------------------------------- -------------------------------------- --------------------------------------
                            1                                     100%                                   100%
         ---------------------------------------- -------------------------------------- --------------------------------------
                            2                                     100%                                   100%
         ---------------------------------------- -------------------------------------- --------------------------------------
                            3                                     100%                                   92.5%
         ---------------------------------------- -------------------------------------- --------------------------------------
                            4                                     92.5%                                  85.0%
         ---------------------------------------- -------------------------------------- --------------------------------------
                            5                                     85.0%                                  76.0%
         ---------------------------------------- -------------------------------------- --------------------------------------
                            6                                     77.5%                                  66.0%
         ---------------------------------------- -------------------------------------- --------------------------------------
                            7                                     70.0%                                  56.0%
         ---------------------------------------- -------------------------------------- --------------------------------------
                            8                                     62.5%                                  46.0%
         ---------------------------------------- -------------------------------------- --------------------------------------
                            9                                     52.5%                                  36.0%
         ---------------------------------------- -------------------------------------- --------------------------------------
                           10                                     42.5%                                  26.0%
         ---------------------------------------- -------------------------------------- --------------------------------------
                           11                                     32.5%                                   0%
         ---------------------------------------- -------------------------------------- --------------------------------------
                           12                                     20.0%                                   0%
         ---------------------------------------- -------------------------------------- --------------------------------------
                           13+                                     0%                                     0%
         ---------------------------------------- -------------------------------------- --------------------------------------



     The underwriting component equals the product of the Specified Amount and the administrative target premium. (The administrative target premium is actuarially derived and is used to determine how much we should charge per Premium payment for underwriting expenses.) The administrative target premium varies by the Specified Amount and the Insured's age when the policy was issued.



     The sales component is the lesser of the following two amounts: (1) the product of the Specified Amount, divided by 1,000, and the surrender target premium; and (2) the sum of all Premium payments you made during the first policy year. The surrender target premium is actuarially derived and is used to determine how much we should charge per Premium payment for sales expenses. The surrender target premium varies by the Insured's sex, the Insured's age when the policy was issued, and the Insured's underwriting class.

     Each increase to the Specified Amount (referred to as Specified Amount segments) will have its own Surrender Charge. The Surrender Charge for each Specified Amount segment, when added together, will equal your total Surrender Charge.

     Any Surrender Charge will be deducted proportionally from your Sub-Account allocations and Fixed Account allocations. We will only deduct the Surrender Charge from the Long Term Fixed Account if there is insufficient Cash Value in the Sub-Accounts and Fixed Account.

COST OF INSURANCE CHARGE

     We deduct a monthly Cost of Insurance Charge from the policy's Cash Value to compensate us for underwriting insurance protection. The Cost of Insurance Charge is the product of the Net Amount At Risk and the cost of insurance rate. The cost of insurance rate will vary by the Insured's sex, issue age, and underwriting class, any substandard ratings, how long the policy has been In Force, and the Specified Amount. The cost of insurance rates are based on our expectations as to future mortality and expense experience. There will be a separate cost of insurance rate for the initial Specified Amount and any Specified Amount increase. The cost of insurance rates will never be greater than those shown on the Policy Data Page.

     We will uniformly apply a change in any cost of insurance rate for Insureds of the same age, sex, underwriting class, and any substandard ratings, if their policies have been In Force for the same length of time. If a change in the cost of insurance rates causes an increase to your Cost of Insurance Charge, your policy's Cash Value could decrease. If a change in the cost of insurance rates causes a decrease to your Cost of Insurance Charge, your policy's Cash Value could increase.

     The Cost of Insurance Charge will be deducted proportionally from your Sub-Account allocations and Fixed Account allocations. We will only deduct the Cost of Insurance Charge from the Long Term Fixed Account if there is insufficient Cash Value in the Sub-Accounts and Fixed Account.

MORTALITY AND EXPENSE RISK CHARGE

     We deduct a monthly Mortality and Expense Risk Charge from the policy's Cash Value allocated to the Sub-Accounts to compensate us for assuming risks associated with mortality and expense costs. The mortality risk is that the Insured will not live as long as expected. The expense risk is that the costs of issuing and administering the policy will be more than expected. Currently, the amount of the Mortality and Expense Risk Charge that is assessed is based on the following schedule:


        -------------------- --------------------------------- ---------------------------------- -------------------------------
           Policy Years          Charge for First $25,000          Charge for Next $225,000          Charge for Variable Cash
                                  in Variable Cash Value            in Variable Cash Value         Value in Excess of $250,000
                                       (Annualized)                     (Annualized)                      (Annualized)
        -------------------- --------------------------------- ---------------------------------- -------------------------------
        1 through 10                 $0.60 per $1,000                  $0.30 per $1,000                  $0.10 per $1,000
        -------------------- --------------------------------- ---------------------------------- -------------------------------
        11 through 20                $0.30 per $1,000                  $0.20 per $1,000                  $0.05 per $1,000
        -------------------- --------------------------------- ---------------------------------- -------------------------------
        21 and later                        $0                                $0                                $0
        -------------------- --------------------------------- ---------------------------------- -------------------------------



     The maximum guaranteed Mortality and Expense Risk Charge is equal to an annualized rate of $0.60 per $1,000 of variable account Cash Value for all policy years.

     The Mortality and Expense Risk Charge will be deducted proportionally from your Sub-Account allocations.

ADMINISTRATIVE PER POLICY CHARGE

     We deduct a monthly Administrative Per Policy Charge from the policy's Cash Value to reimburse us for the costs of maintaining the policy, including accounting and record keeping. Currently, the Administrative Per Policy Charge is $10 per month. The maximum guaranteed Administrative Per Policy Charge is $20 per month.

     The Administrative Per Policy Charge will be deducted proportionally from your Sub-Account allocations and Fixed Account allocations.

ADMINISTRATIVE PER $1,000 OF SPECIFIED AMOUNT CHARGE

     We deduct a monthly Administrative Per $1,000 of Specified Amount Charge from the policy's Cash Value to compensate us for sales, underwriting, distribution and issuance of the policy. We will only assess the Administrative Per $1,000 of Specified Amount on the first $250,000 of Specified Amount. The current Administrative Per $1,000 of Specified Amount Charge is $0.10 per $1,000 of Specified Amount. The maximum guaranteed Administrative Per $1,000 of Specified Amount Charge is $0.20 per $1,000 of Specified Amount. The Administrative Per $1,000 of Specified Amount Charge will be assessed for 10 years from the Policy Date for the initial Specified Amount, and for 10 years from the effective date of any increase in the Specified Amount.

     The Administrative Per $1,000 of Specified Amount Charge will be deducted proportionally from your Sub-Account allocations and Fixed Account allocations. We will only deduct the Administrative Per $1,000 of Specified Amount Charge from the Long Term Fixed Account if there is insufficient Cash Value in the Sub-Accounts and Fixed Account.

REDUCTION OF CHARGES

     The policy may be purchased by individuals, corporations, and other entities. We may reduce or eliminate certain charges (Sales Load, Surrender Charge, administrative charges, Cost of Insurance Charge, or other charges) where the size or nature of the group allows us to realize savings with respect to sales, underwriting, administrative or other costs. Where prohibited by state law, we will not reduce charges associated with the policy.

     We determine the eligibility and the amount of any reduction by examining a number of factors, including: the number of policies owned with different insureds; the total premium we expect to receive; the total cash value of commonly owned policies; the nature of the relationship among individual insureds; the purpose for which the policies are being purchased; the length of time we expect the individual policies to be in force; and any other circumstances which are rationally related to the expected reduction in expenses.

     We may change both the extent and the nature of the charge reductions. Any charge reductions will be applied in a way that is not unfairly discriminatory to policy owners and will reflect the differences in costs of services we provide.

     Entities considering purchasing the policy should note that in 1983, the U.S. Supreme Court held in Arizona Governing Committee v. Norris that certain annuity benefits provided by employers' retirement and fringe benefit programs may not vary between men and women on the basis of sex. The policies are based upon actuarial tables that distinguish between men and women unless the purchaser is an entity and requests that we use non-sex distinct tables. Thus the policies generally provide different benefits to men and women of the same age. Accordingly, employers and employee organizations should consider, in consultation with legal counsel, the impact of Norris on any employment related insurance or benefit program before purchasing this policy.

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                         POLICY RIDERS AND RIDER CHARGES
--------------------------------------------------------------------------------


You may purchase one or more Riders available under the policy to meet your specific needs (except that you may not elect both the Premium Waiver Rider and the Deduction (of fees and expenses) Waiver Rider simultaneously). Rider availability varies by state.

We will assess any Rider charge by taking deductions from the Cash Value to compensate us for the services and benefits we provide, the costs and expenses we incur, and the risks we assume. We may generate a profit from any of the Rider charges. We begin to deduct monthly Rider charges from your policy's Cash Value on the Policy Date or on the first monthly policy anniversary after the Rider is elected.

POLICY GUARD RIDER

     The benefit associated with the Policy Guard Rider is a guaranteed paid-up insurance benefit that will prevent the policy from Lapsing due to Indebtedness. Thus, the Rider may keep your policy In Force when it may otherwise Lapse due to loans you have taken against the policy. This Rider provides no protection against Lapse if there is no policy loan. You may invoke this Rider if:

     o    the Insured has Attained Age 75;

     o    the policy has been In Force for at least 15 years from the Policy
          Date;

     o    the policy's Cash Value is at least $100,000;

     o at the time the policy was issued, you selected the guideline premium/cash value corridor tax test;

     o policy Indebtedness is a certain, specified percentage of the Cash Value (between 95% and 99%, depending on the Insured's age); and

     o based on our records of your Premium payments, the entire cost basis for tax purposes has been withdrawn from the policy.

     If the policy meets the tax definition of life insurance at the time the Rider is invoked, the Death Benefit will be changed to Death Benefit Option One and the Specified Amount will be adjusted to equal that stated on the Policy Data Page.

     If the policy does not meet the tax definition of life insurance at the time the Rider is invoked, immediately after we deduct the Rider charge, we will set the Death Benefit to equal the lesser of the Specified Amount immediately before you invoked the Rider, or the Minimum Required Death Benefit. This will ensure that the policy continues to qualify as life insurance for tax purposes. You may not invoke the Rider if it causes the policy to no longer meet the Code's definition of life insurance.

     The Rider's benefit continues until the policy terminates or matures. Invoking the Rider will cause both the charges and benefits of the Long-term Care Rider, Spouse Life Insurance Rider, and Deductions (of fees and expenses) Waiver Rider to terminate.

     Policy Guard Rider Charge. We deduct a one-time Policy Guard Rider Charge at the time you invoke the Rider to cover the costs and compensate us for the risks associated with the Rider's guaranteed paid-up death benefit. The Policy Guard Rider Charge is the product of the policy's Cash Value and an age-based factor shown in the Rider. The Rider charge varies by the Insured's age and the Cash Value.

     The Policy Guard Rider Charge will be deducted proportionally from your Sub-Account allocations and fixed investment option allocations. If the Cash Value less Indebtedness is insufficient to satisfy the Policy Guard Rider Charge, you cannot invoke the Rider without repaying enough Indebtedness to cover the Policy Guard Rider Charge.

CHILDREN'S INSURANCE RIDER

     You may purchase term life insurance on any and all of the Insured's children at any time. If an insured child dies before the Insured dies and before the Maturity Date, the policy pays a benefit to the named beneficiary. The insurance coverage for each insured child will continue (as long as the policy is In Force) until the earlier of: (1) the policy anniversary on or after the date the insured child turns age 22; or (2) the policy anniversary on or after the date the Insured turns age 65.

     Subject to certain conditions specified in the Rider, the Rider may be converted into a policy on the life of the insured child without evidence of insurability. The Rider will be effective until the Rider's term expires, until we pay the benefit, or until you terminate the Rider by written request to our Home Office. Because we deduct the charge for this benefit from the policy's Cash Value, your purchase of this Rider could reduce the amount of Proceeds payable when the Death Benefit depends on Cash Value.

     Children's Insurance Rider Charge. We deduct a monthly Children's Insurance Rider Charge if you elect the Rider to compensate us for providing term insurance on the lives of each and all of the Insured's children. The Rider charge is $0.43 per $1,000 of the Rider's Specified Amount and will be assessed as long as the policy is In Force and the Rider is in effect. The Rider charge will be the same, even if you request to change the number of children covered under the Rider. However, we may decline your request to add another child based on our underwriting standards.

     The Children's Insurance Rider Charge will be deducted proportionally from your Sub-Account allocations and Fixed Account allocations. We will only deduct the Children's Insurance Rider Charge from the Long Term Fixed Account if there is insufficient Cash Value in the Sub-Accounts and Fixed Account.

LONG-TERM CARE RIDER

     The benefit associated with the Long-term Care Rider is that, upon meeting certain requirements, the Insured is paid a monthly benefit to assist them with the expenses associated with their nursing home care or home health care. To be able to invoke this Rider, the Insured must be: (1) cognitively impaired; (2) unable to do any 2 of the following activities: dress, eat, bathe, be continent, use toilet facilities, move to/from beds and chairs; or (3) confined to one or more of the following programs/facilities for a period of 90 days: assisted living facility, long-term care facility, required home health care, or adult day care (all of which are defined in the contract).

     The benefit associated with this Rider may not cover all your prospective long-term care costs and will not cover your retrospective long-term care costs. The benefits paid in association with the Rider are intended to be "qualified long-term care insurance" under federal tax law, and generally will not be taxable to the policy owner. See your tax adviser about the use of this Rider.

     You may purchase this Rider at any time. If you purchase it after the Policy Date, we will require evidence of insurability. There is a free-look period associated with this Rider. Within 30 days of receipt of the Rider, you may return it to the sales representative who sold it to you, or to us at our Home Office, and we will void the Rider and refund the related charges. This Rider will be effective until we have paid the benefit, until you invoke the Policy Guard Rider, or until you terminate the Rider by written request to our Home Office.

     Because we deduct the Rider charge from the Cash Value, purchase of this Rider could reduce the amount of Proceeds payable when the Death Benefit depends on Cash Value. Additionally, any benefits paid pursuant to this Rider will reduce the Cash Surrender Value.

     Long-term Care Rider Charge. We deduct a monthly Long-term Care Rider Charge if you elect the Rider to compensate us for providing long-term care benefits upon the Insured meeting certain eligibility requirements. The Rider charge is the product of the Rider's Net Amount At Risk and a long-term care cost of insurance rate. Because this Rider has no Cash Value, we define its Net Amount At Risk as the lesser of the Rider's Specified Amount and the policy's Net Amount At Risk. The long-term care cost of insurance rate is based on our expectations as to your need for long-term care over time and will vary by the Insured's sex, Attained Age, underwriting class, and any substandard ratings.

     The Long-term Care Rider Charge will be deducted proportionally from your Sub-Account allocations and Fixed Account allocations. We will only deduct the Long-term Care Rider Charge from the Long Term Fixed Account if there is insufficient Cash Value in the Sub-Accounts and Fixed Account.

SPOUSE LIFE INSURANCE RIDER

     The benefit associated with the Spouse Life Insurance Rider is a death benefit payable upon the Insured's spouse's death to the designated beneficiary (if no beneficiary is designated, the benefit is payable to the Insured).

     You may purchase this Rider at any time, provided that the Insured's spouse is age 18 or older at the time the Rider is elected. The Rider coverage continues until the Rider anniversary on or next following the year in which the Insured's spouse turns age 70, or until the policy matures, whichever is earliest. This Rider will be effective until the Rider's term expires, until we have paid the benefit, until you invoke the Policy Guard Rider, or until you decide to terminate the Rider by written request to our Home Office.

     Because we deduct the Rider charge from the Cash Value, purchase of this Rider could reduce the amount of Proceeds payable when the Death Benefit depends on Cash Value.

     This Rider has a conversion right. The Insured's spouse may exchange this Rider's benefit for a level premium, level benefit plan, or whole life or endowment insurance, subject to limitations.

     Spouse Life Insurance Rider Charge. We deduct a monthly Spouse Life Insurance Rider Charge if you elect the Rider to compensate us for providing term insurance on the life of the Insured's spouse. The Rider charge is the product of the Rider's Specified Amount and the spouse life insurance cost of insurance rate. We base the spouse life insurance cost of insurance rate on our expectations as to the mortality of the Insured's spouse. The spouse life insurance cost of insurance rate will vary by the spouse's sex, Attained Age, underwriting class, any substandard ratings, and the Rider's Specified Amount.

     The Spouse Life Insurance Rider Charge will be deducted proportionally from your Sub-Account allocations and Fixed Account allocations. We will only deduct the Spouse Life Insurance Rider Charge from the Long Term Fixed Account if there is insufficient Cash Value in the Sub-Accounts and Fixed Account.

ACCIDENTAL DEATH BENEFIT RIDER

     The benefit associated with the Accidental Death Benefit Rider is the payment of a benefit, in addition to the Death Benefit, to the named beneficiary upon the Insured's accidental death. Accidental death means the Insured died as a result of bodily injury caused by external, violent, and accidental means from a cause other than a risk not assumed.

     You may purchase this Rider at any time on or after the Insured's 5th birthday and before the policy anniversary on or following the date the Insured turns age 65 (while the policy is In Force). The Rider coverage continues until the Insured reaches Attained Age 70. This Rider will be effective until the Rider's term expires, until we have paid the benefit, or until you terminate the Rider by written request to our Home Office.

     Because we deduct the Rider charge from the Cash Value, purchase of this Rider could reduce the amount of Proceeds payable when the Death Benefit depends on Cash Value.

     Accidental Death Benefit Rider Charge. We deduct a monthly Accidental Death Benefit Rider Charge if you elect the Rider to compensate us for providing coverage in the event of the Insured's accidental death. The Rider charge is the product of the Rider's Specified Amount and the accidental death benefit cost of insurance rate. We base the accidental death benefit cost of insurance rate on our expectations as to the likelihood of the Insured's accidental death. The accidental death benefit cost of insurance rate will vary by the Insured's Attained Age and any substandard ratings.

     The Accidental Death Benefit Rider Charge will be deducted proportionally from your Sub-Account allocations and Fixed Account allocations. We will only deduct the Accidental Death Benefit Rider Charge from the Long Term Fixed Account if there is insufficient Cash Value in the Sub-Accounts and Fixed Account.

PREMIUM WAIVER RIDER

     The benefit associated with the Premium Waiver Rider is a monthly credit to the policy upon the Insured's total disability for 6 consecutive months. The amount credited to the policy is the lesser of:

     o    the Premium you specified, or

     o the average actual monthly Premiums you paid over the period the policy has been In Force or the 36 months before the total disability.

     The monthly credit applied pursuant to the Rider may not be sufficient to keep your policy from Lapsing. You may need to pay additional Premium. Purchasing this Rider could help preserve the Death Benefit.

     You may purchase this Rider at any time, but may not purchase both this Rider and the Deduction (of fees and expenses) Waiver Rider. If the Insured is younger than age 63 at the time of the total disability, the Rider coverage continues until the Insured turns age 65. If the Insured is age 63 or older at the time of the total disability, the Rider coverage continues for 2 years. This Rider is effective until the Rider's term expires (unless we are paying a benefit under the Rider) or until you terminate the Rider by written request to our Home Office.

     Because we deduct the Rider charge from the Cash Value, purchase of this Rider could reduce the amount of Proceeds payable when the Death Benefit depends on Cash Value.

     Premium Waiver Rider Charge. We deduct a monthly Premium Waiver Rider Charge if you elect the Rider to compensate us for crediting the policy with the amount of scheduled due and payable Premium payments upon the Insured's total disability for 6 consecutive months. The Rider charge is the product of the Rider's benefit (the monthly policy credit) and the premium waiver cost rate. We base the premium waiver cost rate on our expectations as to likelihood of the Insured's total disability for 6 consecutive months. The premium waiver cost rate will vary by the Insured's sex, Attained Age, underwriting class, and any substandard ratings.

     The Premium Waiver Rider Charge will be deducted proportionally from your Sub-Account allocations and Fixed Account allocations. We will only deduct the Premium Waiver Rider Charge from the Long Term Fixed Account if there is insufficient Cash Value in the Sub-Accounts and Fixed Account.

CHANGE OF INSURED RIDER

     The benefit associated with the Change of Insured Rider is that you may designate a new Insured, subject to insurability and other conditions. The costs and benefits under the policy after the change will be based on the underwriting classification and characteristics of the new Insured. However, it will have no impact on the policy's Death Benefit. You may elect this Rider at any time.

     Change of Insured Rider Charge. There is no charge associated with the Change of Insurance Rider.

ADDITIONAL (INSURANCE) PROTECTION RIDER

     The benefit associated with the Additional (insurance) Protection Rider is term life insurance on the Insured, in addition to the Death Benefit, payable to the beneficiary upon the Insured's death.

     You may purchase this Rider at any time while the policy is In Force until the Insured reaches age 85. The Rider benefit amount may vary monthly and is based on the chosen Death Benefit. You may renew coverage annually until the Insured reaches Attained Age 100, when this Rider's term expires.

     Because we deduct the Rider charge from the Cash Value, purchase of this Rider could reduce the amount of Proceeds payable when the Death Benefit depends on Cash Value.

     Additional (insurance) Protection Rider Charge. We deduct a monthly Additional (insurance) Protection Rider Charge if you elect the Rider to compensate us for providing term life insurance on the Insured. The Rider charge is the product of the Specified Amount and the additional protection cost of insurance rate. We base the additional protection cost of insurance rate on our expectation as to the Insured's mortality. The additional protection cost of insurance rate will vary by the Insured's sex, Attained Age, underwriting class, any substandard ratings, and the Specified Amount.

     The Additional (insurance) Protection Rider Charge will be deducted proportionally from your Sub-Account allocations and Fixed Account allocations. We will only deduct the Additional (insurance) Protection Rider Charge from the Long Term Fixed Account if there is insufficient Cash Value in the Sub-Accounts and Fixed Account.

     Additionally, the guaranteed policy continuation provision will only cover the Additional (insurance) Protection Rider Charge for the first 5 policy years.

DEDUCTION (OF FEES AND EXPENSES) WAIVER RIDER

     The benefit associated with the Deduction (of fees and expenses) Waiver Rider is a benefit (in the form of a credit or expense waiver) to assist the policy owner with policy expenses while the Insured is disabled. In the policy year that the policy owner is eligible to invoke this Rider (when the Insured has been disabled for 6 consecutive months), the benefit takes the form of a credit to the policy for the remainder of the policy year, of an amount necessary to keep the policy In Force. Beginning on the next policy anniversary, the benefit takes the form of a waiver of the policy's monthly charges.

     NOTE: AFTER THE 3RD POLICY ANNIVERSARY, THIS RIDER'S BENEFIT ALONE MAY NOT BE SUFFICIENT TO KEEP YOUR POLICY FROM LAPSING. YOU MAY NEED TO MAKE ADDITIONAL PREMIUM PAYMENTS TO PREVENT LAPSE. THEREAFTER, WITH THIS RIDER, IT WILL COST YOU LESS, ON A MONTHLY BASIS, TO KEEP THE POLICY IN FORCE.

     How long the benefit lasts depends on the Insured's age at the beginning of the total disability. If the Insured's total disability begins before the Insured is age 60, the benefit continues for as long as the Insured is totally disabled (even if that disability extends past when the Insured reaches age 65) or until you invoke the Policy Guard Rider. If the Insured's total disability begins when the Insured is between the ages of 60 and 63, the benefit continues until the Insured turns age 65. If the Insured's total disability begins after the Insured reaches age 63, the benefit continues for 2 years.

     You may purchase this Rider at any time before the policy anniversary on or following the date the Insured reaches age 65 (as long as the policy is In Force). You may not purchase both this Rider and the Premium Waiver Rider.

     Because we deduct the Rider charge from the Cash Value, purchase of this Rider could reduce the amount of Proceeds payable when the Death Benefit depends on Cash Value. For the first 3 years from the Policy Date, the Rider benefit appears to be the same as the benefit associated with the Premium Waiver Rider. However, the benefit associated with this Rider, for the first 3 policy years, will be sufficient to keep the policy from Lapsing. This is not necessarily so with the benefit associated with the Premium Waiver Rider.

     Deduction (of fees and expenses) Waiver Rider Charge. We deduct a monthly Deduction (of fees and expenses) Waiver Rider Charge if you elect the Rider to compensate us for waiving the policy's monthly charges upon the Insured's total disability for 6 consecutive months. The Rider charge is the product of the monthly policy charges (excluding the cost for this Rider) and the deduction waiver cost rate. We base the deduction waiver cost rate on our expectations as to the likelihood of the Insured's total disability for 6 consecutive months. The deduction waiver cost rate varies by the Insured's Attained Age and any substandard ratings.

     The Deduction (of fees and expenses) Wavier Rider Charge will be deducted proportionally from your Sub-Account allocations and Fixed Account allocations.

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                              POLICY OWNER SERVICES
--------------------------------------------------------------------------------

DOLLAR COST AVERAGING


     You may elect to participate in a dollar cost averaging program. Dollar cost averaging is an investment strategy designed to reduce the investment risks associated with market fluctuations and promote a more stable Cash Value and Death Benefit over time. Policy owners may direct us to automatically transfer specific amounts from the Fixed Account and the W&R Target Funds, Inc. - Money Market Portfolio to any other Sub-Account. Transfers from the Fixed Account must be no more than 1/30th of the Fixed Account value at the time you elect to participate in the program.

     You may elect to participate in the dollar cost averaging program at the time of application or at a later date by submitting an election form. An election to participate in the program that is submitted after application will be effective at the beginning of the next policy month. There is no charge for dollar cost averaging and dollar cost averaging transfers do not count as transfer events. We will continue to process dollar cost averaging transfers until there is no more value left in originating investment option(s) or until you instruct us to terminate your participation in the service.

     Dollar cost averaging programs may not be available in all states. We do not assure the success of these strategies and we cannot guarantee that dollar cost averaging will result in a profit or protect against a loss. You should carefully consider your financial ability to continue these programs over a long enough period of time to purchase Accumulation Units when their value is low, as well as when their value is high. We may modify, suspend or discontinue these programs at any time. We will notify you in writing 30 days before we do so.

     Enhanced Dollar Cost Averaging. Periodically, we may offer enhanced dollar cost averaging programs that can be used in connection with initial Premiums. Under an enhanced dollar cost averaging program, the interest rate credited to the initial Premium allocated to the Fixed Account will be greater than the interest rate credited to standard Fixed Account allocations. Enhanced dollar cost averaging programs will last for 1 year and your Premium will be transferred from the Fixed Account to the selected Sub-Account(s) based on the following schedule:


        ----------------------- ------- ------- ------- ------- ------- ------ ------- ------- ------- ------- ---------------

          BEGINNING OF MONTH      2       3       4       5       6       7      8       9       10      11          12
        ----------------------- ------- ------- ------- ------- ------- ------ ------- ------- ------- ------- ---------------
        FRACTION OF REMAINING                                                                                    Remaining
        CASH VALUE TRANSFERRED   1/11    1/10    1/9     1/8     1/7     1/6    1/5     1/4     1/3     1/2        Amount
        ----------------------- ------- ------- ------- ------- ------- ------ ------- ------- ------- ------- ---------------


ASSET REBALANCING


     You may elect to participate in an asset rebalancing program. Asset rebalancing involves the automatic rebalancing of the Cash Value in your chosen Sub-Accounts (up to 20) on a periodic basis. You can schedule asset rebalancing to occur every 3, 6, or 12 months on days when we price Accumulation Units. There is no charge for asset rebalancing, but it does count as a transfer event.

     You may elect to participate in an asset rebalancing program at the time of application or at a later date by submitting an election form. Unless you elect otherwise, asset rebalancing will not affect the allocation of Premiums you pay after beginning the program. Asset rebalancing is not available for the Long Term Fixed Account. Manual transfers will not automatically terminate the program. Termination of asset rebalancing will only occur as a result of your specific instruction to do so. We reserve the right to modify, suspend or discontinue asset rebalancing at any time.

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                                  POLICY LOANS
--------------------------------------------------------------------------------

While the policy is In Force, you may take a loan against the policy's Cash Value. Loan requests must be submitted in writing to our Home Office. You may increase your risk of Lapse if you take a policy loan. There also may be adverse tax consequences. You should obtain competent tax advice before you decide to take a policy loan.

LOAN AMOUNT AND INTEREST CHARGED

     The smallest policy loan you may take is $200. The largest policy loan you may take is the "maximum loan value," which equals the Cash Surrender Value, less 10% of the Cash Value allocated to the Sub-Accounts.

     We charge interest on the amount of outstanding Indebtedness at the maximum guaranteed rate of 3.9% per annum. The interest will accrue daily and is payable at the end of each policy year. If the interest is not paid when due, we will add it to the outstanding loan amount by transferring a corresponding amount of Cash Value from each Sub-Account to the loan account in the same proportion as your Sub-Account allocations.

COLLATERAL AND INTEREST EARNED

     As collateral for the policy loan, we will transfer Cash Value equal to the policy loan amount to the policy loan account. Amounts transferred from the Sub-Accounts will be in the same proportion as your Sub-Account allocations, unless you instruct otherwise. We will only transfer amounts from the Fixed Account if the loan amount exceeds 90% of the Cash Value allocated to the Sub-Accounts. Finally, we will only transfer amounts from the Long Term Fixed Account if the Fixed Account allocations are depleted.

     Amounts in the policy loan account will accrue and be credited daily interest at a rate of 3.0% per annum (guaranteed minimum of 3.0%) in policy years 1 through 10, and 3.9% per annum (guaranteed minimum of 3.65%) in policy year 11 and thereafter.

NET EFFECT OF POLICY LOANS

     We will charge interest on the outstanding loan amount and credit interest to the collateral amount at the same time. In effect, the loan interest rate is netted against the interest crediting rate, and this is the amount that you are "charged" for taking the policy loan.

     The amount transferred to the loan account will neither be affected by the Investment Experience of the Sub-Accounts, nor will it be credited with the same interest rates credit to fixed investment option allocations. Even if it is repaid, a policy loan will affect the policy, the Cash Surrender Value and the Death Benefit. If your total Indebtedness ever exceeds the policy's Cash Value, your policy may Lapse.

REPAYMENT

     You may repay all or part of a policy loan at any time while the policy is In Force during the Insured's lifetime. The minimum repayment amount is $50. We will apply all loan repayments to the Sub-Accounts in the same proportion as your current Sub-Account allocations, unless you indicate otherwise. While your policy loan is outstanding, we will treat any payments that you make as Premium payments, unless you indicate otherwise. Repaying a policy loan will cause the Death Benefit and net Cash Surrender Value to increase accordingly.

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                                      LAPSE
--------------------------------------------------------------------------------


The policy is at risk of Lapsing when the Cash Surrender Value is insufficient to cover the monthly policy charges. You can avoid Lapsing the policy by paying the amount required by the guaranteed policy continuation provision, or you can invoke the Policy Guard Rider to prevent the policy from Lapsing due to Indebtedness. Before any policy Lapses, there is a Grace Period during which you can take action to prevent the Lapse. Subject to certain conditions, you may reinstate a policy that has Lapsed.

GUARANTEED POLICY CONTINUATION PROVISION

     During the guaranteed policy continuation period, the policy will not Lapse if you pay an amount equal to or greater than the Policy Continuation Premium Amount shown on the Policy Data Page. The Policy Continuation Premium Amount will vary by the Insured's issue age, sex, underwriting class, any substandard ratings, the Insured's involvement in certain risky activities, the Specified Amount (including increases), and any Riders elected.

     The Policy Continuation Premium Amount shown on the Policy Data Page will not be accurate if you take any policy loans or partial surrenders, or if you increase the Specified Amount, after the policy is issued. Upon request and for no charge, we will determine whether your Premium payments, less policy loans and partial surrenders, are sufficient to keep the guaranteed policy continuation provision in effect.

     When the guaranteed policy continuation period ends, if the Cash Surrender Value remains insufficient to cover the monthly policy charges, the policy is at risk of Lapsing and a Grace Period will begin. The guaranteed policy continuation provision is subject to state insurance restrictions and may be different in your state and for your policy. There is no charge for the guaranteed policy continuation provision.

     Duration of the Guaranteed Policy Continuation Period. The guaranteed policy continuation period begins when we issue the policy. How long the guaranteed policy continuation period lasts depends on the Insured's age at the time of policy issuance, as reflected in the following table:


        ---------------------------------- ----------------------------- ------------------------ -----------------------
        INSURED'S AGE AT POLICY ISSUANCE:         55 or Younger               56 through 69            70 or Older
        ---------------------------------- ----------------------------- ------------------------ -----------------------
                                             30 policy years or until
        DURATION OF GUARANTEED POLICY          the Insured reached
        CONTINUATION PERIOD:                Attained Age 65, whichever       10 policy years          5 policy years
                                                   comes first
        ---------------------------------- ----------------------------- ------------------------ -----------------------


 GRACE PERIOD

     At the beginning of a Grace Period, we will send you a notice that will indicate the amount of Premium you must pay to avoid Lapsing the policy. This amount is equal to the lesser of 3 times the current monthly deductions, or the amount of Premium that will bring the guaranteed policy continuation provision back into effect, if applicable. If you do not pay the indicated amount within 61 days, the policy and all Riders will Lapse.

     The Grace Period will not alter the operation of the policy or the payment of Proceeds.

REINSTATEMENT

     You may reinstate a Lapsed policy by:

     o submitting, at any time within 3 years after the end of the Grace Period and before the Maturity Date, a written request to reinstate the policy;

     o    providing any evidence of insurability that we may require;

     o paying sufficient Premium to keep the policy In Force for 3 months from the date of reinstatement, or, if the policy is in the guaranteed policy continuation period, paying the lesser of (a) and (b) where:

          (a) is the amount of Premium sufficient to keep the policy In Force for 3 months from the date of reinstatement; and

          (b) is the amount of Premium sufficient to bring the guaranteed policy continuation provision into effect;

     o paying sufficient Premium to cover all policy charges that were due and unpaid during the Grace Period; and

     o repaying or reinstating any Indebtedness that existed at the end of the Grace Period.

     Subject to satisfactory evidence of insurability, you may also reinstate any Riders.

     The effective date of a reinstated policy (including any Riders) will be the monthly anniversary date on or next following the date we approve the application for reinstatement. If the policy is reinstated, the Cash Value on the date of reinstatement will be set equal to the lesser of:

     o    the Cash Value at the end of the Grace Period; or

     o the Surrender Charge corresponding to the policy year in which the policy is reinstated.

     We will then add to the Cash Value any Premiums or loan repayments that you made to reinstate the policy.

     The Sub-Account allocations that were in effect at the start of the Grace Period will be reinstated, unless you indicate otherwise.


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                                   SURRENDERS
--------------------------------------------------------------------------------


 FULL SURRENDER

     You may surrender the policy for the Cash Surrender Value at any time while the Insured is alive. The Cash Surrender Value equals the policy's Cash Value minus any Indebtedness and the Surrender Charge. A surrender will be effective as of the date we receive the policy and your written surrender request at our Home Office. We reserve the right to postpone payment of that portion of the Cash Surrender Value attributable to the fixed investment options for up to 6 months.

PARTIAL SURRENDER

     You may request, in writing to our Home Office, a partial surrender of the policy's Cash Surrender Value at any time after the policy has been In Force for one year. Currently, we do not assess a Partial Surrender Fee. However, we reserve the right to assess a Partial Surrender Fee to each partial surrender that equals the lesser of $25 or 2% of the amount surrendered.

     We reserve the right to limit the number of partial surrenders to 1 per policy year. The minimum amount of any partial surrender request is $200. A partial surrender cannot cause the total Specified Amount to be reduced below the minimum Specified Amount indicated on the Policy Data Page, and after any partial surrender, the policy must continue to qualify as life insurance under Section 7702 of the Code. Partial surrenders may be subject to income tax penalties. They could also cause your policy to become a "modified endowment contract" under the Code, which could change the income tax treatment of any distribution from the policy.

     If you take a partial surrender, we will surrender Accumulation Units from the Sub-Accounts proportionally based on the current variable account Cash Value to equal the amount of the partial surrender. If there are insufficient Accumulation Units available, we will surrender amounts from the Fixed Account. Only if there is insufficient value in the Sub-Accounts and the Fixed Account will we surrender amounts allocated to the Long Term Fixed Account.

     Reduction of the Specified Amount due to a Partial Surrender. When you take a partial surrender, we will reduce the Specified Amount to keep the Net Amount At Risk the same as before the partial surrender. The policy's charges going forward will be based on the new Specified Amount causing the charges to be higher or lower than they were prior to the partial surrender.

     Any reduction of the Specified Amount will be made in the following order: against the most recent increase in the Specified Amount, then against the next most recent increases in the Specified Amount in succession, and finally, against the initial Specified Amount.

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                                THE DEATH BENEFIT
--------------------------------------------------------------------------------


CALCULATION OF THE DEATH BENEFIT

     We will calculate the Death Benefit and pay it to the beneficiary when we receive (at our Home Office) all information required to process the Death Benefit, including, but not limited to, proof that the Insured has died. The Death Benefit may be subject to an adjustment if you make an error or misstatement upon application, or if the Insured dies by suicide.

     While the policy is In Force, the Death Benefit will never be less than the Specified Amount. The Death Benefit will depend on which Death Benefit option you have chosen and the tax test you have elected, as discussed in greater detail below. Also, the Death Benefit may vary with the Cash Value of the policy, which is affected by Investment Experience, outstanding Indebtedness, and any due and unpaid monthly deductions that accrued during a Grace Period.


DEATH BENEFIT OPTIONS


     There are 3 Death Benefit options under the policy. You may choose one. If you do not choose one of the following Death Benefit options, we will assume that you intended to choose Death Benefit Option One. Not all Death Benefit options are available in all states.


     Death Benefit Option One. The Death Benefit will be the greater of the Specified Amount or the Minimum Required Death Benefit.

     Death Benefit Option Two. The Death Benefit will be the greater of the Specified Amount plus the Cash Value as of the date of death, or the Minimum Required Death Benefit.


     Death Benefit Option Three. The Death Benefit will be the greater of the Specified Amount plus the accumulated premium account (which consists of all Premium payments minus all partial surrenders as of the date of the Insured's death), or the Minimum Required Death Benefit. The amount of the accumulated premium account will be based on the Option Three Interest Rate stated on the Policy Data Page, which will be no less than zero or more than the Option Three Maximum Increase also stated on the Policy Data Page.


THE MINIMUM REQUIRED DEATH BENEFIT

     The policy has a Minimum Required Death Benefit. The Minimum Required Death Benefit is the lowest Death Benefit that will qualify the policy as life insurance under Section 7702 of the Code.


     The tax tests for life insurance generally require that the policy have a significant element of life insurance and not be primarily an investment vehicle. At the time we issue the policy, you irrevocably elect one of the following tests to qualify the policy as life insurance under Section 7702 of the Code:

     o    the cash value accumulation test; or

     o    the guideline premium/cash value corridor test.


     If you do not elect a test, we will assume that you intended to elect the guideline premium/cash value corridor test.

     The cash value accumulation test determines the Minimum Required Death Benefit by multiplying the Cash Value by a percentage described in the federal tax regulations. The percentages depend upon the Insured's age, sex, and underwriting classification. Under the cash value accumulation test, there is no limit to the amount that may be paid in Premiums as long as there is sufficient Death Benefit in relation to the Cash Value at all times.


     The guideline premium/cash value corridor test determines the Minimum Required Death Benefit by comparing the Death Benefit to an applicable percentage of the Cash Value. These percentages are set out in the Code, but the percentage varies only by the Attained Age of the Insured.


     Regardless of which test you elect, we will monitor compliance to ensure that the policy meets the statutory definition of life insurance for federal tax purposes. As a result, the Proceeds payable under a policy should be excludable from gross income of the beneficiary for federal income tax purposes. We may refuse additional Premium payments or return Premium payments to you so that the policy continues to meet the Code's definition of life insurance.

CHANGES IN THE DEATH BENEFIT OPTION

     After the first policy year, you may elect to change the Death Benefit option from either Death Benefit Option One to Death Benefit Option Two, or from Death Benefit Option Two to Death Benefit Option One. You may not change to Death Benefit Option Three. However, you may change from Death Benefit Option Three to Death Benefit Option One or Death Benefit Option Two. We will permit only 1 change of Death Benefit option per policy year. The effective date of a change will be the monthly policy anniversary following the date we approve the change.

     For any change in the Death Benefit option to become effective, the Cash Surrender Value after the change must be sufficient to keep the policy In Force for at least 3 months.

     Upon effecting a Death Benefit option change, we will adjust the Specified Amount so that the Net Amount At Risk remains the same. The policy's charges going forward will be based on the adjusted Specified Amount causing the charges to be higher or lower than they were prior to the change. We will refuse a Death Benefit option change that would reduce the Specified Amount to a level where the Premium you have already paid would exceed any premium limit under the tax tests for life insurance.


     Where the policy owner has selected the guideline premium/cash value corridor test, a change in Death Benefit option will not be permitted if it results in the total Premiums paid exceeding the maximum premium limitations under Section 7702 of the Code.


INCONTESTABILITY

     We will not contest payment of the Death Benefit based on the initial Specified Amount after the policy has been In Force during the Insured's lifetime for 2 years from the Policy Date. For any change in Specified Amount requiring evidence of insurability, we will not contest payment of the Death Benefit based on such increase after it has been In Force during the Insured's lifetime for 2 years from its effective date.


 SUICIDE


     If the Insured dies by suicide, while sane or insane, within 2 years from the Policy Date, we will pay no more than the sum of the Premiums paid, less any Indebtedness, and less any partial surrenders. Similarly, if the Insured dies by suicide, while sane or insane, within 2 years from the date we accept an application for an increase in the Specified Amount, we will pay no more than the Death Benefit associated with insurance that has been In Force for at least two years from the Policy Date, plus the Cost of Insurance Charges associated with any increase in Specified Amount that has been In Force for a shorter period.


--------------------------------------------------------------------------------
                                 POLICY MATURITY
--------------------------------------------------------------------------------


If the policy is In Force on the Maturity Date, we will pay the Proceeds to you, generally, within 7 days after we receive your written request at our Home Office. The payment will be postponed, however, when: the New York Stock Exchange is closed; the SEC restricts trading or declares an emergency; the SEC permits us to defer it for the protection of our policy owners; or the Proceeds are to be paid from the fixed investment options. The Proceeds will equal the policy's Cash Value minus any Indebtedness. After we pay the Proceeds, the policy is terminated.

EXTENDING THE MATURITY DATE

     We may offer to extend the Maturity Date to coincide with the Insured's death, at which time we will pay the Proceeds to the beneficiary. During this Maturity Date extension, you will still be able to request partial surrenders, and, if elected, the Long-term Care Rider will remain in effect (though you will not be charged for it). The termination of policy benefits will coincide with the policy's extended Maturity Date (unless you decide otherwise). The Maturity Date extension will either be for the policy value (as defined below) or for the Specified Amount (subject to the law of the state in which you lived at the time you purchased the policy), at your choice. If the policy's Maturity Date is extended, we will endorse the policy so that:

     (1)  no changes to the Specified Amount will be allowed;

     (2)  no changes to the Death Benefit option will be allowed;

     (3)  no additional Premium payments will be allowed;

     (4)  no additional periodic charges will be deducted;

     (5) 100% of the policy's Cash Value will be transferred to the Fixed Account; and

     (6) if you extend for the Cash Value, your policy's Death Benefit will become the Cash Value, regardless of your previous Death Benefit option choice; or

     (7) if you extend for the Specified Amount, the Specified Amount will be adjusted to what it was when the Insured reached Attained Age 85, but excluding any coverage provided by the Additional Protection Rider, and subject to any partial surrenders (which will affect the Specified Amount of a policy with Death Benefit Option One) based on the Insured's Attained Age at the time the partial surrender is requested. While the Insured is between the Attained Ages of 86 and 90, a partial surrender will decrease the Specified Amount proportionately. If the Insured is Attained Age 91 or older, a partial surrender will reduce the Proceeds by an amount proportionate to the ratio of the partial surrender to the Cash Value.

     Notwithstanding your choice between items (5) and (6) above, the Proceeds will be the greater of the policy's Specified Amount or Cash Value unless you have invoked the Policy Guard Rider, in which case the Proceeds may be reduced.

     The Maturity Date will not be extended when the policy would fail the definition of life insurance under the Code.

--------------------------------------------------------------------------------
                           PAYMENT OF POLICY PROCEEDS
--------------------------------------------------------------------------------


You may elect to receive Proceeds (Death Benefit, maturity Proceeds, or Cash Surrender Value) in a lump sum, or in another form that you may elect at application. At any time before the Proceeds become payable, you may request to change the payout option by writing to our Home Office.

You may elect one or a combination of options. To elect more than one payout option, you must apportion at least $2,000 to each option and each payment (made at the specified interval) must be at least $20.

If you do not make an election as to the form of the Proceeds, upon the Insured's death, the beneficiary may make the election. Changing the beneficiary of the policy will revoke the payout option(s) in effect at that time. Proceeds are neither assignable nor subject to claims of creditors or legal process. If the beneficiary does not make an election, we will pay the Proceeds in a lump sum.

Normally, we will make a lump sum payment of the Proceeds within 7 days after we receive your written request at our Home Office. However, we will postpone payment of the Proceeds on the days that we are unable to price Accumulation Units. Proceeds are paid from our general account.

 Please note that for the remainder of "Payment of Policy Proceeds" provision, "you" means the person entitled to the Proceeds.

 INTEREST INCOME OPTION

     If you elect the Interest Income Option, we retain the Proceeds and credit the Proceeds with interest at an annually determined rate of at least 2.5% per annum, compounded annually. We will determine annually if we will pay any interest in excess of 2.5%. The interest can be paid at the end of 12-, 6-, 3- or 1-month intervals, or it can be left to accumulate.

     At any time, you may withdraw any remaining Proceeds and accumulated interest by submitting a written request to our Home Office. Upon your death, we will pay the remaining Proceeds and accumulated interest to your estate.

 INCOME FOR A FIXED PERIOD OPTION

     If you elect the Income for a Fixed Period Option, we retain the Proceeds and make payments to you at specified intervals over a certain number of years that you designate (no more than 30). Each payment will consist of a portion of the Proceeds plus interest at an annually determined rate of at least 2.5% per annum, compounded annually. We will determine annually if we will pay any interest in excess of 2.5%. The payments can be paid at the beginning of 12-, 6-, 3- or 1-month intervals.

     At any time, you may withdraw any remaining Proceeds and accumulated interest by submitting a written request to our Home Office. Upon your death, we will pay the remaining Proceeds and accumulated interest to your estate.

 LIFE INCOME WITH PAYMENTS GUARANTEED OPTION

     If you elect the Life Income with Payments Guaranteed Option, we retain the Proceeds and make payments to you at specified intervals for a guaranteed period (10, 15 or 20 years) and, if you are still living at the end of the guaranteed period, we will continue making payments to you for the rest of your life. During the guaranteed period, we will pay interest on the remaining Proceeds at a rate of at least 2.5% per annum, compounded annually. We will determine annually if we will pay any interest in excess of 2.5%. The Proceeds can be paid at the beginning of 12-, 6-, 3- or 1-month intervals.

     Since the payments are based on your lifetime, which is not a predetermined time period, you cannot withdraw any amount you designate to this option once payments begin. If you die before the guaranteed period has elapsed, we will make the remaining payments to your estate. If you die after the guaranteed period has elapsed, we will make no further payments.

 FIXED INCOME FOR VARYING PERIODS OPTION

     If you elect the Fixed Income for Varying Periods Option, we retain the Proceeds and pay you a fixed amount at specified intervals until the Proceeds and accumulated interest have been exhausted. The total amount payable each year may not be less than 5% of the original Proceeds. We will pay interest on the remaining Proceeds at a rate of at least 2.5% per annum, compounded annually. We will determine annually if we will pay any interest in excess of 2.5%. The Proceeds can be paid at the beginning of 12-, 6-, 3- or 1-month intervals.

     At any time, you may withdraw any remaining Proceeds and accumulated interest by submitting a written request to our Home Office. Upon your death, we will pay the remaining Proceeds and accumulated interest to your estate.

 JOINT AND SURVIVOR LIFE OPTION

     If you elect the Joint and Survivor Life Option, we retain the Proceeds and make equal payments to you at specified intervals for the life of the last surviving payee. The Proceeds can be paid at the beginning of 12-, 6-, 3- or 1-month intervals.

     Since the payments are based on the lifetimes of the payees, which are not predetermined periods, you cannot withdraw any amount you designate to this option once payments begin. Payments will cease upon the death of the last surviving payee. We will make no payments to the last surviving payee's estate.

 ALTERNATE LIFE INCOME OPTION

     If you elect the Alternate Life Income Option, we will use the Proceeds to purchase an annuity with the payee as annuitant. The amount payable will be 102% of our current individual immediate annuity purchase rate on the date of the Insured's death, the Maturity Date, or the date the policy is surrendered, as applicable. The Proceeds can be paid at the end of 12-, 6-, 3- or 1-month intervals.

     Since the payments are based on your lifetime, which is not a predetermined period, you cannot withdraw any amount you designate to this option once payments begin. Payments will cease upon your death. We will make no payments to your estate.


--------------------------------------------------------------------------------
                                      TAXES
--------------------------------------------------------------------------------


 The tax treatment of life insurance policies under the Code is complex and the tax treatment of your policy will depend on your particular circumstances. Seek competent tax advice regarding the tax treatment of the policy given your situation. The following discussion provides an overview of the Code's provisions relating to certain common life insurance policy transactions. It is not and cannot be comprehensive, and it cannot replace personalized advice provided by a competent tax professional.

TYPES OF TAXES

     Federal Income Tax. Generally, the United States assesses a tax on income, which is broadly defined to include all items of income from whatever source, unless specifically excluded. Certain expenditures can reduce income for tax purposes and correspondingly the amount of tax payable. These expenditures are called deductions. While there are many more income tax concepts under the Code, the concepts of "income" and "deduction" are the most fundamental to the federal income tax treatment that pertains to this policy.


     Federal Transfer Tax. In addition to the income tax, the United States also assesses a tax on some or all of the value of certain transfers of wealth made by gift while a person is living (the federal gift tax), and by bequest or otherwise at the time of a person's death (the federal estate tax).


     The federal gift tax is imposed on the value of the property (including cash) transferred by gift. Each donor is allowed to exclude an amount (in 2005, up to $11,000 per recipient) from the value of the gift. In addition, each donor is allowed a credit against the first million dollars in lifetime gifts (calculated after taking into account the $11,000 exclusion amount). An unlimited marital deduction may be available for certain lifetime gifts made by the donor to the donor's spouse. Unlike the estate tax, the gift tax is not scheduled to be repealed.

     In general, in 2005, an estate of less than $1,500,000 (inclusive of certain pre-death gifts) will not incur a federal estate tax liability. The $1.5 million amount increases to $2 million in 2006, 2007, and 2008 and $3.5 million in 2009. The federal estate tax (but not the federal gift tax) is scheduled to be repealed effective after 2009; however, unless Congress acts to make that repeal permanent, the estate tax is scheduled to be reinstated with respect to decedents who die after December 31, 2010. If the estate tax is reinstated and Congress has not acted further, the size of estates that will not incur an estate tax will revert to $1 million. Also, an unlimited marital deduction may be available for federal estate tax purposes for certain amounts that pass to the surviving spouse.

     If the transfer is made to someone two or more generations younger than the transferor, the transfer may be subject to the federal generation-skipping transfer tax ("GSTT"). The GSTT provisions generally apply to the same transfers that are subject to estate or gift taxes. The tax is imposed at a flat rate equal to the maximum estate tax rate (for 2005, 47%, decreasing by 1 percentage point each year until 2007, when it will be 45%), and there is a provision for an aggregate $1 million exemption. The GSTT estate tax is scheduled to be repealed effective after 2009; however, unless Congress acts to make that repeal permanent, the GSTT tax is scheduled to be reinstated on January 1, 2011 at a rate of 55%.


     State and Local Taxes. State and local estate, inheritance, income and other tax consequences of ownership or receipt of Policy Proceeds depend on the circumstances of each policy owner or beneficiary. While these taxes may or may not be substantial in your case, the specific nature of these taxes preclude a useful description of them in this prospectus.


BUYING THE POLICY


     Note to Non-Resident Aliens. Specific tax laws and rules apply to non-resident aliens of the United States including certain withholding requirements with respect to pre-death distributions from the policy. In addition, foreign law may impose additional taxes on the policy, the Death Benefit, or other distributions and/or ownership of the policy. If you are a non-resident alien, you should confer with a competent tax professional with respect to the tax treatment of this policy.

     Federal Income Tax. Generally, the Code treats life insurance Premiums as a personal expense. This means that under the general rule you cannot deduct from your taxable income the Premiums paid to purchase the policy.


     Federal Transfer Tax. Generally, the Code treats the payment of Premiums on a life insurance policy as a gift when the Premium payment benefits someone else (such as when premium payments are paid by someone other than like the policy owner). Gifts are not generally included in the recipient's taxable income. If you (whether or not you are the Insured) transfer ownership of the policy to another person, the transfer may be subject to a federal gift tax.

INVESTMENT GAIN IN THE POLICY

     The income tax treatment of changes in the policy's Cash Value depends on whether the policy is "life insurance" under the Code. If the policy meets the definition of life insurance, then the increase in the policy's Cash Value is not included in your taxable income for federal income tax purposes.

     To qualify as life insurance, the policy must meet certain tests set out in
     Section 7702 of the Code. In addition to meeting the tests required under
     Section 7702, Section 817(h) of the Code requires that the investments of the separate account be adequately diversified. Regulations under Code
     Section 817(h) provide that a variable life policy that fails to satisfy the diversification standards will not be treated as life insurance unless such failure was inadvertent, is corrected, and the policy owner or the issuer pays an amount to the IRS. If the failure to diversify is not corrected, you will be deemed to be the owner of the underlying securities and taxed on the earnings of your policy's account.

     Representatives of the IRS have informally suggested, from time to time, that the number of underlying mutual funds available or the number of transfer opportunities available under a variable product may be relevant in determining whether the product qualifies for the desired tax treatment. In 2003, the IRS issued formal guidance, in Revenue Ruling 2003-91, that indicates that if the number of underlying mutual funds available in a variable insurance product does not exceed 20, the number of funds alone would not cause the policy to not qualify for the desired tax treatment. The IRS has also indicated that exceeding 20 investment options may be considered a factor, along with other factors including the number of transfer opportunities available under the policy, when determining whether the policy qualifies for the desired tax treatment. The revenue ruling did not indicate the number of fund options, if any, that would cause the policy to not provide the desired tax treatment. Should the U.S. Secretary of the Treasury issue additional rules or regulations limiting: the number of underlying mutual funds, transfers between underlying mutual funds, exchanges of underlying mutual funds or changes in the investment objectives of underlying mutual funds such that the policy would no longer qualify as life insurance under Section 7702 of the Code, we will take whatever steps are available to remain in compliance.

     We will monitor compliance with Code Section 817(h) and the regulations applicable to Section 817(h) and, to the extent necessary, will change the objectives or assets of the Sub-Account investments to remain in compliance. We will also monitor the Policy's compliance with Code Section 7702. Thus, the policy should receive federal income tax treatment as life insurance.

PERIODIC WITHDRAWALS, NON-PERIODIC WITHDRAWALS AND LOANS


     The tax treatment described in this section applies to withdrawals and loans you choose to take from the policy. It also applies to Premiums we accept but then return to meet the Code's definition of life insurance.


     The income tax treatment of distributions of cash from the policy depends on whether the policy is also a "modified endowment contract" under the Code. Generally, the income tax consequences of owning a life insurance contract that is not a modified endowment contract are more advantageous than the tax consequences of owning a life insurance contract that is a modified endowment contract.


     The policies offered by this prospectus may or may not be issued as modified endowment contracts. If a contract is issued as a modified endowment contract, it will always be a modified endowment contract; a contract that is not issued as a modified endowment contract can become a modified endowment contract due to subsequent transactions with respect to the contract, such as payment of additional Premiums.


     When the Policy is Life Insurance that is a Modified Endowment Contract.
     Section 7702A of the Code defines modified endowment contracts as those life insurance policies issued or materially changed on or after June 21, 1988 on which the total Premiums paid during the first seven years exceed the amount that would have been paid if the policy provided for paid up benefits after seven level annual Premiums. Under certain conditions, a policy may become a modified endowment contract, or may become subject to a new 7 year testing period as a result of a "material change" or a "reduction in benefits" as defined by Section 7702A(c) of the Code.


     The Code provides special rules for the taxation of surrenders, partial surrenders, loans, collateral assignments and other pre-death distributions from modified endowment contracts. Under these special rules, such transactions are taxable to the extent the Cash Value of the policy exceeds, at the time of distribution, the Premiums paid into the policy. In addition, a 10% tax penalty generally applies to the taxable portion of such distributions unless the policy owner is over age 59 1/2, disabled, or the distribution is part of a series of substantially equal periodic payments as defined in the Code.

     When the Policy is Life Insurance that is NOT a Modified Endowment Contract. If the policy is not issued as a modified endowment contract, Nationwide will monitor Premiums paid and will notify the policy owner when the policy is in jeopardy of becoming a modified endowment contract. If a policy is not a modified endowment contract, a cash distribution during the first 15 years after a policy is issued which causes a reduction in Death Benefits may still become fully or partially taxable to the policy owner pursuant to Section 7702(f)(7) of the Code. You should carefully consider this potential tax ramification and seek further information before initiating any changes in the terms of the policy.


     Distributions from life insurance contracts that are not modified endowment contracts are treated as being from the Premiums paid into the contract, and then from the income in the contract. Because Premium payments are generally nondeductible, distributions not in excess of aggregate Premium payments are generally not includible in income; instead, they reduce the owner's "cost basis" in the contract. In addition, a loan from life insurance contracts that are not modified endowment contracts are not taxable when made, although it can be treated as a distribution if it is forgiven during the owner's lifetime. Contracts that are not modified endowment contracts are not subject to the 10% early distribution penalty tax.


 TERMINAL ILLNESS


     Certain distributions made under a policy on the life of a "terminally ill individual" or a "chronically ill individual," as those terms are defined in the Code, are treated as death proceeds. These distributions from the policy are subject to the death benefit rules of Section 101 of the Code.

SURRENDERING THE POLICY

     A full surrender, cancellation of the policy by Lapse, or the maturity of the policy on its Maturity Date may have adverse tax consequences. If the amount you receive plus total policy Indebtedness exceeds the Premiums paid into the policy, then the excess generally will be treated as taxable income, regardless of whether or not the policy is a modified endowment contract.


WITHHOLDING


     Distributions of income from a life insurance policy, including a life insurance policy that is a modified endowment contract, are subject to federal income tax withholding. Generally, the recipient may elect not to have the withholding taken from the distribution. We will withhold income tax unless you advise us, in writing, of your request not to withhold. If you request that taxes not be withheld, or if the taxes withheld are insufficient, you may be liable for payment of an estimated tax.


     A distribution of income from a contract may be subject to mandatory back-up withholding. Mandatory backup withholding means we are required to withhold taxes on a distribution, at the rate established by Section 3406 of the Code, and the recipient cannot elect to receive the entire distribution at once. Mandatory backup withholding may arise if we have not been provided a taxpayer identification number, or if the IRS notifies us that back-up withholding is required.

     In certain employer-sponsored life insurance arrangements, participants may be required to report for income tax purposes, one or more of the following:

     o    the value each year of the life insurance protection provided;

     o    an amount equal to any employer-paid Premiums; or

     o some or all of the amount by which the current value exceeds the employer's interest in the policy; or

     o interest that is deemed to have been forgiven on a loan that we deemed to have been made by the employer.


     Participants in an employer-sponsored plan relating to this policy should consult with the sponsor or the administrator of the plan, and/or with their personal tax or legal adviser, to determine the tax consequences, if any, of their employer-sponsored life insurance arrangements.


EXCHANGING THE POLICY FOR ANOTHER LIFE INSURANCE POLICY

     Generally, you will pay taxes on amounts that you receive in excess of your Premium payments when you completely surrender the policy. If, however, you exchange the policy for another life insurance policy, modified endowment contract, or annuity contract, you will not be taxed on the excess amount if the exchange meets the requirements of Code Section 1035. To meet
     Section 1035 requirements, the Insured named in the policy must be the Insured for the new policy or contract and the new policy or contract cannot extend the Maturity Date or otherwise delay a distribution that would extend when tax would be payable. Generally, the new policy or contract will be treated as having the same issue date and tax basis as the old contract.

TAXATION OF DEATH BENEFITS

     Federal Income Tax. The Death Benefit is generally excludable from the beneficiary's gross income under Section 101 of the Code. However, if the policy is transferred to a new policy owner for valuable consideration, a portion of the Death Benefit may be includable in the beneficiary's gross income when it is paid.

     Federal Transfer Taxes. When the Insured dies, the Death Benefit will generally be included in the Insured's federal gross estate if: (1) the Proceeds were payable to or for the benefit of the Insured's estate; or (2) the Insured held any "incident of ownership" in the policy at death or at any time within 3 years of death. An incident of ownership, in general, is any right that may be exercised by the policy owner, such as the right to borrow on the policy or the right to name a new beneficiary.

     If the beneficiary is two or more generations younger than the Insured, the Death Benefit may be subject to the GSTT. Pursuant to regulations issued by the U.S. Secretary of the Treasury, we may be required to withhold a portion of the Proceeds and pay them directly to the IRS as the GSTT liability.

     If the policy owner is not the Insured or a beneficiary, payment of the Death Benefit to the beneficiary will be treated as a gift to the beneficiary from the policy owner.

SPECIAL CONSIDERATIONS FOR CORPORATIONS

     Section 264 of the Code imposes a number of limitations on the interest and other business deductions that may otherwise be available to businesses that own life insurance policies. In addition, the premium paid by a business for a life insurance policy is not deductible as a business expense or otherwise if the business is directly or indirectly a beneficiary of the policy.

     For purposes of the alternative minimum tax ("AMT") that may be imposed on corporations, the death benefit from a life insurance policy, even though excluded from gross income for normal tax purposes, is included in "adjusted current earnings" for AMT purposes. In addition, although increases to the cash surrender value of a life insurance policy are generally excluded from gross income for normal income tax purposes, such increases are included in adjusted current earnings for income tax purposes.

     Due to the complexity of these rules, and because they are affected by your facts and circumstances, you should consult with legal and tax counsel and other competent advisers regarding these matters.

     Federal appellate and trial courts have examined the economic substance of transactions involving life insurance policies owned by corporations. These cases involved relatively large loans against the policy's cash value as well as tax deductions for the interest paid on the policy loans by the corporate policy owner to the insurance company. Under the particular factual circumstances in these cases, the courts determined that the corporate policy owners should not have taken tax deductions for the interest paid. Accordingly, the court determined that the corporations should have paid taxes on the amounts deducted. Corporations should consider, in consultation with tax professionals familiar with these matters, the impact of these decisions on the corporation's intended use of the policy.

TAXES AND THE VALUE OF YOUR POLICY


     For federal income tax purposes, the separate account is not a separate entity from Nationwide Life Insurance Company. Thus, the tax status of the separate account is not distinct from our status as a life insurance company. Investment income and realized capital gains on the assets of the separate account are reinvested and taken into account in determining the value of Accumulation Units. As a result, such investment income and realized capital gains are automatically applied to increase reserves under the policies.


     At present, we do not expect to incur any federal income tax liability that would be chargeable to the Accumulation Units. Based upon these expectations, no charge is being made against your Accumulation Units for federal income taxes. If, however, we determine that taxes may be incurred, we reserve the right to assess a charge for these taxes.


     We may also incur state and local taxes (in addition to those described in the discussion of the Premium Taxes) in several states. At present, these taxes are not significant. If they increase, however, charges for such taxes may be made that would decrease the value of your Accumulation Units.

TAX CHANGES

     The foregoing discussion, which is based on our understanding of federal tax laws as currently interpreted by the IRS, is general and is not intended as tax advice.


     The Code has been subjected to numerous amendments and changes, and it is reasonable to believe that it will continue to be revised. The United States Congress has, in the past, considered numerous legislative proposals that, if enacted, could change the tax treatment of the policies. It is reasonable to believe that such proposals, and future proposals, may be enacted into law. The U.S. Treasury Department may amend existing regulations, issue new regulations, or adopt new interpretations of existing law that may be differ from its current positions on these matters. In addition, current state law (which is not discussed herein) and future amendments to state law may affect the tax consequences of the policy.

     If you, the Insured, the beneficiary, or other person receiving any benefit or interest in or from the policy, are not both a resident and citizen of the United States, there may be a tax imposed by a foreign country that is in addition to any tax imposed by the United States. The foreign law (including regulations, rulings, and case law) may change and impose additional taxes on the policy, payment of the Death Benefit, or other distributions and/or ownership of the policy, or a treaty may be amended and all or part of the favorable treatment may be eliminated.


     Any or all of the foregoing may change from time to time without any notice, and the tax consequences arising out of a policy may be changed retroactively. There is no way of predicting if, when, or to what extent any such change may take place. We make no representation as to the likelihood of the continuation of these current laws, interpretations, and policies.


     In 2001, the Economic Growth and Tax Relief Reconciliation Act of 2001 (EGTRRA) was enacted into law. EGTRRA contained numerous changes to the federal income, gift, estate and generation skipping transfer taxes, many of which are not scheduled to become effective until a future date. Among other matters, EGTRRA provides for the repeal of the federal estate and generation-skipping transfer taxes after 2009; however, unless Congress and the President enact additional legislation, EGTRRA also provides that all of those changes will "sunset" after 2010, and the estate and generation skipping transfer taxes will be reinstated as if EGTRRA had never been enacted.


     The foregoing is a general explanation as to certain tax matters pertaining to insurance policies. It is not intended to be legal or tax advice. You should consult your independent legal, tax and/or financial adviser.

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                        NATIONWIDE LIFE INSURANCE COMPANY
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We are a stock life insurance company organized under Ohio law. We were founded in March, 1929 and our Home Office is One Nationwide Plaza, Columbus, Ohio 43215. We provide long-term savings products by issuing life insurance, annuities and other retirement products.

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                        NATIONWIDE VLI SEPARATE ACCOUNT-5
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ORGANIZATION, REGISTRATION AND OPERATION

     Nationwide VLI Separate Account-5 is a separate account established under Ohio law. We own the assets in this account and we are obligated to pay all benefits under the policies. We may use the separate account to support other variable life insurance policies that we issue. The separate account is registered with the SEC as a unit investment trust under the Investment Company Act of 1940 ("1940 Act") and qualifies as a "separate account" within the meaning of the federal securities laws. This registration does not involve the SEC's supervision of the separate account's management or investment practices or policies.

     The separate account is divided into Sub-Accounts that invest in shares of the underlying mutual funds. We buy and sell the mutual shares at their respective NAV. Any dividends and distributions from a mutual fund are reinvested at NAV in shares of that mutual fund.

     Income, gains, and losses, whether or not realized, from the assets in the separate account will be credited to, or charged against, the separate account without regard to Nationwide's other income, gains, or losses. Income, gains, and losses credited to, or charged against, a Sub-Account reflect the Sub-Account's own Investment Experience and not the investment experience of our other assets. The separate account's assets are held separately from our other assets and are not part of our general account. We may not use the separate account's assets to pay any of our liabilities other than those arising from the policies. If the separate account's assets exceed the required reserves and its other liabilities, we may transfer the excess to our general account. The separate account may include other Sub-Accounts that are not available under the policies, and are not discussed in this prospectus.

     If investment in a mutual fund is no longer possible, in our judgment becomes inappropriate for the purposes of the policy, or for any other reason in our sole discretion, we may substitute another mutual fund, subject to federal rules and regulations. The substitute mutual fund may have different fees and expenses. Substitution may be made with respect to existing investments or the investment of future Premium, or both. We may close Sub-Accounts to allocations of Premiums or policy value, or both, at any time in our sole discretion. The mutual funds, which sell their shares to the Sub-Accounts pursuant to participation agreements, also may terminate these agreements and discontinue offering their shares to the Sub-Accounts.

     We reserve the right to make other structural and operational changes affecting this separate account.

     WE DO NOT GUARANTEE ANY MONEY YOU PLACE IN THIS SEPARATE ACCOUNT. THE VALUE OF EACH SUB-ACCOUNT WILL INCREASE OR DECREASE, DEPENDING ON THE INVESTMENT EXPERIENCE OF THE CORRESPONDING MUTUAL FUND. YOU COULD LOSE SOME OR ALL OF YOUR MONEY.

ADDITION, DELETION OR SUBSTITUTION OF MUTUAL FUNDS

     Where permitted by applicable law, we reserve the right to:

     o remove, combine, or add Sub-Accounts and make new Sub-Accounts available;

     o substitute shares of another mutual fund, which may have different fees and expenses, for shares of an existing mutual fund;

     o transfer assets supporting the policies from one Sub-Account to another, or from one separate account to another;

     o combine the separate account with other separate accounts, and/or create new separate accounts;

     o deregister the separate account under the 1940 Act, or operate the separate account as a management investment company under the 1940 Act or as any other form permitted by law; and

     o modify the policy provisions to reflect changes in the Sub-Accounts and the separate account to comply with applicable law.

A NOTE ON CHARGES

     During a policy's early years, the expenses we incur in distributing and establishing the policy exceed the deductions we take. Nevertheless, we expect to make a profit over time because variable life insurance is intended to be a long-term financial investment. Accordingly, we have designed the policy with features and investment options that we believe support and encourage long-term ownership.

     We make many assumptions and account for many economic and financial factors when we establish the policy's fees and charges. The following is a discussion of some of the factors that are relevant to the policy's pricing structure.

     Distribution, Promotional, and Sales Expenses. Distribution, promotional and sales expenses include amounts we pay to broker-dealer firms as commissions, expense allowances and marketing allowances. We refer to these expenses collectively as "total compensation." The maximum total compensation we pay to any broker-dealer firm in conjunction with policy sales is 80% of first year target premiums and 3% of renewal premium after the first year.

     We have the ability to customize the total compensation package of our broker-dealer firms. We may vary the form of compensation paid or the amounts paid as commission, expense allowance or marketing allowance; however, the total compensation will not exceed the maximum (80% of first year target premiums and 3% of renewal premium after the first year).

     The actual amount and/or forms of total compensation we pay depends on factors such as the level of premiums we receive from respective broker-dealer firms and the scope of services they provide. Some broker-dealer firms may not receive maximum total compensation.

     Individual registered representatives typically receive a portion of the commissions/total compensation we pay, depending on their arrangement with their broker-dealer firm. If you would like to know the exact compensation arrangement associated with this product, you should consult your registered representative.

     Revenue from Mutual Funds. The underlying mutual funds understand and acknowledge that we provide substantial value to them by performing the following functions and incurring the following costs:


     o The underlying mutual funds incur expenses each time they sell, administer, or redeem their shares. Since the separate account purchases mutual fund shares on behalf of all policy owners, it serves as a single shareholder of the mutual fund. By processing aggregated policy owner transactions, we relieve the mutual fund of the expenses of processing individual policy owner transactions.

     o We incur the costs associated with selling the policy, which benefits the mutual funds by allowing policy owners to purchase interests in their mutual funds via the Sub-Accounts.

     o We incur the costs associated with Sub-Account accounting, recordkeeping, and administration.

     Accordingly, the underlying mutual funds pay us (or our affiliates) a fee for some of the distribution and operational services we provide and the related costs we incur. These payments may be made pursuant to a fund's 12b-1 plan, in which case they are deducted from mutual fund assets, or they may be made pursuant to service/administration agreements between the mutual fund and us (or our affiliates), in which case no deduction is made from mutual fund assets.

     In establishing the policy charges, we considered the amount of the payments that we expect to receive from the underlying mutual funds. Without these payments, the charges likely would be higher. We only include funds in the policy that make these types of payments.


VOTING RIGHTS


     Although the separate account owns the mutual fund shares, you are the beneficial owner of those shares. When a matter involving a mutual fund is subject to shareholder vote, unless there is a change in existing law, we will vote the separate account's shares only as you instruct.

     When a shareholder vote occurs, you will have the right to instruct us how to vote. The weight of your vote is based on the number of mutual fund shares that corresponds to the amount of Cash Value you have allocated to that mutual fund's Sub-Account (as of a date set by the portfolio). We will vote shares for which no instructions are received in the same proportion as those that are received.

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                                LEGAL PROCEEDINGS
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NATIONWIDE LIFE INSURANCE COMPANY


     Nationwide is a party to litigation and arbitration proceedings in the ordinary course of its business. It is not possible to determine the ultimate outcome of the pending investigations and legal proceedings or to provide reasonable ranges of potential losses. Some of the matters referred to below are in very preliminary stages, and Nationwide does not have sufficient information to make an assessment of plaintiffs' claims for liability or damages. In some of the cases seeking to be certified as class actions, the court has not yet decided whether a class will be certified or (in the event of certification) the size of the class and class period. In many of the cases, plaintiffs are seeking undefined amounts of damages or other relief, including punitive damages and equitable remedies, that are difficult to quantify and cannot be defined based on the information currently available. Nationwide does not believe, based on information currently known by Nationwide's management, that the outcomes of such pending investigations and legal proceedings are likely to have a material adverse effect on Nationwide's consolidated financial position. However, given the large and/or indeterminate amounts sought in certain of these matters and inherent unpredictability of litigation, it is possible that an adverse outcome in certain matters could have a material adverse effect on Nationwide's consolidated financial results in a particular quarterly or annual period.

     In recent years, life insurance companies have been named as defendants in lawsuits, including class action lawsuits relating to life insurance and annuity pricing and sales practices. A number of these lawsuits have resulted in substantial jury awards or settlements.

     The financial services industry, including mutual fund, variable annuity, life insurance and distribution companies, has also been the subject of increasing scrutiny by regulators, legislators and the media over the past two years. Numerous regulatory agencies, including the SEC, the NASD and the New York State Attorney General, have commenced industry-wide investigations regarding late trading and market timing in connection with mutual funds and variable insurance contracts, and have commenced enforcement actions against some mutual fund and life insurance companies on those issues. Nationwide has been contacted by the SEC and the New York State Attorney General, who are investigating market timing in certain mutual funds offered in insurance products sponsored by Nationwide. Nationwide is cooperating with this investigation and is responding to information requests.

     In addition, state and federal regulators have commenced investigations or other proceedings relating to compensation and bidding arrangements and possible anti-competitive activities between insurance producers and brokers and issuers of insurance products, and unsuitable sales by producers on behalf of either the issuer or the purchaser. Also under investigation are compensation arrangements between the issuers of variable insurance contracts and mutual funds or their affiliates. Related investigations and proceedings may be commenced in the future. Nationwide has been contacted by regulatory agencies and state attorneys general for information relating to these investigations into compensation and bidding arrangements, anti-competitive activities and unsuitable sales practices. Nationwide is cooperating with regulators in connection with these inquiries. Nationwide Mutual Insurance Company ("NMIC"), Nationwide's ultimate parent, has been contacted by certain regulators for information on these issues with respect to its operations and the operations of its subsidiaries, including Nationwide. Nationwide will cooperate with NMIC in responding to these inquiries to the extent that any inquiries encompass its operations.

     These proceedings are expected to continue in the future, and could result in legal precedents and new industry-wide legislation, rules and regulations that could significantly affect the financial services industry, including life insurance and annuity companies. These proceedings could also affect the outcome of one or more of Nationwide's litigation matters.

     On April 13, 2004, Nationwide was named in a class action lawsuit filed in Circuit Court, Third Judicial Circuit, Madison County, Illinois, entitled Woodbury v. Nationwide Life Insurance Company. The plaintiff purports to represent a class of persons in the United States who, through their ownership of a Nationwide annuity or insurance product, held units of any Nationwide sub-account invested in mutual funds which included foreign securities in their portfolios and which allegedly experienced market timing trading activity. The complaint contains allegations of negligence, reckless indifference and breach of fiduciary duty. The plaintiff seeks to recover compensatory and punitive damages in an amount not to exceed $75,000 per plaintiff or class member. Nationwide removed this case to the United States District Court for the Southern District of Illinois on June 1, 2004. The plaintiffs moved to remand on June 28, 2004. On July 12, 2004, Nationwide filed a memorandum opposing remand and requesting a stay pending the resolution of an unrelated case covering similar issues, which is an appeal from a decision of the same District Court remanding a removed market timing case to an Illinois state court. On July 30, 2004, the U.S. District Court granted Nationwide's request for a stay pending a decision by the Seventh Circuit on the unrelated case mentioned above. On December 27, 2004, the case was transferred to the United States District Court for the District of Maryland and included in the multi-district proceeding there entitled In Re Mutual Funds Investment Litigation. This lawsuit is in a preliminary stage, and Nationwide intends to defend it vigorously.

     On January 21, 2004, Nationwide was named in a lawsuit filed in the United States District Court for the Northern District of Mississippi entitled United Investors Life Insurance Company v. Nationwide Life Insurance Company and/or Nationwide Life Insurance Company of America and/or Nationwide Life and Annuity Insurance Company and/or Nationwide Life and Annuity Company of America and/or Nationwide Financial Services, Inc. and/or Nationwide Financial Corporation, and John Does A-Z. In its complaint, plaintiff United Investors alleges that Nationwide and/or its affiliated life insurance companies caused the replacement of variable insurance policies and other financial products issued by United Investors with policies issued by the Nationwide defendants. The plaintiff raises claims for (1) violations of the Federal Lanham Act, and common law unfair competition and defamation, (2) tortious interference with the plaintiff's contractual relationship with Waddell & Reed, Inc. and/or its affiliates, Waddell & Reed Financial, Inc., Waddell & Reed Financial Services, Inc. and W&R Insurance Agency, Inc., or with the plaintiff's contractual relationships with its variable policyholders, (3) civil conspiracy, and
     (4) breach of fiduciary duty. The complaint seeks compensatory damages, punitive damages, pre- and post-judgment interest, a full accounting, a constructive trust, and costs and disbursements, including attorneys' fees. Nationwide filed a motion to dismiss the complaint on June 1, 2004. On February 8, 2005 the court denied the motion to dismiss. Nationwide intends to defend this lawsuit vigorously.

     On October 31, 2003, Nationwide was named in a lawsuit seeking class action status filed in the United States District Court for the District of Arizona entitled Robert Helman et al v. Nationwide Life Insurance Company et al. The suit challenges the sale of deferred annuity products for use as investments in tax-deferred contributory retirement plans. On April 8, 2004, the plaintiff filed an amended class action complaint on behalf of all persons who purchased an individual variable deferred annuity contract or a certificate to a group variable annuity contract issued by Nationwide or Nationwide Life and Annuity Insurance Company which were allegedly used to fund certain tax-deferred retirement plans. The amended class action complaint seeks unspecified compensatory damages. Nationwide filed a motion to dismiss the complaint on May 24, 2004. On July 27, 2004, the court granted Nationwide's motion to dismiss. The plaintiff has appealed that dismissal to the United States Court of Appeals for the Ninth Circuit. Nationwide intends to defend this lawsuit vigorously.

     On May 1, 2003, Nationwide was named in a class action lawsuit filed in the United States District Court for the Eastern District of Louisiana entitled Edward Miller, Individually, and on behalf of all others similarly situated, v. Nationwide Life Insurance Company. The complaint alleges that in 2001, plaintiff Edward Miller purchased three group modified single premium variable annuities issued by Nationwide. The plaintiff alleges that Nationwide represented in its prospectus and promised in its annuity contracts that contract holders could transfer assets without charge among the various funds available through the contracts, that the transfer rights of contract holders could not be modified and that Nationwide's expense charges under the contracts were fixed. The plaintiff claims that Nationwide has breached the contracts and violated federal securities laws by imposing trading fees on transfers that were supposed to have been without charge. The plaintiff seeks compensatory damages and rescission on behalf of himself and a class of persons who purchased this type of annuity or similar contracts issued by Nationwide between May 1, 2001 and April 30, 2002 inclusive and were allegedly damaged by paying transfer fees. Nationwide's motion to dismiss the complaint was granted by the District Court on October 28, 2003. The plaintiff appealed that dismissal to the United States Court of Appeals for the Fifth Circuit. On November 22, 2004, the Fifth Circuit Court of Appeals affirmed the judgment of the District Court dismissing the complaint. The time for further appeal by the plaintiff has expired.

     On August 15, 2001, Nationwide was named in a lawsuit filed in the United States District Court for the District of Connecticut entitled Lou Haddock, as trustee of the Flyte Tool & Die, Incorporated Deferred Compensation Plan, et al v. Nationwide Financial Services, Inc. and Nationwide Life Insurance Company. The plaintiffs first amended their complaint on September 5, 2001 to include class action allegations and have subsequently amended their complaint three times. As amended, in the current complaint the plaintiffs seek to represent a class of ERISA qualified retirement plans that purchased variable annuities from Nationwide. The plaintiffs allege that they invested ERISA plan assets in their variable annuity contracts and that Nationwide breached ERISA fiduciary duties by allegedly accepting service payments from certain mutual funds. The complaint seeks disgorgement of some or all of the payments allegedly received by Nationwide, other unspecified relief for restitution, declaratory and injunctive relief, and attorneys' fees. On December 13, 2001, the plaintiffs filed a motion for class certification. The plaintiffs filed a supplement to that motion on September 19, 2003. Nationwide opposed that motion on December 24, 2003. On July 6, 2004, Nationwide filed a Revised Memorandum in Support of Summary Judgment. The plaintiffs have opposed that motion. Nationwide intends to defend this lawsuit vigorously.


 WADDELL & REED, INC.


     Waddell & Reed, Inc. is a party to legal proceedings incident to its normal business operations. While there can be no assurances, none of the currently pending legal proceedings are anticipated to have a materially adverse effect on the ability of Waddell & Reed, Inc. to perform the services as distributor of the contracts. Among the legal proceedings to which Waddell & Reed, Inc. is a party are the following proceedings relating to the distribution of variable annuities:

     On March 19, 2002, a jury found in favor of United Investors Life Insurance Company ("UILIC") in a civil lawsuit filed by UILIC on May 4, 2000, in Alabama District Court against Waddell & Reed, Inc. and certain of its affiliated companies and assessed compensatory damages in the amount of $50 million. The lawsuit primarily involved the enforceability of a letter agreement signed by UILIC and Waddell & Reed, Inc. in July of 1999 and claims by UILIC that Waddell & Reed, Inc. tortiously interfered with its business relations by recommending to certain of its customers that they exchange their UILIC variable annuities for variable annuities issued by Nationwide. On April 18, 2003, the Alabama Supreme Court reversed the $50 million verdict against Waddell & Reed, Inc. and entered judgment as a matter of law in favor of Waddell & Reed, Inc. and its affiliates on the tortious interference, fraudulent suppression and promissory fraud claims. The remaining claims were remanded for a new trial. On March 17, 2004, after a new trial on the remaining counts, a jury found in favor of UILIC, awarded no compensatory damages, but awarded punitive damages of $15 million against Waddell & Reed, Inc. and $30 million against two affiliated companies on UILIC's conversion claim. The jury denied UILIC's claim for fraud. Waddell & Reed, Inc. plans to contest the jury's verdict through post-trial motions and, if necessary, will appeal the verdict.

     UILIC has also filed a civil lawsuit against Waddell & Reed, Inc. and certain of its affiliated companies in the Superior Court of the State of California on October 10, 2001, alleging violation of California Business and Professions Code Section 17200, et seq. in connection with the same events that served as the basis for its

     Alabama lawsuit. UILIC seeks injunctive and monetary relief for alleged improper sales practices in connection with recommendations to certain customers residing in California that they exchange their UILIC variable annuities for variable annuities issued by Nationwide. Waddell & Reed, Inc. denies any violation of the California Business and Professions Code and intends to vigorously defend itself in this lawsuit.

     On January 14, 2004, the NASD commenced an enforcement action against Waddell & Reed, Inc., its former president and former national sales manager based upon the events at issue in the lawsuits filed by UILIC alleging that violations of NASD rules occurred in connection with clients' exchanges of their variable annuity contracts. Specifically, the NASD has alleged in its complaint that Waddell & Reed, Inc. failed to take adequate steps to determine whether there were reasonable grounds for the clients to enter into certain exchanges, failed to establish sufficient guidance for the sales force to use in determining the suitability of the exchanges, failed to establish and maintain supervisory procedures that were reasonably designed to achieve compliance with the requirements of the NASD's suitability rule and failed to maintain books and records regarding certain exchange orders that were rejected by the firm. Waddell & Reed, Inc. denies the NASD's allegations and believes that the challenged exchanges were beneficial for Waddell & Reed's clients, that the firm's supervisory procedures and guidelines were consistent with NASD rules and guidance and that all required books and records were preserved.

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                              FINANCIAL STATEMENTS
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The Statement of Additional Information ("SAI") contains financial statements for Nationwide VLI Separate Account-5 and consolidated financial statements of Nationwide Life Insurance Company and subsidiaries. You may obtain a copy of the SAI FREE OF CHARGE by contacting us at the address or telephone number on the first page of this prospectus. Please consider the consolidated financial statements of the company and subsidiaries only as bearing on our ability to meet the obligations under the policy. You should not consider the consolidated financial statements of the company as affecting the investment performance of the assets of the separate account.

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                             APPENDIX A: DEFINITIONS
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ACCUMULATION UNIT - The measure of your investment in, or share of, a Sub-Account after we deduct for transaction fees and periodic charges. Initially, we set the Accumulation Unit value at $10 for each Sub-Account.
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ATTAINED AGE - The Insured's age upon the issue of full insurance coverage plus the number of full years since the Policy Date.
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CASH SURRENDER VALUE - The Cash Value, subject to Indebtedness and the surrender charge.
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CASH VALUE - The total of the Sub-Accounts you have chosen, which will vary with Investment Experience, and the policy loan and fixed accounts, to which interest will be credited daily. We will deduct partial surrenders and the policy's periodic charges from the Cash Value.
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CODE - The Internal Revenue Code of 1986, as amended.
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DEATH BENEFIT - The amount we pay to the beneficiary upon the Insured's death, before payment of any unpaid outstanding loan balances or charges.
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GRACE PERIOD - A 61-day period after which the Policy will Lapse if you do not make a sufficient payment.
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HOME OFFICE - Our Home Offices are located at One Nationwide Plaza, Columbus, Ohio 43215.
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IN FORCE - The insurance coverage is in effect.
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INDEBTEDNESS - The total amount of all outstanding policy loans, including principal and interest due.
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INSURED - The person whose life we insure under the policy, and whose death triggers the Death Benefit.
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INVESTMENT EXPERIENCE - The market performance of a mutual fund/Sub-Account.

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LAPSE - The policy terminates without value.
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MATURITY DATE - The policy anniversary on or next following the Insured's 100th birthday.
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MINIMUM REQUIRED DEATH BENEFIT - The amount of Proceeds that must be payable to you upon death of the Insured so that the policy qualifies as life insurance under the Code.
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NET AMOUNT AT RISK - The policy's base Death Benefit minus the policy's Cash Value.
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NET ASSET VALUE (NAV) - The price each share of a mutual fund in which a Sub-Account invests. It is calculated by subtracting the mutual fund's liabilities from its total assets, and dividing that figure by the number of shares outstanding. We use NAV to calculate the value of Accumulation Units. NAV does not reflect deductions we make for charges we take from Sub-Accounts. Accumulation Unit values do reflect these deductions.
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NET PREMIUM - Premium after transaction charges, but before any allocation to an investment option.
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POLICY CONTINUATION PREMIUM AMOUNT - The amount of Premium, on a monthly basis from the Policy Date, stated on the Policy Data Page, that you must pay, in the aggregate, to keep the policy In Force under the Guaranteed policy continuation provision; however, this amount does not account for any increases in the Specified Amount, policy loans or partial surrenders, so you should anticipate paying more if you intend to request an increase in Specified Amount; take a policy loan; or request a partial surrender.
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POLICY DATA PAGE(S) - The Policy Data Page contains more detailed information about the policy, some of which is unique and particular to the owner, the beneficiary and the Insured.
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POLICY DATE - The date the policy takes effect as shown on the Policy Data Page. Policy years and months are measured from this date.
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POLICY PROCEEDS OR PROCEEDS - Policy Proceeds may constitute the Death Benefit, or the amount payable if the policy matures or you choose to surrender the policy adjusted to account for any unpaid charges or policy loans and Rider benefits.
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PREMIUM - The amount of money you pay to begin and continue the policy.
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PREMIUM LOAD - The aggregate of the sales load and premium tax charges.
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RIDER - An optional benefit you may purchase under the policy.
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SEC - The Securities and Exchange Commission.
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SPECIFIED AMOUNT - The dollar or face amount of insurance coverage the owner selects.
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SUB-ACCOUNTS - The mechanism we use to account for your allocations of Net Premium and cash value among the policy's variable investment options.
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US, WE, OUR or the COMPANY - Nationwide Life Insurance Company.
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VALUATION PERIOD - The period during which we determine the change in the value of the Sub-Accounts. One Valuation Period ends and another begins with the close of normal trading on the New York Stock Exchange.
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YOU, YOUR or the POLICY OWNER OR OWNER - The person named as the owner in the application, or the person assigned ownership rights.
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                       APPENDIX B: SUB-ACCOUNT INFORMATION
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The Sub-Accounts listed below invest in corresponding mutual funds that are designed primarily as investments for variable annuity contracts and variable life insurance policies issued by insurance companies. There is no guarantee that the investment objectives will be met.

Please refer to the prospectus for each underlying mutual fund for more detailed information.


W&R TARGET FUNDS, INC. - ASSET STRATEGY PORTFOLIO
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Investment Adviser:                              Waddell & Reed Investment Management Company
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Investment Objective:                            High total return.
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W&R TARGET FUNDS, INC. - BALANCED PORTFOLIO
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Investment Adviser:                              Waddell & Reed Investment Management Company
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Investment Objective:                            Current income with a secondary goal of long-term capital appreciation.
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W&R TARGET FUNDS, INC. - BOND PORTFOLIO
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Investment Adviser:                              Waddell & Reed Investment Management Company
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Investment Objective:                            Reasonable return with emphasis on preservation of capital.
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W&R TARGET FUNDS, INC. - CORE EQUITY PORTFOLIO
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Investment Adviser:                              Waddell & Reed Investment Management Company
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Investment Objective:                            Capital growth and income.
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W&R TARGET FUNDS, INC. - DIVIDEND INCOME PORTFOLIO
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Investment Adviser:                              Waddell & Reed Investment Management Company
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Investment Objective:                            Income and long-term capital growth.
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W&R TARGET FUNDS, INC. - GROWTH PORTFOLIO
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Investment Adviser:                              Waddell & Reed Investment Management Company
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Investment Objective:                            Capital growth with a secondary goal of current income.
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W&R TARGET FUNDS, INC. - HIGH INCOME PORTFOLIO
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Adviser:                              Waddell & Reed Investment Management Company
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Investment Objective:                            High current income with secondary goal of capital growth.
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W&R TARGET FUNDS, INC. - INTERNATIONAL GROWTH PORTFOLIO
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Investment Adviser:                              Waddell & Reed Investment Management Company
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Investment Objective:                            Long-term capital appreciation and goal of current income.
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W&R TARGET FUNDS, INC. - INTERNATIONAL VALUE PORTFOLIO
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Investment Adviser:                              Waddell & Reed Investment Management Company
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Sub-adviser:                                     Templeton Investment Counsel, LLC
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Investment Objective:                            Long-term capital growth.
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W&R TARGET FUNDS, INC. - LIMITED-TERM BOND PORTFOLIO
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Investment Adviser:                              Waddell & Reed Investment Management Company
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Investment Objective:                            High level of current income consistent with preservation of capital.
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W&R TARGET FUNDS, INC. - MICRO CAP GROWTH PORTFOLIO
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Investment Adviser:                              Waddell & Reed Investment Management Company
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Sub-adviser:                                     Wall Street Associates
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Investment Objective:                            Long-term capital appreciation.
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W&R TARGET FUNDS, INC. - MONEY MARKET PORTFOLIO
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Adviser:                              Waddell & Reed Investment Management Company
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Objective:                            Maximum current income consistent with stability of principal.
------------------------------------------------ -----------------------------------------------------------------------------------



W&R TARGET FUNDS, INC. - MORTGAGE SECURITIES PORTFOLIO
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Adviser:                              Waddell & Reed Investment Management Company
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Objective:                            A high level of current income consistent with prudent investment risk.
------------------------------------------------ -----------------------------------------------------------------------------------

W&R TARGET FUNDS, INC. - REAL ESTATE SECURITIES PORTFOLIO
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Adviser:                              Waddell & Reed Investment Management Company
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Objective:                            Total return through a combination of capital appreciation and current income.
------------------------------------------------ -----------------------------------------------------------------------------------

W&R TARGET FUNDS, INC. - SCIENCE AND TECHNOLOGY PORTFOLIO
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Adviser:                              Waddell & Reed Investment Management Company
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Objective:                            Long-term capital growth.
------------------------------------------------ -----------------------------------------------------------------------------------

W&R TARGET FUNDS, INC. - SMALL CAP GROWTH PORTFOLIO
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Adviser:                              Waddell & Reed Investment Management Company
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Objective:                            Capital growth.
------------------------------------------------ -----------------------------------------------------------------------------------

W&R TARGET FUNDS, INC. - SMALL CAP VALUE PORTFOLIO
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Adviser:                              Waddell & Reed Investment Management Company
------------------------------------------------ -----------------------------------------------------------------------------------
Sub-adviser:                                     State Street Research & Management Company
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Objective:                            Long-term accumulation of capital.
------------------------------------------------ -----------------------------------------------------------------------------------

W&R TARGET FUNDS, INC. - VALUE PORTFOLIO
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Adviser:                              Waddell & Reed Investment Management Company
------------------------------------------------ -----------------------------------------------------------------------------------
Investment Objective:                            Long-term capital appreciation.
------------------------------------------------ -----------------------------------------------------------------------------------


OUTSIDE BACK COVER PAGE


To learn more about this policy, you should read the Statement of Additional Information (the "SAI") dated the same date as this prospectus. For a free copy of the SAI, to receive personalized illustrations of Death Benefits, net cash surrender values, and cash values, and to request other information about this policy please call our Service Center at 1-866-221-1100 (TDD: 1-800-238-3035) or write to us at our Service Center at Nationwide Life Insurance Company, One Nationwide Plaza, RR1-04-D4, Columbus, OH 43215-2220.


The SAI has been filed with the SEC and is incorporated by reference into this prospectus. The SEC maintains an Internet website (http://www.sec.gov) that contains the SAI and other information about us and the policy. Information about us and the policy (including the SAI) may also be reviewed and copied at the SEC's Public Reference Room in Washington, D.C., or may be obtained, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC, 450 Fifth Street, NW, Washington, D.C. 20549-0102. Additional information on the operation of the Public Reference Room may be obtained by calling the SEC at (202) 942-8090.

Investment Company Act of 1940 Registration File No. 811-10143.

                        NATIONWIDE VLI SEPARATE ACCOUNT-5
                                  (REGISTRANT)

                        NATIONWIDE LIFE INSURANCE COMPANY
                                   (DEPOSITOR)

                         One Nationwide Plaza, RR1-04-D4
                             Columbus, OH 43215-2220
                                 1-866-221-1100
                               TDD: 1-800-238-3035

                       STATEMENT OF ADDITIONAL INFORMATION

           FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE POLICIES



This Statement of Additional Information ("SAI") contains additional information regarding the individual flexible premium variable universal life insurance policy offered by Nationwide Life Insurance Company. This SAI is not a prospectus and should be read together with the policy prospectus dated May 1, 2005 and the prospectuses for the mutual funds. You may obtain a copy of these prospectuses by writing or calling us at our address or phone number shown above.

The date of this Statement of Additional Information is May 1, 2005.



--------------------------------------------------------------------------------
                                TABLE OF CONTENTS
--------------------------------------------------------------------------------
NATIONWIDE LIFE INSURANCE COMPANY

NATIONWIDE VLI SEPARATE ACCOUNT-5

WADDELL & REED, INC.

SERVICES

UNDERWRITING PROCEDURE

MAXIMUM SURRENDER CHARGE CALCULATION

ILLUSTRATIONS

ADVERTISING

TAX DEFINITION OF LIFE INSURANCE

FINANCIAL STATEMENTS

NATIONWIDE LIFE INSURANCE COMPANY


We are a stock life insurance company organized under the laws of the State of Ohio in March 1929 with our Home Office at One Nationwide Plaza, Columbus, Ohio 43215. We provide life insurance, annuities and retirement products. We are admitted to do business in all states, the District of Columbia and Puerto Rico. Nationwide is a member of the Nationwide group of companies and all of our common stock is owned by Nationwide Financial Services, Inc. ("NFS"), a holding company. NFS has two classes of common stock outstanding with different voting rights enabling Nationwide Corporation (the holder of all of the outstanding Class B Common Stock) to control NFS. Nationwide Corporation is a holding company, as well. All of the common stock is held by Nationwide Mutual Insurance Company (95.2%) and Nationwide Mutual Fire Insurance Company (4.8%), the ultimate controlling persons of the Nationwide group of companies. The Nationwide group of companies is one of America's largest insurance and financial services family of companies, with combined assets of over $157 billion as of December 31, 2004.


NATIONWIDE VLI SEPARATE ACCOUNT-5

Nationwide VLI Separate Account-5 is a separate account that invests in mutual funds offered and sold to insurance companies and certain retirement plans. We established the separate account on August 3, 2004 pursuant to Ohio law. Although the separate account is registered with the SEC as a unit investment trust pursuant to the Investment Company Act of 1940 the SEC does not supervise our management or the management of the variable account. We serve as the custodian of the assets of the variable account.

WADDELL & REED, INC.

The policies are distributed by Waddell & Reed, Inc., located at 6300 Lamar Ave., Overland Park, KS 66202. Waddell & Reed, Inc. was organized as a Delaware corporation in 1981.

The policies will be sold on a continuous basis by licensed insurance agents in those states where the policies may lawfully be sold. Agents are registered representatives of broker dealers registered under the Securities Exchange Act of 1934 who are member firms of the National Association of Securities Dealers, Inc. ("NASD"). Gross first year commissions plus any expense allowance payments paid by Nationwide on the sale of these policies provided by Waddell & Reed, Inc. will not exceed 99% of the target premium plus 4% of any excess premium payments. We pay gross renewal commissions in years 2 through 10 on the sale of the policies provided by Waddell & Reed, Inc. that will not exceed 4% of actual premium payment, and that will not exceed 2% in policy years 11 and thereafter.

We have paid no underwriting commissions to Waddell & Reed, Inc. for each of this separate account's last three fiscal years.

SERVICES

We have responsibility for administration of the policies and the variable account. We also maintain the records of the name, address, taxpayer identification number, and other pertinent information for each policy owner and the number and type of policy issued to each policy owner and records with respect to the policy value of each policy.


We are the custodian of the assets of the variable account. We will maintain a record of all purchases and redemption of shares of the mutual funds. We or our affiliates may have entered into agreements with either the investment adviser or distributor for the mutual funds. The agreements relate to administrative services we or our affiliate furnish. Some of the services provided include distribution of underlying fund prospectuses, semi-annual and annual fund reports, proxy materials and fund communications, as well as maintaining the websites and voice response systems necessary for contract owners to execute trades in the funds. We also act as a limited agent for the fund for purposes of accepting the trades.

The financial statements of Nationwide VLI Separate Account-5 and consolidated financial statements of Nationwide Life Insurance Company and subsidiaries for the periods indicated have been included herein in reliance upon the reports of KPMG, LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP covering the December 31, 2004 consolidated financial statements of Nationwide Life Insurance Company and subsidiaries contains an explanatory paragraph that states that Nationwide Life Insurance Company and subsidiaries adopted the American Institute of Certified Public Accountants' Statement of Position 03-1, Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts, in 2004. KPMG, LLP is located at 191 West Nationwide Blvd., Columbus, Ohio 43215.


UNDERWRITING PROCEDURE


We underwrite the policies issued through Nationwide VLI Separate Account-5. The policy's cost of insurance depends upon the Insured's sex, issue age, underwriting class, any substandard rating, and the duration of time the policy has been In Force. The rates will vary depending upon tobacco use and other risk factors. Monthly cost of insurance rates will not exceed those guaranteed in the policy. Guaranteed cost of insurance rates for policies issued on Specified Amounts less than $100,000 are based on the 1980 Commissioners' Extended Term Mortality Table, Age Last Birthday (1980 CET). Guaranteed cost of insurance rates for policies issued on Specified Amounts of $100,000 or more are based on the 1980 Commissioners' Standard Ordinary Mortality Table, Age Last Birthday (1980 CSO). Guaranteed cost of insurance rates for policies issued on a substandard basis are based on appropriate percentage multiples of the standard guaranteed cost of insurance rate on a standard basis. That is, standard guaranteed cost of insurance rates for substandard risks are guaranteed cost of insurance rates for standard risks times a percentage greater than 100%. These mortality tables are sex-distinct. In addition, separate mortality tables will be used for tobacco and non-tobacco. We may deduct a "flat extra," which is an additional constant charge per $1,000 of Specified Amount, for certain activities or medical conditions of the Insured. We apply the same flat extra to all Insureds that engage in the same activity or have the same medical condition irrespective of their sex, issue age, underwriting class, or substandard rating, if any.


Mortality tables are unisex for policies issued in the State of Montana and group or sponsored arrangements (including our employees and their family members).

The rate class of an insured may affect the cost of insurance rate. We currently place insureds into both standard rate classes and substandard rate classes that involve a higher mortality risk. In an otherwise identical policy, an insured in the standard rate class will have a lower cost of insurance than an insured in a rate class with higher mortality risks. Any change in the cost of insurance rates will apply to all insureds of the same age, gender, risk class and whose policies have been in effect for the same length of time. The cost of insurance rates, policy charges, and payment options for policies issued in some states or in connection with certain employee benefit arrangements may be issued on a gender-neutral (unisex) basis. The unisex rates will be higher than those applicable to females and lower than those applicable to males. If the rating class for any increase in the Specified Amount of insurance coverage is not the same as the rating class at issue, the cost of insurance rate used after such increase will be a composite rate based upon a weighted average of the rates of the different rating classes. The actual charges made during the policy year will be shown in the annual report delivered to policy owners.

MAXIMUM SURRENDER CHARGE CALCULATION

The maximum surrender charge under the policy is based on the following calculation.

MAXIMUM SURRENDER CHARGE (p) multiplied by the lesser of (b) or (c),where:

     (p)= is the surrender charge percentage in the range 34% - 60% which varies by age, sex, and risk classification

     (a)= the Specified Amount multiplied by the rate indicated on the chart "Surrender Target Factor" below divided by 1,000; and

     (b)= Premiums paid by the policy owner during the first policy year

     Plus (c) multiplied by (d) where:

     (c)= the Specified Amount divided by 1,000; and

     (d)= the applicable rate from the "Administrative Target Factor" chart below.


     The Surrender Target Factor allows the company to account for the probability that our costs incurred in the sales process will not be recouped. The Administrative Target Factor allows the company to account for the probability (at various ages) that death will occur and no Surrender Charge will be recouped.

                             SURRENDER TARGET FACTOR

-------------- ----------- ------------ -- -------------- -------------- -------------- -- ------------ ------------ -----------
     AGE          MALE       FEMALE             AGE           MALE          FEMALE             AGE         MALE        FEMALE
-------------- ----------- ------------ -- -------------- -------------- -------------- -- ------------ ------------ -----------
      0           3.28        2.48              31            9.02           7.49              61          43.66       33.90
-------------- ----------- ------------ -- -------------- -------------- -------------- -- ------------ ------------ -----------
      1           3.31        2.51              32            9.47           7.85              62          46.37       35.95
-------------- ----------- ------------ -- -------------- -------------- -------------- -- ------------ ------------ -----------
      2           3.43        2.60              33            9.94           8.22              63          49.13       38.11
-------------- ----------- ------------ -- -------------- -------------- -------------- -- ------------ ------------ -----------
      3           3.56        2.70              34            10.43          8.61              64          52.23       40.48
-------------- ----------- ------------ -- -------------- -------------- -------------- -- ------------ ------------ -----------
      4           3.70        2.80              35            10.95          9.03              65          55.37       42.95
-------------- ----------- ------------ -- -------------- -------------- -------------- -- ------------ ------------ -----------
      5           3.85        2.90              36            11.51          9.48              66          58.91       45.66
-------------- ----------- ------------ -- -------------- -------------- -------------- -- ------------ ------------ -----------
      6           4.01        3.02              37            12.11          9.94              67          62.52       48.52
-------------- ----------- ------------ -- -------------- -------------- -------------- -- ------------ ------------ -----------
      7           4.18        3.14              38            12.73          10.43             68          66.58       51.68
-------------- ----------- ------------ -- -------------- -------------- -------------- -- ------------ ------------ -----------
      8           4.36        3.27              39            13.39          10.95             69          70.79       55.07
-------------- ----------- ------------ -- -------------- -------------- -------------- -- ------------ ------------ -----------
      9           4.56        3.40              40            14.09          11.49             70          75.49       58.83
-------------- ----------- ------------ -- -------------- -------------- -------------- -- ------------ ------------ -----------
     10           4.77        3.55              41            14.83          12.06             71          80.38       62.89
-------------- ----------- ------------ -- -------------- -------------- -------------- -- ------------ ------------ -----------
     11           4.99        3.70              42            15.62          12.66             72          85.83       67.39
-------------- ----------- ------------ -- -------------- -------------- -------------- -- ------------ ------------ -----------
     12           5.22        3.86              43            16.44          13.29             73          91.44       72.19
-------------- ----------- ------------ -- -------------- -------------- -------------- -- ------------ ------------ -----------
     13           5.45        4.03              44            17.32          13.96             74          95.50       77.46
-------------- ----------- ------------ -- -------------- -------------- -------------- -- ------------ ------------ -----------
     14           5.70        4.21              45            18.26          14.66             75          98.50       83.07
-------------- ----------- ------------ -- -------------- -------------- -------------- -- ------------ ------------ -----------
     15           5.94        4.39              46            19.25          15.40             76         105.65       89.20
-------------- ----------- ------------ -- -------------- -------------- -------------- -- ------------ ------------ -----------
     16           6.18        4.58              47            20.23          16.18             77         113.00       95.84
-------------- ----------- ------------ -- -------------- -------------- -------------- -- ------------ ------------ -----------
     17           6.41        4.77              48            21.34          17.01             78         119.00       103.05
-------------- ----------- ------------ -- -------------- -------------- -------------- -- ------------ ------------ -----------
     18           5.34        4.30              49            22.46          17.89             79         127.00       104.50
-------------- ----------- ------------ -- -------------- -------------- -------------- -- ------------ ------------ -----------
     19           5.53        4.48              50            23.72          18.83             80         137.00       112.00
-------------- ----------- ------------ -- -------------- -------------- -------------- -- ------------ ------------ -----------
     20           5.72        4.66              51            24.98          19.82             81         137.00       112.00
-------------- ----------- ------------ -- -------------- -------------- -------------- -- ------------ ------------ -----------
     21           5.91        4.84              52            26.41          20.87             82         137.00       112.00
-------------- ----------- ------------ -- -------------- -------------- -------------- -- ------------ ------------ -----------
     22           6.15        5.05              53            27.83          21.98             83         137.00       112.00
-------------- ----------- ------------ -- -------------- -------------- -------------- -- ------------ ------------ -----------
     23           6.36        5.26              54            29.45          23.16             84         137.00       112.00
-------------- ----------- ------------ -- -------------- -------------- -------------- -- ------------ ------------ -----------
     24           6.63        5.49              55            31.06          24.41             85         137.00       112.00
-------------- ----------- ------------ -- -------------- -------------- -------------- -- ------------ ------------ -----------
     25           6.88        5.72              56            32.89          25.75
-------------- ----------- ------------ -- -------------- -------------- -------------- -- ------------ ------------ -----------
     26           7.19        5.98              57            34.71          27.13
-------------- ----------- ------------ -- -------------- -------------- -------------- -- ------------ ------------ -----------
     27           7.50        6.24              58            36.79          28.66
-------------- ----------- ------------ -- -------------- -------------- -------------- -- ------------ ------------ -----------
     28           7.85        6.53              59            38.89          30.26
-------------- ----------- ------------ -- -------------- -------------- -------------- -- ------------ ------------ -----------
     29           8.22        6.84              60            41.26          32.04
-------------- ----------- ------------ -- -------------- -------------- -------------- -- ------------ ------------ -----------
     30           8.61        7.15
-------------- ----------- ------------ -- -------------- -------------- -------------- -- ------------ ------------ -----------


                          ADMINISTRATIVE TARGET FACTOR

------------------------------------------------------------- --- ------------------------------------------------------------
 ISSUE AGE   BAND 1    BAND 2    BAND 3    BAND 4    BAND 5       ISSUE AGE  BAND 1    BAND 2    BAND 3    BAND 4    BAND 5
------------------------------------------------------------- --- ------------------------------------------------------------
     0        8.00      6.00      4.00      4.00      4.00           43       8.50      7.50      4.90      4.90      4.90
------------------------------------------------------------- --- ------------------------------------------------------------
     1        8.00      6.00      4.00      4.00      4.00           44       8.50      7.50      4.95      4.95      4.95
------------------------------------------------------------- --- ------------------------------------------------------------
     2        8.00      6.00      4.00      4.00      4.00           45       8.50      7.50      5.00      5.00      5.00
------------------------------------------------------------- --- ------------------------------------------------------------
     3        8.00      6.00      4.00      4.00      4.00           46       8.50      7.50      5.00      5.00      5.00
------------------------------------------------------------- --- ------------------------------------------------------------
     4        8.00      6.00      4.00      4.00      4.00           47       8.50      7.50      5.00      5.00      5.00
------------------------------------------------------------- --- ------------------------------------------------------------
     5        8.00      6.00      4.00      4.00      4.00           48       8.50      7.50      5.00      5.00      5.00
------------------------------------------------------------- --- ------------------------------------------------------------
     6        8.00      6.00      4.00      4.00      4.00           49       8.50      7.50      5.00      5.00      5.00
------------------------------------------------------------- --- ------------------------------------------------------------
     7        8.00      6.00      4.00      4.00      4.00           50       8.50      7.50      5.00      5.00      5.00
------------------------------------------------------------- --- ------------------------------------------------------------
     8        8.00      6.00      4.00      4.00      4.00           51       8.50      7.50      5.00      5.00      5.00
------------------------------------------------------------- --- ------------------------------------------------------------
     9        8.00      6.00      4.00      4.00      4.00           52       8.50      7.50      5.00      5.00      5.00
------------------------------------------------------------- --- ------------------------------------------------------------
    10        8.00      6.00      4.00      4.00      4.00           53       8.50      7.50      5.00      5.00      5.00
------------------------------------------------------------- --- ------------------------------------------------------------
    11        8.00      6.00      4.00      4.00      4.00           54       8.50      7.50      5.00      5.00      5.00
------------------------------------------------------------- --- ------------------------------------------------------------
    12        8.00      6.00      4.00      4.00      4.00           55       8.50      7.50      5.00      5.00      5.00
------------------------------------------------------------- --- ------------------------------------------------------------
    13        8.00      6.00      4.00      4.00      4.00           56       8.50      7.50      5.00      5.00      5.00
------------------------------------------------------------- --- ------------------------------------------------------------
    14        8.00      6.00      4.00      4.00      4.00           57       8.50      7.50      5.00      5.00      5.00
------------------------------------------------------------- --- ------------------------------------------------------------
    15        8.00      6.00      4.00      4.00      4.00           58       8.50      7.50      5.00      5.00      5.00
------------------------------------------------------------- --- ------------------------------------------------------------
    16        8.00      6.00      4.00      4.00      4.00           59       8.50      7.50      5.00      5.00      5.00
------------------------------------------------------------- --- ------------------------------------------------------------
    17        8.00      6.00      4.00      4.00      4.00           60       8.50      7.50      5.00      5.00      5.00
------------------------------------------------------------- --- ------------------------------------------------------------
    18        8.00      6.00      4.00      4.00      4.00           61       8.50      7.50      5.00      5.00      5.00
------------------------------------------------------------- --- ------------------------------------------------------------
    19        8.00      6.00      4.00      4.00      4.00           62       8.50      7.50      5.00      5.00      5.00
------------------------------------------------------------- --- ------------------------------------------------------------
    20        8.00      6.00      4.00      4.00      4.00           63       8.50      7.50      5.00      5.00      5.00
------------------------------------------------------------- --- ------------------------------------------------------------
    21        8.00      6.00      4.00      4.00      4.00           64       8.50      7.50      5.00      5.00      5.00
------------------------------------------------------------- --- ------------------------------------------------------------
    22        8.00      6.00      4.00      4.00      4.00           65       8.50      7.50      5.00      5.00      5.00
------------------------------------------------------------- --- ------------------------------------------------------------
    23        8.00      6.00      4.00      4.00      4.00           66       8.53      7.60      5.15      5.15      5.15
------------------------------------------------------------- --- ------------------------------------------------------------
    24        8.00      6.00      4.00      4.00      4.00           67       8.55      7.70      5.30      5.30      5.30
------------------------------------------------------------- --- ------------------------------------------------------------
    25        8.00      6.00      4.00      4.00      4.00           68       8.58      7.80      5.45      5.45      5.45
------------------------------------------------------------- --- ------------------------------------------------------------
    26        8.05      6.15      4.05      4.05      4.05           69       8.60      7.90      5.60      5.60      5.60
------------------------------------------------------------- --- ------------------------------------------------------------
    27        8.10      6.30      4.10      4.10      4.10           70       8.63      8.00      5.75      5.75      5.75
------------------------------------------------------------- --- ------------------------------------------------------------
    28        8.15      6.45      4.15      4.15      4.15           71       8.65      8.10      5.90      5.90      5.90
------------------------------------------------------------- --- ------------------------------------------------------------
    29        8.20      6.60      4.20      4.20      4.20           72       8.68      8.20      6.05      6.05      6.05
------------------------------------------------------------- --- ------------------------------------------------------------
    30        8.25      6.75      4.25      4.25      4.25           73       8.70      8.30      6.20      6.20      6.20
------------------------------------------------------------- --- ------------------------------------------------------------
    31        8.30      6.90      4.30      4.30      4.30           74       8.73      8.40      6.35      6.35      6.35
------------------------------------------------------------- --- ------------------------------------------------------------
    32        8.35      7.05      4.35      4.35      4.35           75       8.75      8.50      6.50      6.50      6.50
------------------------------------------------------------- --- ------------------------------------------------------------
    33        8.40      7.20      4.40      4.40      4.40           76       8.50      8.55      6.65      6.65      6.65
------------------------------------------------------------- --- ------------------------------------------------------------
    34        8.45      7.35      4.45      4.45      4.45           77       8.50      8.60      6.80      6.80      6.80
------------------------------------------------------------- --- ------------------------------------------------------------
    35        8.50      7.50      4.50      4.50      4.50           78       8.50      8.65      6.95      6.95      6.95
------------------------------------------------------------- --- ------------------------------------------------------------
    36        8.50      7.50      4.55      4.55      4.55           79       8.50      8.70      7.10      7.10      7.10
------------------------------------------------------------- --- ------------------------------------------------------------
    37        8.50      7.50      4.60      4.60      4.60           80       8.50      8.75      7.25      7.25      7.25
------------------------------------------------------------- --- ------------------------------------------------------------
    38        8.50      7.50      4.65      4.65      4.65           81       8.50      8.80      7.40      7.40      7.40
------------------------------------------------------------- --- ------------------------------------------------------------
    39        8.50      7.50      4.70      4.70      4.70           82       8.50      8.85      7.55      7.55      7.55
------------------------------------------------------------- --- ------------------------------------------------------------
    40        8.50      7.50      4.75      4.75      4.75           83       8.50      8.90      7.70      7.70      7.70
------------------------------------------------------------- --- ------------------------------------------------------------
    41        8.50      7.50      4.80      4.80      4.80           84       8.50      8.95      7.85      7.85      7.85
------------------------------------------------------------- --- ------------------------------------------------------------
    42        8.50      7.50      4.85      4.85      4.85           85       9.00      9.00      8.00      8.00      8.00
------------------------------------------------------------- --- ------------------------------------------------------------


ILLUSTRATIONS

Before you purchase the policy and upon request thereafter, we will provide illustrations of future benefits under the policy based upon the proposed Insured's age and premium class, the Death Benefits option elected, Specified Amount, planned periodic Premiums, and Riders requested. We reserve the right to charge a reasonable fee of no more than $25 for this service to persons who request more than one policy illustration during a policy year.

ADVERTISING

Rating Agencies. Independent financial rating services, including Moody's, Standard & Poor's and A.M. Best Company rank and rate us. The purpose of these ratings is to reflect the financial strength or claims-paying ability of Nationwide. The ratings are not intended to reflect the Investment Experience or financial strength of the variable account. We may advertise these ratings from time to time. In addition, we may include in certain advertisements, endorsements in the form of a list of organizations, individuals or other parties which recommend us or the policies. Furthermore, we may occasionally include in advertisements comparisons of currently taxable and tax deferred investment programs, based on selected tax brackets, or discussions of alternative investment vehicles and general economic conditions.


Money Market Yields. We may advertise the "yield" and "effective yield" for the money market Sub-Account. Yield and effective yield are annualized, which means that it is assumed that the underlying mutual fund generates the same level of net income throughout a year.


Yield is a measure of the net dividend and interest income earned over a specific seven-day period (which period will be stated in the advertisement) expressed as a percentage of the offering price of the underlying mutual fund's units. The effective yield is calculated similarly, but reflects assumed compounding, calculated under rules prescribed by the SEC. Thus, effective yield will be slightly higher than yield, due to the compounding.


Historical Performance of the Sub-Accounts. We will advertise historical performance of the Sub-Accounts in accordance with SEC prescribed calculations. Please note that performance information is annualized. However, if a Sub-Account has been available in the variable account for less than one year, the performance information for that Sub-Account is not annualized. Performance information is based on historical earnings and is not intended to predict or project future results.


TAX DEFINITION OF LIFE INSURANCE

Section 7702(b)(1) of the Internal Revenue Code provides that if one of two alternate tests is met, a policy will be treated as life insurance for federal tax purposes. The two tests are referred to as the Cash Value Accumulation Test and the Guideline Premium/Cash Value Corridor Test. Both tests are available to flexible premium policies such as this one.

The tables that follow show, numerically, the requirements for each test.
                   GUIDELINE PREMIUM/CASH VALUE CORRIDOR TEST
                  TABLE OF APPLICABLE PERCENTAGES OF CASH VALUE

------------------------------------------------------------------------------------------------------------------------------------
   ATTAINED AGE OF    PERCENTAGE OF CASH       ATTAINED AGE OF    PERCENTAGE OF CASH       ATTAINED AGE OF     PERCENTAGE OF CASH
       INSURED               VALUE                 INSURED              VALUE                  INSURED                VALUE
------------------------------------------------------------------------------------------------------------------------------------
       0-40                  250%                    61                  128%                     81                  105%
------------------------------------------------------------------------------------------------------------------------------------
         41                  243%                    62                  126%                     82                  105%
------------------------------------------------------------------------------------------------------------------------------------
         42                  236%                    63                  124%                     83                  105%
------------------------------------------------------------------------------------------------------------------------------------
         43                  229%                    64                  122%                     84                  105%
------------------------------------------------------------------------------------------------------------------------------------
         44                  222%                    65                  120%                     85                  105%
------------------------------------------------------------------------------------------------------------------------------------
         45                  215%                    66                  119%                     86                  105%
------------------------------------------------------------------------------------------------------------------------------------
         46                  209%                    67                  118%                     87                  105%
------------------------------------------------------------------------------------------------------------------------------------
         47                  203%                    68                  117%                     88                  105%
------------------------------------------------------------------------------------------------------------------------------------
         48                  197%                    69                  116%                     89                  105%
------------------------------------------------------------------------------------------------------------------------------------
         49                  191%                    70                  115%                     90                  105%
------------------------------------------------------------------------------------------------------------------------------------
         50                  185%                    71                  113%                     91                  104%
------------------------------------------------------------------------------------------------------------------------------------
         51                  178%                    72                  111%                     92                  103%
------------------------------------------------------------------------------------------------------------------------------------
         52                  171%                    73                  109%                     93                  102%
------------------------------------------------------------------------------------------------------------------------------------
         53                  164%                    74                  107%                     94                  101%
------------------------------------------------------------------------------------------------------------------------------------
         54                  157%                    75                  105%                     95                  100%
------------------------------------------------------------------------------------------------------------------------------------
         55                  150%                    76                  105%                     96                  100%
------------------------------------------------------------------------------------------------------------------------------------
         56                  146%                    77                  105%                     97                  100%
------------------------------------------------------------------------------------------------------------------------------------
         57                  142%                    78                  105%                     98                  100%
------------------------------------------------------------------------------------------------------------------------------------
         58                  138%                    79                  105%                     99                  100%
------------------------------------------------------------------------------------------------------------------------------------
         59                  134%                    80                  105%                    100                  100%
------------------------------------------------------------------------------------------------------------------------------------
         60                  130%
------------------------------------------------------------------------------------------------------------------------------------

                          CASH VALUE ACCUMULATION TEST

The Cash Value Accumulation Test requires the Death Benefit to exceed an applicable percentage of the cash value. These applicable percentages are calculated by determining net single premiums, as defined in Code Section 7702(b), for each policy year given a set of actuarial assumptions. The relevant material assumptions include an interest rate of 4% and 1980 CSO guaranteed mortality as prescribed in Revenue Code Section 7702 for the Cash Value Accumulation Test. The resulting net single premiums are then inverted (i.e., multiplied by 1/net single premium) to give the applicable cash value percentages. These premiums vary with the ages, sexes, and risk classifications of the Insureds.

The table below provides an example of applicable percentages for the Cash Value Accumulation Test. This example is for a male non-tobacco preferred issue age 55.

------------------------------------------------------------------------------------------------------------------------------------
       POLICY         PERCENTAGE OF CASH           POLICY         PERCENTAGE OF CASH            POLICY         PERCENTAGE OF CASH
        YEAR                 VALUE                  YEAR                VALUE                    YEAR                 VALUE
------------------------------------------------------------------------------------------------------------------------------------
          1                  302%                    16                  174%                     31                  121%
------------------------------------------------------------------------------------------------------------------------------------
          2                  290%                    17                  169%                     32                  119%
------------------------------------------------------------------------------------------------------------------------------------
          3                  279%                    18                  164%                     33                  118%
------------------------------------------------------------------------------------------------------------------------------------
          4                  269%                    19                  159%                     34                  116%
------------------------------------------------------------------------------------------------------------------------------------
          5                  259%                    20                  154%                     35                  115%
------------------------------------------------------------------------------------------------------------------------------------
          6                  249%                    21                  150%                     36                  113%
------------------------------------------------------------------------------------------------------------------------------------
          7                  240%                    22                  146%                     37                  112%
------------------------------------------------------------------------------------------------------------------------------------
          8                  231%                    23                  142%                     38                  111%
------------------------------------------------------------------------------------------------------------------------------------
          9                  223%                    24                  139%                     39                  110%
------------------------------------------------------------------------------------------------------------------------------------
         10                  215%                    25                  136%                     40                  108%
------------------------------------------------------------------------------------------------------------------------------------
         11                  207%                    26                  133%                     41                  107%
------------------------------------------------------------------------------------------------------------------------------------
         12                  200%                    27                  130%                     42                  106%
------------------------------------------------------------------------------------------------------------------------------------
         13                  193%                    28                  127%                     43                  104%
------------------------------------------------------------------------------------------------------------------------------------
         14                  186%                    29                  125%                     44                  103%
------------------------------------------------------------------------------------------------------------------------------------
         15                  180%                    30                  123%                     45                  102%
------------------------------------------------------------------------------------------------------------------------------------

 PART C. OTHER INFORMATION

         Item 26.        EXHIBITS

                         (a) Resolution of the Depositor's Board of Directors authorizing the establishment of the Registrant - Filed previously with registration statement (333-69014) and hereby incorporated by reference.

                         (b)   Not Applicable.

                         (c) Underwriting or Distribution of contracts between the Depositor and Principal Underwriter - Filed previously with registration statement (333-69014) and hereby incorporated by reference.

                         (d) The form of the contract - Filed previously with registration statement (333-117998) and hereby incorporated by reference.

                         (e) The form of the contract application - Attached hereto.

                         (f) Articles of Incorporation of Depositor - Filed previously with registration statement (333-46338) and hereby incorporated by reference.

                         (g)   Reinsurance Contracts - Not Applicable.

                         (h) Form of Participation Agreement - Filed previously with registration statement (333-117998) and hereby incorporated by reference.

                         (i)   Not Applicable.

                         (j)   Not Applicable.

                         (k) Opinion of Counsel - Filed previously with initial registration statement (333-121881) and hereby incorporated by reference.

                         (l)   Not Applicable.

                         (m)   Not Applicable.


                         (n) Consent of Independent Registered Public Accounting Firm - To be filed by subsequent amendment.

                         (o)  Not Applicable.

                         (p)  Not Applicable.

                         (q) Redeemability Exemption Procedures - Filed previously with registration statement (333-46338) and hereby incorporated by reference.

Item 27. DIRECTORS AND OFFICERS OF THE DEPOSITOR


         Arden L. Shisler, Chairman of the Board
         W.G. Jurgensen, Director and Chief Executive Officer
         Mark R. Thresher, President and Chief Operating Officer
         Patricia R. Hatler, Executive Vice President and Chief Legal and
            Governance Officer
         Terri L. Hill, Executive Vice President-Chief Administrative Officer Michael C. Keller, Executive Vice President-Chief Information Officer Kathleen D. Ricord, Executive Vice President-Chief Marketing Officer
         W. Kim Austen, Senior Vice President-Property and Casualty Commercial/Farm Product Pricing
         J. Stephen Baine, Senior Vice President-Corporate Strategy
         James R. Burke, Senior Vice President-P/C Strategic Planning and
            Operations
         David A. Diamond, Senior Vice President
         Thomas W. Dietrich, Senior Vice President-Division General Counsel Dennis P. Drent, Senior Vice President-Internal Audits
         Peter A. Golato, Senior Vice President-Individual Protection Business
            Head
         J. Lynn Greenstein, Senior Vice President-Property and Casualty Personal Lines Product Pricing
         Kelly A. Hamilton, Senior Vice President-PC Finance
         David K. Hollingsworth, Senior Vice President-PCIO Brokerage
            Operations & Sponsor Relations
         David R. Jahn, Senior Vice President-Property and Casualty Claims Richard A. Karas, Senior Vice President-Non-Affiliated Sales
         M. Eileen Kennedy, Senior Vice President-Chief Financial Officer
         Gale V. King, Senior Vice President-Property and Casualty Human
            Resources
         Srinivas Koushik, Senior Vice President-Chief Technology Officer Gregory S. Lashutka, Senior Vice President-Corporate Relations Katherine A. Mabe, Senior Vice President-Marketing, Strategy and
            Urban Operations
         Duane C. Meek, Senior Vice President-Group Business Head
         Keith I. Millner, Senior Vice President-In Retirement Business Head Brian W. Nocco, Senior Vice President and Treasurer
         R. Dennis Noice, Senior Vice President-NF Systems
         Mark D. Phelan, Senior Vice President-Individual Investments Business
            Head
         Steven P. Rothman, Senior Vice President-IT Strategy and Solutions
            Delivery
         Gary I. Siroko, Senior Vice President-CIO Strategic Investments
         John S. Skubik, Senior Vice President-Consumer Finance
         Gail G. Snyder, Senior Vice President-Enterprise Portfolio & Strategy
            Management
         Mark D. Torkos, Senior Vice President-Property and Casualty Systems Thomas E. Barnes, Vice President-Assistant to the CEO and Secretary Joseph A. Alutto, Director
         James G. Brocksmith, Jr., Director
         Keith W. Eckel, Director
         Lydia M. Marshall, Director
         Donald L. McWhorter, Director
         Martha James Miller de Lombera, Director
         David O. Miller, Director
         James F. Patterson, Director
         Gerald D. Prothro, Director
         Alex Shumate, Director

         The business address of the Directors and Officers of the Depositor is:
         One Nationwide Plaza, Columbus, Ohio 43215

Item 28. PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH THE DEPOSITOR OR REGISTRANT.

               * Subsidiaries for which separate financial statements are filed

               ** Subsidiaries included in the respective consolidated financial statements

               *** Subsidiaries included in the respective group financial statements filed for unconsolidated subsidiaries

               **** Other subsidiaries



------------------------------------------------------------------------------------------------------------------------------------
     COMPANY                             STATE/COUNTRY       NO. VOTING                      PRINCIPAL BUSINESS
                                              OF             SECURITIES
                                         ORGANIZATION      (SEE ATTACHED
                                                            CHART UNLESS
                                                             OTHERWISE
                                                             INDICATED)
------------------------------------------------------------------------------------------------------------------------------------
  1717 Advisory Services, Inc.          Pennsylvania                           The company was formerly registered as an investment
                                                                               advisor and is currently inactive.
------------------------------------------------------------------------------------------------------------------------------------
  1717 Brokerage Services, Inc.         Pennsylvania                           The company is registered as a broker-dealer.
------------------------------------------------------------------------------------------------------------------------------------
  1717 Capital Management Company*      Pennsylvania                           The company is registered as a broker-dealer and
                                                                               investment advisor.
------------------------------------------------------------------------------------------------------------------------------------
  1717 Insurance Agency of              Massachusetts                          The company was established to grant proper licensing
  Massachusetts, Inc.                                                          to Provident Mutual Life Insurance Company (n.k.a.
                                                                               Nationwide Life Insurance Company of America)
                                                                               affiliates in Massachusetts.
------------------------------------------------------------------------------------------------------------------------------------
  1717 Insurance Agency of Texas, Inc.  Texas                                  The company was established to grant proper licensing
                                                                               to former Provident Mutual Life Insurance Company
                                                                               (n.k.a. Nationwide Life Insurance Company of America)
                                                                               affiliates in Texas.
------------------------------------------------------------------------------------------------------------------------------------
  401(k) Investment Advisors, Inc.      Texas                                  The company is an investment advisor registered with
                                                                               the Securities and Exchange Commission.
------------------------------------------------------------------------------------------------------------------------------------
  401(k) Investment Services, Inc.*     Texas                                  The company is a broker-dealer registered with the
                                                                               National Association of Securities Dealers, Inc.
------------------------------------------------------------------------------------------------------------------------------------
  AGMC Reinsurance, Ltd.                Turks & Caicos                         The company is in the business of reinsurance of
                                        Islands                                mortgage guaranty risks.
------------------------------------------------------------------------------------------------------------------------------------
  AID Finance Services, Inc.            Iowa                                   The company operates as a holding company.
------------------------------------------------------------------------------------------------------------------------------------
  ALLIED Document Solutions, Inc.       Iowa                                   The company provides general printing services to its
                                                                               affiliated companies as well as to unaffiliated
                                                                               companies.
------------------------------------------------------------------------------------------------------------------------------------
  ALLIED General Agency Company         Iowa                                   The  company acts as a general agent and surplus
                                                                               lines broker for property and casualty insurance
                                                                               products.
------------------------------------------------------------------------------------------------------------------------------------
  ALLIED Group, Inc.                    Iowa                                   The company is a property and casualty insurance
                                                                               holding company.
------------------------------------------------------------------------------------------------------------------------------------
  ALLIED Group Insurance Marketing      Iowa                                   The company engages in the direct marketing of
  Company                                                                      property and casualty insurance products.
------------------------------------------------------------------------------------------------------------------------------------
  ALLIED Property and Casualty          Iowa                                   The company underwrites general property and casualty
  Insurance Company                                                            insurance.
------------------------------------------------------------------------------------------------------------------------------------
  Allied Texas Agency, Inc.             Texas                                  The company acts as a managing general agent to place
                                                                               personal and commercial automobile insurance with
                                                                               Colonial County Mutual Insurance Company for the
                                                                               independent agency companies.
------------------------------------------------------------------------------------------------------------------------------------
  Allnations, Inc.                      Ohio                                   The company engages in promoting, extending, and
                                                                               strengthening cooperative insurance organizations
                                                                               throughout the world.
------------------------------------------------------------------------------------------------------------------------------------
  AMCO Insurance Company                Iowa                                   The company underwrites general property and
                                                                               casualty insurance.
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
     COMPANY                             STATE/COUNTRY       NO. VOTING                      PRINCIPAL BUSINESS
                                              OF             SECURITIES
                                         ORGANIZATION      (SEE ATTACHED
                                                            CHART UNLESS
                                                             OTHERWISE
                                                             INDICATED)
------------------------------------------------------------------------------------------------------------------------------------
  American Marine Underwriters, Inc.    Florida                                The company is an underwriting manager for ocean
                                                                               cargo and hull insurance.
------------------------------------------------------------------------------------------------------------------------------------
  Asset Management Holdings plc*        England and Wales                      The company is a holding company of a group engaged
                                                                               in the management of pension fund assets, unit trusts
                                                                               and other collective investment schemes, investment
                                                                               trusts and portfolios for corporate clients.
------------------------------------------------------------------------------------------------------------------------------------
  Audenstar Limited                     United Kingdom                         The company is an investment holding company.
------------------------------------------------------------------------------------------------------------------------------------
  Cal-Ag Insurance Services, Inc.       California                             The company is an insurance agency.
------------------------------------------------------------------------------------------------------------------------------------
  CalFarm Insurance Agency              California                             The company is an insurance agency.
------------------------------------------------------------------------------------------------------------------------------------
  Capital Pro Holding, Inc.             Delaware                               The company operates as a holding company.
------------------------------------------------------------------------------------------------------------------------------------
  Capital Professional Advisors, Inc.   Delaware                               The company provides training and financial support
                                                                               for certain financial services firms.  The company
                                                                               also provides financial services support through a
                                                                               broker-dealer subsidiary, an investment advisor
                                                                               subsidiary and an insurance agency subsidiary.
------------------------------------------------------------------------------------------------------------------------------------
  Cap Pro Advisory Services, Inc.       Delaware                               The company is an investment advisor that is
                                                                               registered in the State of Minnesota.  It provides
                                                                               investment advisory services for customers of
                                                                               financial services firms that have contractual
                                                                               agreements with its parent company, Capital
                                                                               Professional Advisors, Inc.
------------------------------------------------------------------------------------------------------------------------------------
  Cap Pro Brokerage Services, Inc.*     Delaware                               The company is a registered broker-dealer that
                                                                               conducts a general securities business.  It provides
                                                                               investment advisory services for customers of
                                                                               financial services firms that have contractual
                                                                               agreements with its parent company, Capital
                                                                               Professional Advisors, Inc.
------------------------------------------------------------------------------------------------------------------------------------
  Cap Pro Insurance Agency Services,    Delaware                               The company is a licensed insurance agency that sells
  Inc.                                                                         and services insurance products for financial
                                                                               services firms that have contractual agreements with
                                                                               its parent company, Capital Professional Advisors,
                                                                               Inc.
------------------------------------------------------------------------------------------------------------------------------------
  Colonial County Mutual Insurance      Texas                                  The company underwrites non-standard automobile and
  Company*                                                                     motorcycle insurance and other various commercial
                                                                               liability coverages in Texas.
------------------------------------------------------------------------------------------------------------------------------------
  Cooperative Service Company           Nebraska                               The company is an insurance agency that sells and
                                                                               services commercial insurance.  The company also
                                                                               provides loss control and compliance consulting
                                                                               services and audit, compilation, and tax preparation
                                                                               services.
------------------------------------------------------------------------------------------------------------------------------------
  Corviant Corporation                  Delaware                               The purpose of the company is to create a captive
                                                                               distribution network through which affiliates can
                                                                               sell multi-manager investment products, insurance
                                                                               products and sophisticated estate planning services.
------------------------------------------------------------------------------------------------------------------------------------
  Crestbrook Insurance Company          Ohio                                   The company is an Ohio-based multi-line insurance
  (f.k.a. CalFarm Insurance Company)                                           corporation that is authorized to write personal,
                                                                               automobile, homeowners and commercial insurance.
------------------------------------------------------------------------------------------------------------------------------------
  Damian Securities Limited*            England and Wales                      The company is engaged in investment holding.
------------------------------------------------------------------------------------------------------------------------------------
  Delfi Realty Corporation              Delaware                               The company is currently inactive.
------------------------------------------------------------------------------------------------------------------------------------
  Depositors Insurance Company          Iowa                                   The company underwrites general property and casualty
                                                                               insurance.
------------------------------------------------------------------------------------------------------------------------------------



------------------------------------------------------------------------------------------------------------------------------------
     COMPANY                             STATE/COUNTRY       NO. VOTING                      PRINCIPAL BUSINESS
                                              OF             SECURITIES
                                         ORGANIZATION      (SEE ATTACHED
                                                            CHART UNLESS
                                                             OTHERWISE
                                                             INDICATED)
------------------------------------------------------------------------------------------------------------------------------------
  Discover Insurance Agency, LLC        California                             The purpose of the company is to sell property and
                                                                               casualty insurance products including, but not
                                                                               limited to, automobile or other vehicle insurance and
                                                                               homeowner's insurance.
------------------------------------------------------------------------------------------------------------------------------------
  Discover Insurance Agency of Texas,   Texas                                  The purpose of the company is to sell property and
  LLC                                                                          casualty insurance products including, but not
                                                                               limited to, automobile or other vehicle insurance and
                                                                               homeowner's insurance.
------------------------------------------------------------------------------------------------------------------------------------
  DVM Insurance Agency, Inc.            California                             This company places pet insurance business not
                                                                               written by Veterinary Pet Insurance Company outside
                                                                               of California with National Casualty Company.
------------------------------------------------------------------------------------------------------------------------------------
  Europewide Financial S.A (f.k.a.      Luxembourg                             The purpose of this company is to carry out, on its
  Dancia Life S.A.)*                                                           own behalf or on behalf of third parties, any
                                                                               insurance business, including coinsurance and
                                                                               reinsurance, relating to human life, whether
                                                                               undertaken in Luxembourg or abroad, all real estate
                                                                               business and all business relating to movable assets,
                                                                               all financial business and other business related
                                                                               directly to the company's objectives that would
                                                                               promote or facilitate the realization of the
                                                                               company's objectives.
------------------------------------------------------------------------------------------------------------------------------------
  Europewide Life SA (f.k.a.            Luxembourg                             The company writes life insurance including
  CLARIENT Life Insurance SA)*                                                 coinsurance and reinsurance.
------------------------------------------------------------------------------------------------------------------------------------
  F&B, Inc.                             Iowa                                   The company is an insurance agency that places
                                                                               business not written by Farmland Mutual Insurance
                                                                               Company and its affiliates with other carriers.
------------------------------------------------------------------------------------------------------------------------------------
  Farmland Mutual Insurance             Iowa                                   The company provides property and casualty insurance
  Company                                                                      primarily to agricultural businesses.
------------------------------------------------------------------------------------------------------------------------------------
  Fenplace Limited                      England and Wales                      The company is currently inactive.
------------------------------------------------------------------------------------------------------------------------------------
  Financial Horizons Distributors       Alabama                                The company is an insurance agency marketing life
  Agency of Alabama, Inc.                                                      insurance and annuity products through financial
                                                                               institutions.
------------------------------------------------------------------------------------------------------------------------------------
  Financial Horizons Distributors       Ohio                                   The company is an insurance agency marketing life
  Agency of Ohio, Inc.                                                         insurance and annuity products through financial
                                                                               institutions.
------------------------------------------------------------------------------------------------------------------------------------
  Financial Horizons Distributors       Texas                                  The company is an insurance agency marketing life
  Agency of Texas, Inc.                                                        insurance and annuity products through financial
                                                                               institutions.
------------------------------------------------------------------------------------------------------------------------------------
  Financial Settlement Services         Ohio                                   The company is an insurance agency in the business of
  Agency, Inc.                                                                 selling structured settlement products.
------------------------------------------------------------------------------------------------------------------------------------
  Four P Finance Company                Pennsylvania                           The company is currently inactive.
------------------------------------------------------------------------------------------------------------------------------------
  Gardiner Point Hospitality LLC        Ohio                                   The company holds the assets of a hotel in
                                                                               foreclosure.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore 1990 Limited                 England and Wales                      The company is engaged as a general partner in a
                                                                               limited partnership formed to invest in unlisted
                                                                               securities.  This company is currently in members'
                                                                               voluntary liquidation.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore 1990 Trustee Limited         England and Wales                      The company is dormant within the meaning of Section
                                                                               249AA of the Companies Act 1985 of the United
                                                                               Kingdom.  This company is currently in members'
                                                                               voluntary liquidation.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Capital Management           England and Wales                      The company is engaged in investment management and
  Limited*                                                                     advisory services to business, institutional and
                                                                               private investors.
------------------------------------------------------------------------------------------------------------------------------------



------------------------------------------------------------------------------------------------------------------------------------
     COMPANY                             STATE/COUNTRY       NO. VOTING                      PRINCIPAL BUSINESS
                                              OF             SECURITIES
                                         ORGANIZATION      (SEE ATTACHED
                                                            CHART UNLESS
                                                             OTHERWISE
                                                             INDICATED)
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Distribution Services,       Delaware                               The company is a limited purpose broker-dealer.
  Inc.*
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Emerging Managers,           Delaware                               The company acquires and holds interests in
  LLC                                                                          registered investment advisors and provides
                                                                               investment management services.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Fund Managers                Jersey, Channel                        The company is engaged in investment administration
  International Limited*                Islands                                and support.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Fund Managers Limited*       England and Wales                      The company is engaged in authorized unit trust
                                                                               management and OEIC management.  It is also the
                                                                               authorized Corporate Director of the Gartmore OEIC
                                                                               Funds.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Global Asset                 Delaware                               The company operates as a holding company.
  Management,Inc.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Global Asset Management      Delaware                               The company acts as a holding company for the
  Trust*                                                                       Gartmore group of companies and as a registered
                                                                               investment advisor for registered investment
                                                                               companies.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Global Investments, Inc.*    Delaware                               The company acts as a holding company and provides
                                                                               other business services for the Gartmore group of
                                                                               companies.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Global Partners*             Delaware                               The partnership is engaged in investment management.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Global Ventures, Inc.        Delaware                               The company acts as a holding company for
                                                                               subsidiaries in the Nationwide group of companies.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Group Limited*               England and Wales                      The company is a holding company for a group engaged
                                                                               in the management of pension fund assets, unit trusts
                                                                               and other collective investment schemes, investment
                                                                               trusts, and portfolios for corporate clients.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Indosuez UK Recovery         England and Wales                      The company is a general partner in two limited
  Fund (G.P.) Limited                                                          partnerships formed to invest in unlisted securities.
                                                                               The company is currently in members' voluntary
                                                                               dissolution.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Investment Limited*          England and Wales                      The company is engaged in investment management and
                                                                               advisory services to pension funds, unit trusts and
                                                                               other collective investment schemes, investment
                                                                               trusts and portfolios for corporate or other
                                                                               institutional clients.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Investment Management plc*   England and Wales                      The company is an investment holding company and
                                                                               provides services to other companies within the
                                                                               Gartmore group of companies in the United Kingdom.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Investment Services          Germany                                The company is engaged in marketing support for
  GmbH                                                                         subsidiaries of the Nationwide group of companies.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Investment Services          England and Wales                      The company is engaged in investment holding for
  Limited*                                                                     subsidiaries of the Nationwide group of companies.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Investor Services, Inc.      Ohio                                   The company provides transfer and dividend disbursing
                                                                               agent services to various mutual fund entities.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Japan Limited*               Japan                                  The company is the renamed survivor entity of the
                                                                               merger of Gartmore Investment Management Japan
                                                                               Limited and Gartmore NC Investment Trust Management
                                                                               Company Ltd.  The company is engaged in the business
                                                                               of investment management.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Managers (Jersey) Limited*   Jersey, Channel                        The company serves as the manager of four AIB Govett
                                        Islands                                Jersey funds: AIB Grofunds Currency Funds Limited,
                                                                               Govett Securities & Investments Limited, Govett
                                                                               Singapore Growth Fund Limited and Govett Safeguard
                                                                               Funds Limited.
------------------------------------------------------------------------------------------------------------------------------------



------------------------------------------------------------------------------------------------------------------------------------
     COMPANY                             STATE/COUNTRY       NO. VOTING                      PRINCIPAL BUSINESS
                                              OF             SECURITIES
                                         ORGANIZATION      (SEE ATTACHED
                                                            CHART UNLESS
                                                             OTHERWISE
                                                             INDICATED)
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Morley & Associates, Inc.    Oregon                                 The company brokers or places book-value maintenance
                                                                               agreements (wrap contracts) and guaranteed investment
                                                                               contracts for collective investment trusts and
                                                                               accounts.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Morley Capital Management,   Oregon                                 The company is an investment advisor and stable value
  Inc.                                                                         money manager.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Morley Financial Services,   Oregon                                 The company is a holding company.
  Inc.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Mutual Fund Capital Trust    Delaware                               The trust acts as a registered investment advisor.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore No. 1 General Partner,       Scotland                               The company is a general partner in Scottish Limited
  Ltd.*                                                                        Partnership, itself a general partner of Gartmore
                                                                               Direct Fund I Limited Partnership, a private equity
                                                                               investment vehicle.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore No. 2 General Partner,       Scotland                               The company is a general partner in Scottish Limited
  Ltd.*                                                                        Partnership, itself a general partner of Gartmore
                                                                               Direct Fund I Limited Partnership, a private equity
                                                                               investment vehicle.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Nominees Limited             England and Wales                      The company acts as a nominee.  The company is
                                                                               dormant within the meaning of Section 249AA of the
                                                                               Companies Act of 1985 of England and Wales.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Pension Trustees, Ltd.       England and Wales                      Until April 1999, the company acted as a trustee of
                                                                               the Gartmore Pension Fund established by Gartmore
                                                                               Investment Management plc.  Gartmore Pension Fund
                                                                               merged with the National Westminster Bank Pension
                                                                               Fund on April 1, 1999.  As a result, all assets and
                                                                               liabilities of the Gartmore Pension Fund were
                                                                               transferred to the National Westminster Bank Fund. On
                                                                               November 22, 2000, the company changed its name from
                                                                               "Gartmore Pension Fund Trustees Limited" to "Gartmore
                                                                               Pension Trust Limited."  On November 30, 2000, the
                                                                               company became the trustee of the Gartmore Pension
                                                                               Scheme.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Riverview, LLC*              Delaware                               The company provides customized solutions in the form
                                                                               of expert advice and investment management services
                                                                               to a limited number of institutional investors
                                                                               through construction of hedge fund and alternative
                                                                               asset portfolios and their integration into the
                                                                               entire asset allocation framework.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Riverview II, LLC            Delaware                               The company is a holding company for Gartmore
                                                                               Riverview, LLC.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Riverview Polyphony Fund     Delaware                               The company invests in limited partnerships and other
  LLC*                                                                         entities and retains managers to invest, reinvest and
                                                                               trade in securities and other financial instruments.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore S.A. Capital Trust           Delaware                               The trust acts as a registered investment advisor.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Securities Limited*          England and Wales                      The company is engaged in investment holding and
                                                                               is a partner in Gartmore Global Partners.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Separate Accounts, LLC       Delaware                               The company acts as an investment advisor registered
                                                                               with the Securities and Exchange Commission.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Trust Company                Oregon                                 The company is an Oregon state bank with trust power.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore U.S. Limited*                England and Wales                      The company is a joint partner in Gartmore Global
                                                                               Partners.
------------------------------------------------------------------------------------------------------------------------------------



------------------------------------------------------------------------------------------------------------------------------------
     COMPANY                             STATE/COUNTRY       NO. VOTING                      PRINCIPAL BUSINESS
                                              OF             SECURITIES
                                         ORGANIZATION      (SEE ATTACHED
                                                            CHART UNLESS
                                                             OTHERWISE
                                                             INDICATED)
------------------------------------------------------------------------------------------------------------------------------------
  Gates, McDonald & Company*            Ohio                                   The company provides services to employers for
                                                                               managing workers' compensation matters and employee
                                                                               benefits costs.
------------------------------------------------------------------------------------------------------------------------------------
  Gates, McDonald & Company of          Nevada                                 The company provides self-insurance administration,
  Nevada                                                                       claims examining and data processing services.
------------------------------------------------------------------------------------------------------------------------------------
  Gates, McDonald & Company of New      New York                               The company provides workers' compensation and
  York, Inc.                                                                   self-insured claims administration services to
                                                                               employers with exposure in New York.
------------------------------------------------------------------------------------------------------------------------------------
  GatesMcDonald Health Plus Inc.        Ohio                                   The company provides medical management and cost
                                                                               containment services to employers.
------------------------------------------------------------------------------------------------------------------------------------
  GGI MGT LLC                           Delaware                               The company is a passive investment holder in
                                                                               Newhouse Special Situations Fund I, LLC for the
                                                                               purpose of allocation of earnings to Gartmore
                                                                               management team as it relates to the ownership and
                                                                               management of Newhouse Special Situations Fund I,
                                                                               LLC.
------------------------------------------------------------------------------------------------------------------------------------
  GIL Nominees Limited                  England and Wales                      The company acts as a nominee. The company is dormant
                                                                               within the meaning of Section 249AA of the Companies
                                                                               Act of 1985 of England and Wales.
------------------------------------------------------------------------------------------------------------------------------------
  Institutional Concepts, Inc.          New York                               This company holds insurance licenses in numerous
                                                                               states.
------------------------------------------------------------------------------------------------------------------------------------
  Insurance Intermediaries, Inc.        Ohio                                   The company is an insurance agency and provides
                                                                               commercial property and casualty brokerage services.
------------------------------------------------------------------------------------------------------------------------------------
  Life REO Holdings, LLC                Ohio                                   The company serves as a holding company for
                                                                               foreclosure entities.
------------------------------------------------------------------------------------------------------------------------------------
  Lone Star General Agency, Inc.        Texas                                  The company acts as general agent to market
                                                                               non-standard automobile and motorcycle insurance for
                                                                               Colonial County Mutual Insurance Company.
------------------------------------------------------------------------------------------------------------------------------------
  MedProSolutions, Inc.                 Massachusetts                          The company provides third-party administration
                                                                               services for workers' compensation, automobile
                                                                               injury and disability claims.
------------------------------------------------------------------------------------------------------------------------------------
  National Casualty Company             Wisconsin                              The company underwrites various property and
                                                                               casualty coverage, as well as individual and group
                                                                               accident and health insurance.
------------------------------------------------------------------------------------------------------------------------------------
  National Casualty Company of          England                                This is a limited liability company organized for
  America, Ltd.                                                                profit under the Companies Act of 1948 of England for
                                                                               the purpose of carrying on the business of insurance,
                                                                               reinsurance, indemnity, and guarantee of various
                                                                               kinds.  This company is currently inactive.
------------------------------------------------------------------------------------------------------------------------------------
  National Deferred Compensation,       Ohio                                   The company administers deferred compensation plans
  Inc.*                                                                        for public employees.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Advantage Mortgage         Iowa                                   The company makes residential mortgage loans.
  Company*
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Affinity Insurance         Kansas                                 The company is a shell insurer with no active
  Company of America                                                           policies or liabilities.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Affordable Housing,        Ohio                                   The company invests in multi-family housing projects
  LLC                                                                          throughout the U.S.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Agribusiness Insurance     Iowa                                   The company provides property and casualty insurance
  Company                                                                      primarily to agricultural businesses.
------------------------------------------------------------------------------------------------------------------------------------



------------------------------------------------------------------------------------------------------------------------------------
     COMPANY                             STATE/COUNTRY       NO. VOTING                      PRINCIPAL BUSINESS
                                              OF             SECURITIES
                                         ORGANIZATION      (SEE ATTACHED
                                                            CHART UNLESS
                                                             OTHERWISE
                                                             INDICATED)
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Arena, LLC*                Ohio                                   The purpose of the company is to develop Nationwide
                                                                               Arena and to engage in related development activity.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Asset Management           England and Wales                      The company is a holding company for a group engaged
  Holdings, Limited*                                                           in the management of pension fund assets, unit trusts
                                                                               and other collective investment schemes, investment
                                                                               trusts and portfolios for corporate clients.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Assurance Company          Wisconsin                              The company underwrites non-standard automobile and
                                                                               motorcycle insurance.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Atlantic Insurance         Ohio                                   The company writes personal lines residential
  Company                                                                      property  insurance in the State of Florida.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Capital Mortgage, LLC      Ohio                                   This company is a holding company that funds/owns
                                                                               commercial mortgage loans on an interim basis, hedges
                                                                               the loans during the ownership period, and then sells
                                                                               the loans as part of a securitization to generate
                                                                               profit.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Cash Management            Ohio                                   The company buys and sells investment securities of
  Company*                                                                     a short-term nature as agent for other corporations,
                                                                               foundations, and insurance company separate accounts.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Community Development      Ohio                                   The company holds investments in low-income housing
  Corporation, LLC                                                             funds.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Corporation                Ohio                                   The company acts primarily as a holding company
                                                                               for entities affiliated with Nationwide Mutual
                                                                               Insurance Company and Nationwide Mutual Fire
                                                                               Insurance Company.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Credit Enhancement         Ohio                                   The company is currently inactive.
  Insurance Company
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Financial Assignment       Ohio                                   The company acts as an administrator of structured
  Company                                                                      settlements.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Financial Institution      Delaware                               The company is an insurance agency.
  Distributors Agency, Inc.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Financial Institution      New Mexico                             The company is an insurance agency.
  Distributors Agency, Inc. of New
  Mexico
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Financial Institution      Massachusetts                          The company is an insurance agency.
  Distributors Insurance Agency, Inc.
  of Massachusetts
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Financial Services         Bermuda                                The company is a long-term insurer that issues
  (Bermuda) Ltd.*                                                              variable annuity and variable life products
                                                                               to persons outside of the United States and Bermuda.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Financial Services         Delaware                               The Trust's sole purpose is to issue and sell certain
  Capital Trust                                                                securities representing individual beneficial
                                                                               interests in the assets of the Trust.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Financial Services         Delaware                               The Trust's sole purpose is to issue and sell certain
  Capital Trust II                                                             securities representing individual beneficial
                                                                               interests in the assets of the Trust.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Financial Services,        Delaware                               The company acts primarily as a holding company for
  Inc.*                                                                        companies within the Nationwide organization that
                                                                               offer or distribute long-term savings and retirement
                                                                               products.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Financial Sp. Z o.o        Poland                                 The company provides distribution services for its
                                                                               affiliate Nationwide Towarzystwo Ubezpieczen na Zycie
                                                                               S.A. in Poland.
------------------------------------------------------------------------------------------------------------------------------------



------------------------------------------------------------------------------------------------------------------------------------
     COMPANY                             STATE/COUNTRY       NO. VOTING                      PRINCIPAL BUSINESS
                                              OF             SECURITIES
                                         ORGANIZATION      (SEE ATTACHED
                                                            CHART UNLESS
                                                             OTHERWISE
                                                             INDICATED)
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Financial Structured       Ohio                                   The company captures and reports the results of the
  Products, LLC                                                                structured products business unit.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Foundation*                Ohio                                   The company contributes to non-profit activities and
                                                                               projects.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide General Insurance          Ohio                                   The company transacts a general insurance business,
  Company                                                                      except life insurance, and primarily provides
                                                                               automobile and fire insurance to select customers.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Global Finance, LLC        Ohio                                   The company acts as a support company for Nationwide
                                                                               Global Holdings, Inc. in its international
                                                                               capitalization efforts.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Global Funds               Luxembourg                             This company issues shares of mutual funds.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Global Holdings, Inc.*     Ohio                                   The company is a holding company for the
                                                                               international operations of Nationwide.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Global Holdings-NGH        Brazil                                 The company acts as a holding company for
  Brasil Participacoes, Ltda.                                                  subsidiaries of the Nationwide group of companies.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Global Services EIG        Luxembourg                             The company provides shared services to PanEuroLife,
                                                                               Europewide Life SA, Europewide Financial S.A. (f.k.a.
                                                                               Dancia Life S.A.) and Nationwide Global Holdings,
                                                                               Inc.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Indemnity Company*         Ohio                                   The company is involved in the reinsurance business
                                                                               by assuming business from Nationwide Mutual Insurance
                                                                               Company and other insurers within the Nationwide
                                                                               Insurance organization.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Insurance Company of       Wisconsin                              The company is an independent agency personal lines
  America                                                                      underwriter of property and casualty insurance.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Insurance Company of       Ohio                                   The company transacts general insurance business
  Florida*                                                                     except life insurance.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Insurance Management       Ohio                                   The company provides management services to Cap Pro
  Services, Inc.                                                               Insurance Agency Services, Inc.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Insurance Sales Company,   Ohio                                   The company provides administrative services for the
  LLC                                                                          product sales and distribution channels of Nationwide
                                                                               Mutual Insurance Company and its affiliated and
                                                                               subsidiary insurance companies.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide International              California                             The company is a special risk, excess and
  Underwriters                                                                 surplus  lines underwriting manager.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Investment Services        Oklahoma                               This is a limited broker-dealer company doing
  Corporation**                                                                business in the deferred compensation market and acts
                                                                               as an investment advisor.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Life and Annuity Company   Delaware                               The company provides individual life insurance of
  America**                                                                    products.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Life and Annuity           Ohio                                   The company engages in underwriting life
  Insurance Company**                                                          insurance and  granting, purchasing, and disposing of
                                                                               annuities.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Life Insurance             Ohio                                   The company provides individual life insurance, group
  Company*                                                                     life and health insurance, fixed and variable annuity
                                                                               products, and other life insurance products.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Life Insurance             Pennsylvania                           The company provides individual life insurance and
  Company of America*                                                          group annuity products.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Life Insurance Company     Delaware                               The company insures against personal injury,
  of Delaware*                                                                 disability or death resulting from traveling,
                                                                               sickness or other general accidents, and every type
                                                                               of insurance appertaining thereto.
------------------------------------------------------------------------------------------------------------------------------------



------------------------------------------------------------------------------------------------------------------------------------
     COMPANY                             STATE/COUNTRY       NO. VOTING                      PRINCIPAL BUSINESS
                                              OF             SECURITIES
                                         ORGANIZATION      (SEE ATTACHED
                                                            CHART UNLESS
                                                             OTHERWISE
                                                             INDICATED)
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Lloyds                     Texas                                  The company markets commercial property insurance
                                                                               in Texas.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Management Systems, Inc.   Ohio                                   The company offers a preferred provider organization
                                                                               and other related products and services.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Maritima Vida E            Brazil                                 The company operates as a licensed insurance company
  Previdencia SA*                                                              in the categories of life and unrestricted private
                                                                               pension plans in Brazil.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Mutual Capital, LLC        Ohio                                   The company acts as a private equity fund investing
  (f.k.a. Nationwide Strategic                                                 in companies for investment purposes and to create
  Investment Fund, LLC).                                                       strategic opportunities for Nationwide.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Mutual Fire Insurance      Ohio                                   The company engages in a general insurance and
  Company                                                                      reinsurance business, except life insurance.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Mutual Insurance           Ohio                                   The company engages in a general insurance and
  Company*                                                                     reinsurance business, except life insurance.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Private Equity Fund, LLC   Ohio                                   The company invests in private equity funds.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Properties, Ltd.           Ohio                                   The company is engaged in the business of developing,
                                                                               owning and operating real estate and real estate
                                                                               investments.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Property and Casualty      Ohio                                   The company engages in a general insurance business,
  Insurance Company                                                            except life insurance.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Provident Distributors,    Delaware                               The company is currently inactive.
  Inc.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Provident Holding          Pennsylvania                           The company is a holding company for non-insurance
  Company*                                                                     subsidiaries.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Realty Investors, Ltd.*    Ohio                                   The company is engaged in the business of developing,
                                                                               owning and operating real estate and real estate
                                                                               investment.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Retirement Solutions,      Delaware                               The company markets and administers deferred
  Inc.*                                                                        compensation plans for public employees.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Retirement Solutions,      Alabama                                The company provides retirement products, marketing
  Inc. of Alabama                                                              and education and administration to public employees
                                                                               and educators.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Retirement Solutions,      Arizona                                The company markets and administers deferred
  Inc. of Arizona                                                              compensation plans for public employees.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Retirement Solutions,      Arkansas                               The company markets and administers deferred
  Inc. of Arkansas                                                             compensation plans for public employees.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Retirement Solutions,      Montana                                The company markets and administers deferred
  Inc. of Montana                                                              compensation plans for public employees.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Retirement Solutions,      Nevada                                 The company markets and administers deferred
  Inc. of Nevada                                                               compensation plans for public employees.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Retirement Solutions,      New Mexico                             The company markets and administers deferred
  Inc. of New Mexico                                                           compensation plans for public employees.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Retirement Solutions,      Ohio                                   The company provides retirement products, marketing
  Inc. of Ohio                                                                 and education and administration to public employees.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Retirement Solutions,      Oklahoma                               The company markets and administers deferred
  Inc. of Oklahoma                                                             compensation plans for public employees.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Retirement Solutions,      South Dakota                           The company markets and administers deferred
  Inc. of South Dakota                                                         compensation plans for public employees.
------------------------------------------------------------------------------------------------------------------------------------



------------------------------------------------------------------------------------------------------------------------------------
     COMPANY                             STATE/COUNTRY       NO. VOTING                      PRINCIPAL BUSINESS
                                              OF             SECURITIES
                                         ORGANIZATION      (SEE ATTACHED
                                                            CHART UNLESS
                                                             OTHERWISE
                                                             INDICATED)
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Retirement Solutions,      Texas                                  The company markets and administers deferred
  Inc. of Texas                                                                compensation plans for public employees.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Retirement Solutions,      Wyoming                                The company markets and administers deferred
  Inc. of Wyoming                                                              compensation plans for public employees.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Retirement Solutions,      Massachusetts                          The company markets and administers deferred
  Insurance Agency, Inc.                                                       compensation plans for public employees.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Securities, Inc.*          Ohio                                   The company is a registered broker-dealer and
                                                                               provides investment management and administrative
                                                                               services.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Services Company,          Ohio                                   The company performs shared services functions for
  LLC                                                                          the Nationwide organization.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Services Sp. Z o.o.        Poland                                 The company provides services to Nationwide Global
                                                                               Holdings, Inc. in Poland.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Towarzystwo Ubezpieczen    Poland                                 The company is authorized to engage in the business
  na Zycie S.A.*                                                               of life insurance and pension products in Poland.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Trust Company, FSB         United States                          This is a federal savings bank chartered by the
                                                                               Office of Thrift Supervision in the United States
                                                                               Department of the Treasury to exercise custody and
                                                                               fiduciary powers.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide UK Holding Company, Ltd.*  England and Wales                      The company is a holding company for a group engaged
                                                                               in the management of pension fund assets, unit trusts
                                                                               and other collective investment schemes, investment
                                                                               trusts and portfolios for corporate clients.
------------------------------------------------------------------------------------------------------------------------------------
  Newhouse Capital Partners, LLC*       Delaware                               The company invests in financial services companies
                                                                               that specialize in e-commerce and promote
                                                                               distribution of financial services.
------------------------------------------------------------------------------------------------------------------------------------
  Newhouse Special Situations Fund      Delaware                               The company owns and manages contributed securities
  I, LLC                                                                       in  order to achieve long-term capital appreciation
                                                                               from thecontributed securities and through
                                                                               investments in a portfolio of other equity
                                                                               investments in financial service and other related
                                                                               companies.
------------------------------------------------------------------------------------------------------------------------------------
  NF Reinsurance Ltd.*                  Bermuda                                The company serves as a captive reinsurer for
                                                                               Nationwide Life Insurance Company's universal life,
                                                                               term life and annuity business.
------------------------------------------------------------------------------------------------------------------------------------
  NFS Distributors, Inc.                Delaware                               The company acts primarily as a holding company for
                                                                               Nationwide Financial Services, Inc.'s distribution
                                                                               companies.
------------------------------------------------------------------------------------------------------------------------------------
  NFSB Investments, Ltd.                Bermuda                                The company buys and sells investment securities for
                                                                               its own account in order to enhance the investment
                                                                               returns of its affiliates.
------------------------------------------------------------------------------------------------------------------------------------
  NGH Luxembourg S.a.r.L.*              Luxembourg                             The company acts primarily as a holding company
                                                                               for the European operations of Nationwide
                                                                               Global Holdings, Inc.
------------------------------------------------------------------------------------------------------------------------------------
  NGH Netherlands B.V.                  Netherlands                            The company acts as a holding company for other
                                                                               Nationwide overseas companies.
------------------------------------------------------------------------------------------------------------------------------------



------------------------------------------------------------------------------------------------------------------------------------
     COMPANY                             STATE/COUNTRY       NO. VOTING                      PRINCIPAL BUSINESS
                                              OF             SECURITIES
                                         ORGANIZATION      (SEE ATTACHED
                                                            CHART UNLESS
                                                             OTHERWISE
                                                             INDICATED)
------------------------------------------------------------------------------------------------------------------------------------
  NGH UK, Ltd.*                         United Kingdom                         The company functions as a support company for other
                                                                               Nationwide overseas companies.
------------------------------------------------------------------------------------------------------------------------------------
  NorthPointe Capital LLC               Delaware                               The company acts as a registered investment advisor.
------------------------------------------------------------------------------------------------------------------------------------
  PanEuroLife*                          Luxembourg                             The company provides individual life insurance,
                                                                               primarily in the United Kingdom, Belgium and
                                                                               France.
------------------------------------------------------------------------------------------------------------------------------------
  Pension Associates, Inc.              Wisconsin                              The company provides pension plan administration and
                                                                               record keeping services, and pension plan and
                                                                               compensation consulting.
------------------------------------------------------------------------------------------------------------------------------------
  PNAM, Inc.                            Delaware                               The company is a holding company.
------------------------------------------------------------------------------------------------------------------------------------
  Premier Agency, Inc.                  Iowa                                   This company is an insurance agency.
------------------------------------------------------------------------------------------------------------------------------------
  Provestco, Inc.                       Delaware                               The company serves as a general partner in certain
                                                                               real estate limited partnerships invested in by
                                                                               Nationwide Life Insurance Company of America.
------------------------------------------------------------------------------------------------------------------------------------
  Quick Sure Auto Agency, Inc.          Texas                                  The company is an insurance agency and operates as an
                                                                               employee agent "storefront" for Titan Insurance
                                                                               Services.
------------------------------------------------------------------------------------------------------------------------------------
  RCMD Financial Services, Inc.         Delaware                               The company is a holding company.
------------------------------------------------------------------------------------------------------------------------------------
  Retention Alternatives, Ltd.*         Bermuda                                The company is a captive insurer and writes first
                                                                               dollar insurance policies in workers' compensation,
                                                                               general liability and automobile liability for
                                                                               its affiliates in the United States.
------------------------------------------------------------------------------------------------------------------------------------
  RF Advisors, Inc.                     Pennsylvania                           The company is currently inactive.
------------------------------------------------------------------------------------------------------------------------------------
  Riverview International Group, Inc.   Delaware                               The company is an investment advisor and a broker
                                                                               dealer.
------------------------------------------------------------------------------------------------------------------------------------
  RP&C International, Inc.              Ohio                                   The company is an investment-banking firm that
                                                                               provides specialist advisory services and innovative
                                                                               financial solutions to public and private companies
                                                                               internationally.
------------------------------------------------------------------------------------------------------------------------------------
  Scottsdale Indemnity Company          Ohio                                   The company is engaged in a general insurance
                                                                               business, except life insurance.
------------------------------------------------------------------------------------------------------------------------------------
  Scottsdale Insurance Company          Ohio                                   The company primarily provides excess and surplus
                                                                               lines of property and casualty insurance.
------------------------------------------------------------------------------------------------------------------------------------
  Scottsdale Surplus Lines Insurance    Arizona                                The company provides excess and surplus lines
  Company                                                                      coverage on a non-admitted basis.
------------------------------------------------------------------------------------------------------------------------------------
  Siam Ar-Na-Khet Company Limited       Thailand                               The company is a holding company.
------------------------------------------------------------------------------------------------------------------------------------
  Software Development Corporation      Delaware                               The company is currently inactive.
------------------------------------------------------------------------------------------------------------------------------------
  TBG Advisory Services Corporation     California                             The company is an investment advisor.
  (d.b.a. TBG Advisors)
------------------------------------------------------------------------------------------------------------------------------------
  TBG Aviation, LLC                     California                             The company holds an investment in a leased airplane
                                                                               and maintains an operating agreement with Flight
                                                                               Options.
------------------------------------------------------------------------------------------------------------------------------------
  TBG Danco Insurance Company           California                             The corporation provides life insurance and
                                                                               individual executive estate planning.
------------------------------------------------------------------------------------------------------------------------------------
  TBG Financial Acquisition             Delaware                               The company was formed in order to redomesticate TBG
  Corporation (n.k.a. TBG Insurance                                            Insurance Services Corporation from California to
  Services Corporation)*                                                       Delaware. On December 23, 2004, TBG Insurance
                                                                               Services Corporation was merged into TBG Financial
                                                                               Acquisition Corporation. The name was changed to
                                                                               "TBG Insurance Services Corporation" on the same day.
                                                                               The company markets and administers executive benefit
                                                                               plans.
------------------------------------------------------------------------------------------------------------------------------------



------------------------------------------------------------------------------------------------------------------------------------
     COMPANY                             STATE/COUNTRY       NO. VOTING                      PRINCIPAL BUSINESS
                                              OF             SECURITIES
                                         ORGANIZATION      (SEE ATTACHED
                                                            CHART UNLESS
                                                             OTHERWISE
                                                             INDICATED)
------------------------------------------------------------------------------------------------------------------------------------
  TBG Financial & Insurance             California                             The company consults with corporate clients and
  Services Corporation*                                                        financial institutions on the development and
                                                                               implementation of proprietary and/or private
                                                                               placement insurance products for the financing of
                                                                               executive benefit programs and individual executive's
                                                                               estate planning requirements. As a broker dealer,
                                                                               TBG Financial & Insurance Services Corporation
                                                                               provides access to institutional insurance investment
                                                                               products.
------------------------------------------------------------------------------------------------------------------------------------
  TBG Financial & Insurance Services    Hawaii                                 The corporation consults with corporate clients and
  Corporation of Hawaii                                                        financial institutions on the development and
                                                                               implementation of proprietary, private placement and
                                                                               institutional insurance products.
------------------------------------------------------------------------------------------------------------------------------------
  THI Holdings (Delaware), Inc.*        Delaware                               The company acts as a holding company for certain
                                                                               subsidiaries of the Nationwide group of companies.
------------------------------------------------------------------------------------------------------------------------------------
  The 401(k) Companies, Inc.            Texas                                  The company acts as a holding company for certain
                                                                               subsidiaries of the Nationwide group of companies.
------------------------------------------------------------------------------------------------------------------------------------
  The 401(k) Company                    Texas                                  The company is a third-party administrator providing
                                                                               record-keeping services for 401(k) plans.
------------------------------------------------------------------------------------------------------------------------------------
  Titan Auto Agency, Inc. (d.b.a.       Michigan                               The company is an insurance agency that primarily
  Arlans Agency)                                                               sells non-standard automobile insurance for Titan
                                                                               Insurance Company in Michigan.
------------------------------------------------------------------------------------------------------------------------------------
  Titan Auto Insurance                  Nevada                                 The company is an insurance agency that operates as
                                                                               an employee agent "storefront" for Titan Indemnity
                                                                               Company in Nevada.
------------------------------------------------------------------------------------------------------------------------------------
  Titan Auto Insurance of               Pennsylvania                           The company is an insurance agency that operates as
  Pennsylvania, Inc.                                                           an employee agent "storefront" for Titan Indemnity
                                                                               Company in Pennsylvania.  The company is currently
                                                                               inactive.
------------------------------------------------------------------------------------------------------------------------------------
  Titan Auto Insurance of Arizona,      Arizona                                The company is an insurance agency that operates as
  Inc.                                                                         an employee agent "storefront" for Titan Indemnity
                                                                               Company in Arizona.
------------------------------------------------------------------------------------------------------------------------------------
  Titan Auto Insurance of New Mexico,   New Mexico                             The company is an insurance agency that operates as
  Inc.                                                                         an employee agent "storefront" for Titan Indemnity
                                                                               Company in New Mexico.
------------------------------------------------------------------------------------------------------------------------------------
  Titan Auto Insurance, Inc.            Colorado                               The company is an insurance agency and operates as
                                                                               an employee agent "storefront" for Titan Indemnity
                                                                               Company in Colorado.
------------------------------------------------------------------------------------------------------------------------------------
  Titan Holdings Service Corporation    Texas                                  The company acts as a holding company specifically
                                                                               for Titan corporate employees.
------------------------------------------------------------------------------------------------------------------------------------
  Titan Indemnity Company               Texas                                  The company is a multi-line insurance company and
                                                                               is operating primarily as a property and casualty
                                                                               insurance company.
------------------------------------------------------------------------------------------------------------------------------------
  Titan Insurance Company               Michigan                               This is a property and casualty insurance company.
------------------------------------------------------------------------------------------------------------------------------------
  Titan Insurance Services, Inc.        Texas                                  The company is a Texas grandfathered managing general
                                                                               agency.
------------------------------------------------------------------------------------------------------------------------------------
  Titan National Auto Call Center,      Texas                                  The company is licensed as an insurance agency that
  Inc.                                                                         operates as an employee agent "call center" for Titan
                                                                               Indemnity Company.
------------------------------------------------------------------------------------------------------------------------------------
  VertBoise, SA*                        Luxembourg                             The company acts as a real property holding company.
------------------------------------------------------------------------------------------------------------------------------------
  Veterinary Pet Insurance Company*     California                             The company provides pet insurance.
------------------------------------------------------------------------------------------------------------------------------------
  Veterinary Pet Services, Inc.*        California                             The company acts as a holding company.
------------------------------------------------------------------------------------------------------------------------------------
  Victoria Automobile Insurance         Ohio                                   The company is a property and casualty insurance
  Company                                                                      company.
------------------------------------------------------------------------------------------------------------------------------------



------------------------------------------------------------------------------------------------------------------------------------
     COMPANY                             STATE/COUNTRY       NO. VOTING                      PRINCIPAL BUSINESS
                                              OF             SECURITIES
                                         ORGANIZATION      (SEE ATTACHED
                                                            CHART UNLESS
                                                             OTHERWISE
                                                             INDICATED)
------------------------------------------------------------------------------------------------------------------------------------
  Victoria Financial Corporation        Delaware                               The company acts as a holding company specifically
                                                                               for corporate employees of the Victoria group of
                                                                               companies.
------------------------------------------------------------------------------------------------------------------------------------
  Victoria Fire & Casualty Company      Ohio                                   The company is a property and casualty insurance
                                                                               company.
------------------------------------------------------------------------------------------------------------------------------------
  Victoria Insurance Agency, Inc.       Ohio                                   The company is an insurance agency that acts as a
                                                                               broker for independent agents appointed with the
                                                                               Victoria companies in the state of Ohio.
------------------------------------------------------------------------------------------------------------------------------------
  Victoria National Insurance Company   Ohio                                   The company is a property and casualty insurance
                                                                               company.
------------------------------------------------------------------------------------------------------------------------------------
  Victoria Select Insurance Company     Ohio                                   The company is a property and casualty insurance
                                                                               company.
------------------------------------------------------------------------------------------------------------------------------------
  Victoria Specialty Insurance          Ohio                                   The company is a property and casualty insurance
  Company                                                                      company.
------------------------------------------------------------------------------------------------------------------------------------
  VPI Services, Inc.                    California                             The company operates as a nationwide pet registry
                                                                               service for holders of Veterinary Pet Insurance
                                                                               policies, including pet indemnification and lost pet
                                                                               recovery program.
------------------------------------------------------------------------------------------------------------------------------------
  Washington Square Administrative      Pennsylvania                           The company provides administrative services to
  Services, Inc.                                                               Nationwide Life and Annuity Company of America.
------------------------------------------------------------------------------------------------------------------------------------
  Western Heritage Insurance            Arizona                                The company underwrites excess and surplus lines
  Company                                                                      of property and casualty insurance.
------------------------------------------------------------------------------------------------------------------------------------
  W.H.I. of New York, Inc.              New York                               The company is an insurance agency and operates as an
                                                                               employee agent "storefront" for Titan Indemnity
                                                                               Company in New York.  This company is currently
                                                                               inactive.
------------------------------------------------------------------------------------------------------------------------------------
  Whitehall Holdings, Inc.              Texas                                  The company acts as a holding company for the Titan
                                                                               group of agencies.
------------------------------------------------------------------------------------------------------------------------------------
  Whitehall Insurance Agency of         Texas                                  The company is a Texas licensed insurance agency.
  Texas, Inc.                                                                  The company is currently inactive.
------------------------------------------------------------------------------------------------------------------------------------
  Whitehall of Indiana, Inc. (d.b.a.    Indiana                                The company is an insurance agency and operates as an
  Titan Auto Insurance of Indiana)                                             employee agent "storefront" for Titan Indemnity
                                                                               Company in Indiana.
------------------------------------------------------------------------------------------------------------------------------------
  W.I. of Florida (d.b.a. Titan Auto    Florida                                The company is an insurance agency and operates as an
  Insurance)                                                                   employee agent "storefront" for Titan Indemnity
                                                                               Company in Florida.
------------------------------------------------------------------------------------------------------------------------------------
  William J. Lynch and Associates,      California                             The company specializes in the analysis and funding
  Inc.                                                                         of corporate benefit liabilities.
------------------------------------------------------------------------------------------------------------------------------------



-----------------------------------------------------------------------------------------------------------------------------------
                     COMPANY                     STATE/COUNTRY OF        NO. VOTING SECURITIES           PRINCIPAL BUSINESS
                                                   ORGANIZATION           (SEE ATTACHED CHART
                                                                            UNLESS OTHERWISE
                                                                              INDICATED)
-----------------------------------------------------------------------------------------------------------------------------------
  *   MFS Variable Account                             Ohio                                       Issuer of Annuity Contracts
-----------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide Multi-Flex Variable Account           Ohio                                       Issuer of Annuity Contracts
-----------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide VA Separate Account-A                 Ohio                                       Issuer of Annuity Contracts
-----------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide VA Separate Account-B                 Ohio                                       Issuer of Annuity Contracts
-----------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide VA Separate Account-C                 Ohio                                       Issuer of Annuity Contracts
-----------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide VA Separate Account-D                 Ohio                                       Issuer of Annuity Contracts
-----------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide Variable Account                      Ohio                                       Issuer of Annuity Contracts
-----------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide Variable Account-II                   Ohio                                       Issuer of Annuity Contracts
-----------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide Variable Account-3                    Ohio                                       Issuer of Annuity Contracts
-----------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide Variable Account-4                    Ohio                                       Issuer of Annuity Contracts
-----------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide Variable Account-5                    Ohio                                       Issuer of Annuity Contracts
-----------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide Variable Account-6                    Ohio                                       Issuer of Annuity Contracts
-----------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide Variable Account-7                    Ohio                                       Issuer of Annuity Contracts
-----------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide Variable Account-8                    Ohio                                       Issuer of Annuity Contracts
-----------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide Variable Account-9                    Ohio                                       Issuer of Annuity Contracts
-----------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide Variable Account-10                   Ohio                                       Issuer of Annuity Contracts
-----------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide Variable Account-11                   Ohio                                       Issuer of Annuity Contracts
-----------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide Variable Account-12                   Ohio                                       Issuer of Annuity Contracts
-----------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide Variable Account-13                   Ohio                                       Issuer of Annuity Contracts
-----------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide Variable Account-14                   Ohio                                       Issuer of Annuity Contracts
-----------------------------------------------------------------------------------------------------------------------------------
      Nationwide Variable Account-15                   Ohio                                       Issuer of Annuity Contracts
-----------------------------------------------------------------------------------------------------------------------------------
      Nationwide Variable Account-16                   Ohio                                       Issuer of Annuity Contracts
-----------------------------------------------------------------------------------------------------------------------------------
      Nationwide Variable Account-17                   Ohio                                       Issuer of Annuity Contracts
-----------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide Provident VA Separate             Pennsylvania                                   Issuer of Annuity Contracts
      Account 1
-----------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide Provident VA Separate               Delaware                                     Issuer of Annuity Contracts
      Account A
-----------------------------------------------------------------------------------------------------------------------------------
      Nationwide VL Separate Account-A                 Ohio                                       Issuer of Life Insurance
                                                                                                  Policies
-----------------------------------------------------------------------------------------------------------------------------------
      Nationwide VL Separate Account-B                 Ohio                                       Issuer of Life Insurance
                                                                                                  Policies
-----------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide VL Separate Account-C                 Ohio                                       Issuer of Life Insurance
                                                                                                  Policies
-----------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide VL Separate Account-D                 Ohio                                       Issuer of Life Insurance
                                                                                                  Policies
-----------------------------------------------------------------------------------------------------------------------------------
      Nationwide VL Separate Account-G                 Ohio                                       Issuer of Life Insurance
                                                                                                  Policies
-----------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide VLI Separate Account                  Ohio                                       Issuer of Life Insurance
                                                                                                  Policies
-----------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide VLI Separate Account-2                Ohio                                       Issuer of Life Insurance
                                                                                                  Policies
-----------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide VLI Separate Account-3                Ohio                                       Issuer of Life Insurance
                                                                                                  Policies
-----------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide VLI Separate Account-4                Ohio                                       Issuer of Life Insurance
                                                                                                  Policies
-----------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide VLI Separate Account-5                Ohio                                       Issuer of Life Insurance
                                                                                                  Policies
-----------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide VLI Separate Account-6                Ohio                                       Issuer of Life Insurance
                                                                                                  Policies
-----------------------------------------------------------------------------------------------------------------------------------
      Nationwide VLI Separate Account-7                Ohio                                       Issuer of Life Insurance
                                                                                                  Policies
-----------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide Provident VLI Separate            Pennsylvania                                   Issuer of Life Insurance
      Account 1                                                                                   Policies
-----------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide Provident VLI Separate              Delaware                                     Issuer of Life Insurance
      Account A                                                                                   Policies
-----------------------------------------------------------------------------------------------------------------------------------

                                                                            (left side)
                    -----------------------
                    |   FARMLAND MUTUAL   |
                    |  INSURANCE COMPANY  |
                    |                     |
                    | Guaranty Fund       |__________________________________________
                    | -------------       |__________________________________________
                    | Certificate         |
                    | -----------         |
                    |                     |
                    | Casualty            |
                    -----------------------
                               |
                               |
                               |                                                      ____________
                               |                                                      |
                               |                       ----------------------------   |
----------------------------   |                       |    NATIONWIDE GENERAL    |   |
|        F & B, INC.       |   |                       |    INSURANCE COMPANY     |   |
|                          |   |                       |                          |   |
| Common Stock: 1 Share    |   |                       | Common Stock:  20,000    |___|
| -------------            |   |                       | -------------  Shares    |   |
|                          |___|                       |                          |   |
| Farmland                 |   |                       | Casualty-100%            |   |
| Mutual-100%              |   |                       ----------------------------   |
|                          |   |                                                      |
----------------------------   |                       ----------------------------   |
                               |                       |    NATIONWIDE PROPERTY   |   |
----------------------------   |                       |        AND CASUALTY      |   |
|   COOPERATIVE SERVICE    |   |                       |     INSURANCE COMPANY    |   |
|         COMPANY          |   |                       |                          |   |
|                          |   |                       | Common Stock:  60,000    |___|
| Common Stock: 600 Shares |   |                       | -------------  Shares    |   |
| -------------            |___|                       |                          |   |
|                          |                           | Casualty-100%            |   |
| Farmland                 |                           ----------------------------   |
| Mutual-100%              |                                                          |
----------------------------                           ----------------------------   |
                                                       |   NATIONWIDE ASSURANCE   |   |
                                                       |         COMPANY          |   |
                                                       |       (ASSURANCE)        |   |
                                                       |                          |   |
                                                       | Common Stock:  1,750     |___|
                                                       | -------------  Shares    |   |
                                                       |                          |   |
                                                       | Casualty-100%            |   |
                                                       ----------------------------   |
                                                                                      |
                                                       ----------------------------   |
                                                       |  NATIONWIDE AGRIBUSINESS |   |
                                                       |    INSURANCE COMPANY     |   |
                                                       |                          |   |
                                                       | Common Stock:  1,000,000 |   |
                                                       | -------------  Shares    |   |
                                                       |                          |___|
                                                       | Casualty-100%            |   |
                                                       | Other Capital:           |   |
                                                       | --------------           |   |
                                                       | Casualty-Pfd.            |   |
                                                       ----------------------------   |
                                                                                      |
                                                       ----------------------------   |
                                                       |     NATIONAL CASUALTY    |   |
                                                       |          COMPANY         |   |
                                                       |            (NC)          |   |
                                                       |                          |   |
                                                       | Common Stock: 100 Shares |___|
                                                       | -------------            |
                                                       |                          |
                                                       | Casualty-100%            |
                                                       ----------------------------
                                                                   |
                                                                   |
                                                       ----------------------------
                                                       |   NCC OF AMERICA, LTD.   |
                                                       |         (INACTIVE)       |
                                                       |                          |
                                                       |                          |
                                                       | NC-100%                  |
                                                       |                          |
                                                       ----------------------------

                                  NATIONWIDE(R)                                                       (middle)
  ------------------------------------------
  |                                        |
  |                                        |
  |                                        |
__|           NATIONWIDE MUTUAL            |__________________________________________
__|           INSURANCE COMPANY            |__________________________________________
  |              (CASUALTY)                |
  |                                        |
  |                                        |
  |                                        |
  ------------------------------------------
                        |
                        |
                        |
______________________________________________________________________________________________________________________
    |                                  |                                           |
    |                                  |   --------------------------------        |   -------------------------------
    |                                  |   |         SCOTTSDALE           |        |   |         SCOTTSDALE          |
    |   ----------------------------   |   |      INSURANCE COMPANY       |        |   |      INDEMNITY COMPANY      |
    |   |    NATIONWIDE PRIVATE    |   |   |            (SIC)             |        |   |                             |
    |   |     EQUITY FUND, LLC     |   |   |                              |        |   | Common Stock:  50,000       |
    |   |                          |___|___| Common Stock: 30,136         |        |___| -------------  Shares       |
    |   |                          |   |   | ------------- Shares         |        |   |                             |
    |   |                          |   |   |                              |        |   |                             |
    |   |                          |   |   | Casualty-100%                |        |   | Casualty-100%               |
    |   | Casualty-100%            |   |   |         (See Page 2)         |        |   -------------------------------
    |   ----------------------------   |   --------------------------------        |
    |                                  |                                           |   -------------------------------
    |   ----------------------------   |  --------------------------------         |   |          NATIONWIDE         |
    |   |  NATIONWIDE MANAGEMENT   |   |  |            ALLIED            |         |   |       INDEMNITY COMPANY     |
    |   |      SYSTEMS, INC.       |   |  |          GROUP, INC.         |         |   |        (NW INDEMNITY)       |
    |   |                          |   |  |            (AGI)             |         |   | Common Stock:  28,000       |
    |___| Common Stock: 100 Shares |   |  |                              |         |___| -------------  Shares       |
    |   | -------------            |   |__| Common Stock: 850 Shares     |         |   |                             |
    |   |                          |   |  | -------------                |         |   |                             |
    |   | Casualty-100%            |   |  |                              |         |   | Casualty-100%               |
    |   ----------------------------   |  | Casualty-100%                |         |   -------------------------------
    |                                  |  |         (See Page 2)         |         |
    |   ----------------------------   |  |                              |         |
    |   |   NATIONWIDE AFFINITY    |   |  --------------------------------         |   -------------------------------
    |   |    INSURANCE COMPANY     |   |                                           |   |           LONE STAR         |
    |   |        OF AMERICA        |   |   --------------------------------        |   |     GENERAL AGENCY, INC.    |
    |   |                          |   |   |             RP&C             |        |   |                             |
    |   | Common Stock: 500,000    |___|   |         INTERNATIONAL        |        |   | Common Stock:  1,000        |
    |   | ------------- Shares     |   |   |                              |        |___| -------------  Shares       |
    |   |                          |   |___| Common Stock: 928            |        |   |                             |
    |   | Casualty-100%            |   |   | ------------- Shares         |        |   |                             |
    |   ----------------------------   |   |                              |        |   | Casualty-100%               |
    |                                  |   | Casualty-24.78%              |        |   -------------------------------
    |   ----------------------------   |   --------------------------------        |                 ||
    |   |     NEWHOUSE CAPITAL     |   |                                           |                 ||
    |   |      PARTNERS, LLC       |   |   --------------------------------        |   -------------------------------
    |   |                          |   |   |      NATIONWIDE CAPITAL      |        |   |        COLONIAL COUNTY      |
    |   | Casualty-70%             |___|   |        MORTGAGE, LLC         |        |   |       MUTUAL INSURANCE      |
    |   |                          |   |   |                              |        |   |            COMPANY          |
    |   | GGV-19%                  |   |___| Mutual-5%                    |        |   |                             |
    |   |                          |   |   |                              |        |   | Surplus Debentures:         |
    |   | Fire-10%                 |   |   | NW Indemnity-95%             |        |   | -------------------         |
    |   ----------------------------   |   |                              |        |   |                             |
    |                                  |   --------------------------------        |   | Assurance                   |
    |   ----------------------------   |                                           |   | Lone Star                   |
    |   |                          |   |   --------------------------------        |   |                             |
    |   |     NATIONWIDE LLOYDS    |   |   |     NATIONWIDE INSURANCE     |        |   -------------------------------
    |   |                          |___|   |      COMPANY OF FLORIDA      |        |
    |   |       A TEXAS LLOYDS     |___|   |                              |        |   -------------------------------
    |   |                          |   |___| Common Stock: 10,000         |        |   |     NATIONWIDE SERVICES     |
    |   |                          |   |   | ------------  Shares         |        |   |         COMPANY, LLC        |
    |   |                          |   |   |                              |        |   |                             |
    |   ----------------------------   |   | Casualty-100%                |        |   | Single Member Limited       |
    |                                  |   |                              |        |---| Liability Company           |
    |   ----------------------------   |   --------------------------------        |   |                             |
    |   |       THI HOLDINGS       |   |                                           |   | Casualty-100%               |
    |   |      DELAWARE, INC.      |   |   --------------------------------        |   -------------------------------
    |   |          (THI)           |   |   |      NATIONWIDE CREDIT       |        |
    |   |                          |   |   |    ENHANCEMENT INSURANCE     |        |   -------------------------------
        | Common Stock: 100 Shares |   |___|           COMPANY            |        |   |       AMERICAN MARINE       |
        |                          |       |                              |        |   |      UNDERWRITERS, INC.     |
        | Casualty-100%            |       |    Casualty-100%             |        |   |                             |
        |                          |       |                              |        |   | Common Stock:  20 Shares    |
        | (See page 3)             |       --------------------------------        |___| -------------               |
        ----------------------------                                                   |                             |
                                                                                       | Casualty-100%               |
                                                                                       |                             |
                                                                                       -------------------------------

                                                                                                                        (right side)
  ------------------------------------------                                                                ------------------------
  |                                        |                                                                |      NATIONWIDE      |
  |                                        |                                                                |      FOUNDATION      |
  |                                        |                                                                |                      |
  |           NATIONWIDE MUTUAL            |                                                                |      MEMBERSHIP      |
__|        FIRE INSURANCE COMPANY          |                                                                |      NONPROFIT       |
__|                (FIRE)                  |                                                                |     CORPORATION      |
  |                                        |                                                                ------------------------
  |                                        |
  |                                        |
  ------------------------------------------
                  |
                  |_________________________________________________________________________________________________
                                                                            |                    |                  |
_________________________________________________________________________   |                    |                  |
                   |                                       |            |   |                    |                  |
                   |   --------------------------------    |   --------------------------------  |  -------------------------------
                   |   |       NATIONWIDE CASH        |    |   |          NATIONWIDE          |  |  |                              |
                   |   |      MANAGEMANT COMPANY      |    |   |          CORPORATION         |  |  |       RETENTION              |
                   |   |                              |    |   | Common Stock:  13,642,432    |  |  |   ALTERNATIVES, LTD.         |
                   |   |                              |    |   | -------------  Shares        |  |  | Common Stock: 120,000 SHARES |
                   |___| Common Stock:  100 Shares    |    |   |                              |  |  | -------------                |
                   |   | -------------                |    |   |                              |  |  |                              |
                   |   |                              |    |   |                              |  |  | Fire-100%                    |
                   |   |                              |    |   |                              |  |  |                              |
                   |   | Casualty-100%                |    |   | Casualty 95.2%               |  |  --------------------------------
                   |   --------------------------------    |   | Fire      4.8%               |  |
                   |                                       |   |                              |  |
                   |   --------------------------------    |   |             (See Page 4)     |  |
                   |   |                              |    |   --------------------------------  |
                   |   |                              |    |                                     |
                   |   |          NATIONWIDE          |    |   --------------------------------  |
                   |   |           ARENA LLC          |    |   |       ALLNATIONS, INC.       |  |
                   |---|                              |    |   | Common Stock:  12,208 Shares |  |
                   |   |                              |    |   | -------------                |  |
                   |   |                              |    |   |                              |  |
                   |   | Casualty-90%                 |    |   | Casualty-16.2%               |  |
                   |   |                              |    |___| Fire-16.2%                   |___
                   |   --------------------------------    |   | Preferred Stock: 1,466 Shares|
                   |                                       |   | ----------------             |
                   |   --------------------------------    |   |                              |
                   |   |     NATIONWIDE INSURANCE     |    |   | Casualty-6.8%                |
                   |   |      SALES COMPANY, LLC      |    |   | Fire-6.8%                    |
                   |   |            (NISC)            |    |   --------------------------------
                   |   |                              |    |
                   |---|     Single Member Limited    |__  |   --------------------------------
                   |   |       Liability Company      | |  |   |   NATIONWIDE INTERNATIONAL   |
                   |   |                              | |  |   |         UNDERWRITERS         |
                   |   | Casualty-100%                | |  |   |                              |
                   |   -------------------------------- |  |   | Common Stock:  1,000         |
                   |                   |                |  |___| -------------  Shares        |
                   |                   |                |  |   |                              |
                   |   -------------------------------- |  |   |                              |
                   |   |           INSURANCE          | |  |   | Casualty-100%                |
                   |   |      INTERMEDIARIES, INC.    | |  |   --------------------------------
                   |   |                              | |  |
                   |   | Common Stock: 1,615          | |  |   --------------------------------
                   |   | ------------- Shares         | |  |   |     CRESTBROOK INSURANCE     |
                   |   |                              | |  |   |            COMPANY           |
                   |   |                              | |  |   |                              |
                   |   | NISC-100%                    | |  |   | Common Stock:  52,000        |
                   |   -------------------------------- |  |___| -------------  Shares        |
                   |                                    |  |   |                              |
                   |   -------------------------------- |  |   |                              |
                   |   |      DISCOVER INSURANCE      | |  |   | Casualty-100%                |
                   |   |          AGENCY, LLC         | |  |   --------------------------------
                   |   |                              | |  |
                   |   |     Single Member Limited    | |  |   --------------------------------
                   |   |       Liability Company      |--  |   |      NATIONWIDE REALTY       |
                   |   |                              |    |   |        INVESTORS, LTD        |
                   |   | NISC-100%                    |    |   |                              |
                   |   |                              |    |   | Casualty-95%                 |
                   |   --------------------------------    |---|                              |
                   |                                       |   | NW Indemnity-5%              |
                   |   --------------------------------    |   |                              |
                   |   |      DISCOVER INSURANCE      |    |   --------------------------------
                   |   |          AGENCY OF           |    |
                   |   |          TEXAS, LLC          |    |   --------------------------------
                   |   |                              |    |   |           NATIONWIDE         |
                   |___|     Single Member Limited    |    |   |       MUTUAL CAPITAL,LLC     |
                   |___|       Liability Company      |    |   |                              |
                       |                              |    |---|     Single Member Limited    |
                       |                              |    |   |       Liability Company      |
                       --------------------------------        |                              |
                                                               | Casualty-100%                |
                                                               |                              |
                                                               --------------------------------


                                                                                Subsidiary Companies      -- Solid Line
                                                                                Contractual Association   -- Double Line
                                                                                Limited Liability Company -- Dotted Line

                                                                                December 31, 2004

                                                                            (left side)
                    -----------------------
                    |   FARMLAND MUTUAL   |
                    |  INSURANCE COMPANY  |
                    |                     |
                    | Guaranty Fund       |__________________________________________
                    | -------------       |__________________________________________
                    | Certificate         |
                    | -----------         |
                    |                     |
                    | Casualty            |
                    |         (See Page 1)|
                    |                     |
                    -----------------------






                               _________________________________________________
                               |                    |
                               |                    |
                               |                    |
----------------------------   |      ----------------------------
|   NATIONWIDE INSURANCE   |   |      |       AID FINANCE        |
|    COMPANY OF AMERICA    |   |      |      SERVICES, INC.      |
|                          |   |      |      (AID FINANCE)       |
| Common Stock:  12,000    |   |      |                          |
| -------------  Shares    |___|      | Common Stock:  10,000    |
|                          |   |      | -------------  Shares    |
|                          |   |      |                          |
| AGI-100%                 |   |      | AGI-100%                 |
----------------------------   |      ----------------------------
                               |                    |
----------------------------   |                    |
|     ALLIED DOCUMENT      |   |      ----------------------------
|     SOLUTIONS, INC.      |   |      |          ALLIED          |
|                          |   |      |     GROUP INSURANCE      |
| Common Stock:  10,000    |   |      |    MARKETING COMPANY     |
| -------------  Shares    |___|      |                          |
|                          |   |      | Common Stock:  20,000    |
|                          |   |      | -------------  Shares    |
| AGI-100%                 |   |      |                          |
----------------------------   |      | Aid Finance-100%         |
                               |      ----------------------------
----------------------------   |
|       DEPOSITORS         |   |      ----------------------------
|    INSURANCE COMPANY     |   |      |         PREMIER          |
|      (DEPOSITORS)        |   |      |         AGENCY           |
|                          |   |      |           INC.           |
| Common Stock:  300,000   |___|______|                          |
| -------------  Shares    |   |      | Common Stock:  100,000   |
|                          |   |      | -------------  Shares    |
| AGI-100%                 |   |      |                          |
----------------------------   |      | AGI-100%                 |
                               |      ----------------------------
----------------------------   |
|     ALLIED PROPERTY      |   |
|       AND CASUALTY       |   |
|    INSURANCE COMPANY     |   |
|      (Allied P & C)      |___|
| Common Stock:  300,000   |
| -------------  Shares    |
|                          |
| AGI-100%                 |
----------------------------

                                  NATIONWIDE(R)                                                       (middle)
               ------------------------------------------
               |                                        |
               |                                        |
               |                                        |
_______________|           NATIONWIDE MUTUAL            |______________________________________________________
_______________|           INSURANCE COMPANY            |______________________________________________________
               |              (CASUALTY)                |
               |             (See Page 1)               |
               |                                        |
               |                                        |
               ------------------------------------------
                                    |__________________________________________________________________________
                                    |
                                    |
                      ----------------------------
                      |          ALLIED          |
                      |        GROUP, INC.       |
                      |           (AGI)          |
                      |                          |
                      | Common Stock: 850 Shares |
                      | -------------            |
                      |                          |
                      | Casualty-100%            |
                      ----------------------------
                                    |
                                    |
                                    |
                                    |
_______________________________________________________________________________________________________________
                                    |                             |
                                    |                             |
                                    |                             |
     ----------------------------   |               ----------------------------
     |   NATIONWIDE MORTGAGE    |   |               |            AMCO          |
     |      HOLDINGS INC.       |   |               |     INSURANCE COMPANY    |
     |          (NMHI)          |   |               |           (AMCO)         |
  ___|                          |___|            ___|                          |
 |   | AGI-100%                 |               |   | Common Stock:  300,000   |
 |   |                          |               |   | -------------  Shares    |
 |   |                          |               |   |                          |
 |   ----------------------------               |   | AGI-100%                 |
 |                                              |   ----------------------------
 |   ----------------------------               |
 |   |     NATIONWIDE HOME       |              |   ----------------------------
 |   |  MORTGAGE DISTRIBUTORS    |              |   |          ALLIED          |
 |   |           INC.            |              |   |      GENERAL AGENCY      |
 |___|                           |              |   |         COMPANY          |
 |   | NMHI-100%                 |              |___|                          |
 |   |                           |              |   | Common Stock:  5,000     |
 |   |                           |              |   | -------------  Shares    |
 |   ----------------------------               |   |                          |
 |                                              |   | AMCO-100%                |
 |   -----------------------------              |   ----------------------------
 |   |        NATIONWIDE         |              |
 |   |    ADVANTAGE MORTGAGE     |              |   ----------------------------
 |   |      COMPANY (NAMC)       |              |   |                          |
 |___|                           |              |   |       ALLIED TEXAS       |
     |Common Stock: 269,406      |              |   |       AGENCY, INC.       |
     |------------  Shares       |              |___|                          |
     |                           |              |   |                          |
     |NMHI-57.84%                |              |   | AMCO-100%                |
     |AGI-5.09%                  |              |   |                          |
     |AMCO-21.33%                |              |   |                          |
     |Allied P&C-10.49%          |              |   ----------------------------
     |Depositors-5.25%           |              |
     |---------------------------|              |   ----------------------------   ----------------------------
                  |                             |   |     CALFARM INSURANCE    |   |      CAL-AG INSURANCE    |
                  |                             |   |           AGENCY         |   |       SERVICES, INC.     |
     ----------------------------               |   |                          |   |                          |
     |           AGMC            |              |___| Common Stock:  1,000     |___| Common Stock:  100       |
     |     REINSURANCE, LTD.     |                  | -------------  Shares    |   | -------------  Shares    |
     |                           |                  |                          |   |                          |
     | Common Stock:  11,000     |                  | AMCO-100%                |   | CalFarm Insurance        |
     | -------------  Shares     |                  |                          |   | Agency-100%              |
     |                           |                  ----------------------------   ----------------------------
     | NAMC-100%                 |
     ----------------------------

                                                                                                      (right)
               ------------------------------------------
               |                                        |
               |                                        |
               |                                        |
_______________|           NATIONWIDE MUTUAL            |
_______________|        FIRE INSURANCE COMPANY          |
               |                (FIRE)                  |
               |             (See Page 1)               |
               |                                        |
               |                                        |
               ------------------------------------------
_____________________________________
                                    |
                                    |
                      ----------------------------
                      |        SCOTTSDALE        |
                      |     INSURANCE COMPANY    |
                      |           (SIC)          |
                      |                          |
                      | Common Stock:  30,136    |
                      | -------------  Shares    |
                      |                          |
                      | Casualty-100%            |
                      ----------------------------
                                    |
                                    |
                                    |
                                    |____________________________________________________________
                                    |                                                           |
                                    |                                                           |
                                    |                                                           |
                                    |                                                           |
                                    |   ----------------------------               ----------------------------
                                    |   |        SCOTTSDALE        |               |      VETERINARY PET      |
                                    |   |       SURPLUS LINES      |               |      SERVICES, INC.      |
                                    |   |     INSURANCE COMPANY    |               |          (VPSI)          |
                                    |___|                          |               |                          |
                                    |   | Common Stock:  10,000    |               | Common Stock:  5,645,527 |
                                    |   | -------------  Shares    |               | -------------  Shares    |
                                    |   |                          |               |                          |
                                    |   | SIC-100%                 |            ___| SIC-60.5%                |
                                    |   ----------------------------           |   ----------------------------
                                    |                                          |
                                    |   ----------------------------           |   ----------------------------
                                    |   |         WESTERN          |           |   |      VETERINARY PET      |
                                    |   |    HERITAGE INSURANCE    |           |   |       INSURANCE CO.      |
                                    |   |         COMPANY          |           |   |                          |
                                    |___|                          |           |___|                          |
                                        | Common Stock:  4,776,076 |           |   | VPSI-100%                |
                                        | -------------  Shares    |           |   |                          |
                                        |                          |           |   |                          |
                                        | SIC-100%                 |           |   ----------------------------
                                        ----------------------------           |
                                                                               |   ----------------------------
                                                                               |   |       DVM INSURANCE      |
                                                                               |   |        AGENCY, INC.      |
                                                                               |___|                          |
                                                                               |   | VPSI-100%                |
                                                                               |   |                          |
                                                                               |   ----------------------------
                                                                               |
                                                                               |   ----------------------------
                                                                               |   |     VPI SERVICES, INC.   |
                                                                               |___|                          |
                                                                                   | VPSI-100%                |
                                                                                   |                          |
                                                                                   ----------------------------


                                                                                      Subsidiary Companies      -- Solid Line
                                                                                      Contractual Association   -- Double Line
                                                                                      Limited Liability Company -- Dotted Line

                                                                                      December 31, 2004


                                                           -------------------------
                                                           |    FARMLAND MUTUAL    |
                                                           |   INSURANCE COMPANY   |
                                                           |                       |______
                                                           |Guaranty Fund          |______
                                                           |Certificate            |
                                                           |                       |
                                                           |Casualty               |
                                                           |     (See Page 1)      |
                                                           -------------------------




                __________________________________________________________________________
                |                                         |
                |                                         |
---------------------------------                         |
|    TITAN INDEMNITY COMPANY    |         ----------------------------------
|           (TITAN)             |         |     VICTORIA FINANCIAL CORP.   |
|                               |         |            (VICTORIA)          |
|Common Stock: 4,319,951 Shares |         |                                |
|------------                   |      ___|Common Stock:       1,000 Shares|
|                               |     |   |------------                    |
|                               |     |   |                                |
|THI-100%                       |     |   |                                |
---------------------------------     |   |THI-100%                        |
                |                     |   ----------------------------------
                |                     |
---------------------------------     |
|    TITAN INSURANCE COMPANY    |     |   ----------------------------------
|       (TITAN INSURANCE)       |     |   |         VICTORIA FIRE &        |
|                               |     |   |        CASUALTY COMPANY        |
|Common Stock: 1,000,000 Shares |     |   |         (VICTORIA FIRE)        |
|------------                   |     |___|                                |
|                               |     |   |Common Stock:       1,500 Shares|___
|                               |     |   |------------                    |   |
|Titan-100%                     |     |   |                                |   |
---------------------------------     |   |                                |   |
                |                     |   |Victoria-100%                   |   |
                |                     |   ----------------------------------   |
---------------------------------     |                                        |
|    TITAN AUTO AGENCY, INC.    |     |                                        |
|             (MI)              |     |   ----------------------------------   |
|                               |     |   |       VICTORIA INSURANCE       |   |
|Common Stock:     1,000 Shares |     |   |           AGENCY INC.          |   |
|------------                   |     |   |                                |   |
|                               |     |___|Common Stock: 497 Shares Class B|___|
|                               |         |------------    3 Shares Class A|   |
|Titan Insurance-100%           |         |                                |   |
---------------------------------         |Victoria-100% of                |   |
                                          |Class A & Class B               |   |
                                          ----------------------------------   |
                                                                               |
                                                                               |
                                          ----------------------------------   |
                                          |      VICTORIA AUTOMOBILE       |   |
                                          |       INSURANCE COMPANY        |   |
                                          |                                |   |
                                          |Common Stock:       1,500 Shares|___|
                                          |------------                    |   |
                                          |                                |   |
                                          |                                |   |
                                          |Victoria Fire-100%              |   |
                                          ----------------------------------   |
                                                                               |
                                                                               |
                                          ----------------------------------   |
                                          |       VICTORIA NATIONAL        |   |
                                          |       INSURANCE COMPANY        |   |
                                          |                                |   |
                                          |Common Stock:       1,000 Shares|___|
                                          |------------                    |   |
                                          |                                |   |
                                          |                                |   |
                                          |Victoria Fire-100%              |   |
                                          ----------------------------------   |
                                                                               |
                                                                               |
                                          ----------------------------------   |
                                          |        VICTORIA SELECT         |   |
                                          |       INSURANCE COMPANY        |   |
                                          |                                |   |
                                          |Common Stock:       1,000 Shares|___|
                                          |-------------                   |   |
                                          |                                |   |
                                          |                                |   |
                                          |Victoria Fire-100%              |   |
                                          ----------------------------------   |
                                                                               |
                                                                               |
                                          ----------------------------------   |
                                          |       VICTORIA SPECIALITY      |   |
                                          |        INSURANCE COMPANY       |   |
                                          |                                |   |
                                          |Common Stock:       1,000 Shares|___|
                                          |------------                    |
                                          |                                |
                                          |                                |
                                          |Victoria Fire-100%              |
                                          ----------------------------------

                                NATIONWIDE(R)

                   --------------------------------------
___________________|           NATIONWIDE MUTUAL        |_____________________________________________
___________________|           INSURANCE COMPANY        |_____________________________________________
                   |               (CASUALTY)           |
                   |              (See Page 1)          |
                   --------------------------------------
                                      |
                                      |
                    ------------------------------------
                    |    THI HOLDINGS DELAWARE, INC.   |
                    |               (THI)              |
                    |                                  |
                    |Common Stock:           100 Shares|
                    |------------                      |
                    |                                  |
                    |                                  |
                    |Casualty-100%                     |
                    ------------------------------------
                                     |
                                     |
                                     |
_____________________________________|______________________________________________________________________________
                                     |
                     ----------------------------------
                     |     WHITEHALL HOLDINGS, INC.   |
                     |            (WHITEHALL)         |
                     |                                |
                     |Common Stock:       1,000 Shares|
                     |------------                    |
                     |                                |
                     |                                |
                     |THI-100%                        |
                     ----------------------------------
                                     |
                                     |
                                     |
                                     |
                                     |
----------------------------------   |   ----------------------------------
|      TITAN AUTO INSURANCE      |   |   |       WHITEHALL INSURANCE      |
|        OF ARIZONA, INC.        |   |   |      AGENCY OF TEXAS, INC.     |
|                                |   |   |                                |
|Common Stock:     100,000 Shares|___|___|Common Stock:       1,000 Shares|________________________
|------------                    |   |   |------------                    |                        |
|                                |   |   |                                |                        |
|                                |   |   |                                |                        |
|Whitehall-100%                  |   |   |Whitehall-100%                  |                        |
----------------------------------   |   ----------------------------------                        |
                                     |                                                             |
                                     |                                                             |
----------------------------------   |   ----------------------------------       ----------------------------------
|      TITAN AUTO INSURANCE      |   |   |           WHITEHALL OF         |       |         TITAN INSURANCE        |
|       OF NEW MEXICO, INC.      |   |   |           INDIANA, INC.        |       |           SERVICES INC.        |
|                                |   |   |                                |       |         (TITAN SERVICES)       |
|Common Stock:       1,000 Shares|___|___|Common Stock:      10,000 Shares|    ___|                                |
|------------                    |   |   |------------                    |   |   |Common Stock:           1 Share |
|                                |   |   |                                |   |   |------------                    |
|                                |   |   |                                |   |   |                                |
|Whitehall-100%                  |   |   |Whitehall-100%                  |   |   |Whitehall Ins.-100%             |
----------------------------------   |   ----------------------------------   |   ----------------------------------
                                     |                                        |
                                     |                                        |
----------------------------------   |   ----------------------------------   |   ----------------------------------
|      TITAN AUTO INSURANCE      |   |   |               WI OF            |   |   |      TITAN NATIONAL AUTO       |
|              (NV)              |   |   |           FLORIDA, INC.        |   |   |       CALL CENTER, INC.        |
|                                |   |   |                                |   |   |                                |
|Common Stock:       1,000 Shares|___|___|Common Stock:         100 Shares|   |___|Common Stock:         100 Shares|
|------------                    |   |   |------------                    |   |   |------------                    |
|                                |   |   |                                |   |   |                                |
|                                |   |   |                                |   |   |                                |
|Whitehall-100%                  |   |   |Whitehall-100%                  |   |   |Titan Services-100%             |
----------------------------------   |   ----------------------------------   |   ----------------------------------
                                     |                                        |
                                     |                                        |
----------------------------------   |   ----------------------------------   |   ----------------------------------
|      TITAN AUTO INSURANCE      |   |   |            TITAN AUTO          |   |   |         QUICK SURE AUTO        |
|      OF PENNSYLVANIA, INC.     |   |   |         INSURANCE, INC         |   |   |           AGENCY, INC.         |
|                                |   |   |                                |   |   |                                |
|Common Stock:       1,000 Shares|___|___|Common Stock:       1,000 Shares|   |___|Common Stock:       1,050 Shares|
|------------                    |   |   |------------                    |       |------------                    |
|                                |   |   |                                |       |                                |
|                                |   |   |                                |       |                                |
|Whitehall-100%                  |   |   |Whitehall-100%                  |       |Titan Services-100%             |
----------------------------------   |   ----------------------------------       ----------------------------------
                                     |
                                     |
                                     |   ----------------------------------
                                     |   |              WHI OF            |
                                     |   |          NEW YORK, INC.        |
                                     |   |                                |
                                     |___|Common Stock:         100 Shares|
                                         |------------                    |
                                         |                                |
                                         |                                |
                                         |Whitehall-100%                  |
                                         ----------------------------------

                --------------------------------------
________________|           NATIONWIDE MUTUAL        |
________________|        FIRE INSURANCE COMPANY      |
                |               (CASUALTY)           |
                |              (See Page 1)          |
                --------------------------------------















______________________________________________________________
                                                              |
                                                              |
                                                              |
                                              ----------------------------------
                                              |          TITAN HOLDINGS        |
                                              |        SERVICE CORPORATION     |
                                              |         (TITAN HOLDINGS)       |
                                              |                                |
                                              |Common Stock:      100,00 Share |
                                              |------------                    |
                                              |                                |
                                              |THI-100%                        |
                                              ----------------------------------




                                        Subsidiary Companies      __ Solid Line
                                        Contractual Association   __ Double Line
                                        Limited Liability Company __ Dotted Line

                                        December 31, 2004

_______________________________________________________________________________
|                   |                                                         |
|                                                                             |
|                   |                                                         |
|                                                                             |
|                   |                                                         |
|   ---------------------------------       --------------------------------- |
|   |    NATIONWIDE TOWARZYSTWO     |       |     NGH LUXEMBOURG S.a.r.L    | |
|   |    UBEZPIECZEN NA ZYCIE SA    |       |          (LUX SA)             | |
|   |                               |       |                               | |
|   |Common Stock: 17,400,000 Shares|    ___|Common Stock:   225,739 Shares |_|
|   |------------                   |   |   |------------                   | |
|   |                               |   |   |NGH-64.27%                     | |
|   |NGH-100%                       |   |   |NETHER-35.73%                  | |
|   ---------------------------------   |   --------------------------------- |
|                                       |                                     |
|   ---------------------------------   |   --------------------------------- |
|   |                               |   |   |         NGH UK, LTD.          | |
|   |          NATIONWIDE           |   |   |                               | |
|   |      FINANCIAL SP. Z O.O.     |   |   |                               | |
|___|                               |   |   |                               | |
|   |Common Stock: 25,700 Shares    |   |___|                               | |-
|   |------------                   |   |   |                               | |
|   |                               |   |   |                               | |
|   |                               |   |   |LUX SA-100%                    | |
|   |NGH-100%                       |   |   --------------------------------- |
|   ---------------------------------   |                                     |
|                                       |                                     |
|   ---------------------------------   |   --------------------------------- |
|   |      SIAM AR-NA-KHET          |   |   |   NATIONWIDE GLOBAL HOLDINGS  | |
|   |     COMPANY LTD. (SIAM)       |   |   |   -NGH BRASIL PARTICIPACOES,  | |
|---|                               |   |   |       LTDA (NGH BRASIL)       | |
    |                               |   |___|                               | |
    |                               |   |   |                               |_|
    |                               |   |   |                               | |
    |NGH-48.99%                     |   |   |                               | |
    ---------------------------------   |   |                               | |
                                        |   |LUX SA-99.99%                  | |
     ---------------------------------  |   |NGH-.01%                       | |-
     |     PANEUROLIFE (PEL)         |  |   --------------------------------- |
     |                               |  |                   |                 |
     |Common Stock:  1,300,000 Shares|  |                   |                 |
     |------------                   |  |   --------------------------------- |
     |                               |__|   |  NATIONWIDE MARITIMA VIDA e   | |
     |                               |  |___|       PREVIDENCIA SA          | |
     |LUX SA-99.99%                  |  |   |                               | |
     |NGH-.01%                       |  |   |Common Stock:  134,822,225     | |
     ---------------------------------  |   |------------   Shares          | |
                  |                     |   |                               | |
                  |                     |   |                               | |
                  |                     |   |                               | |
                  |                     |   |LUX SA-.000004%                | |
     ---------------------------------  |   |NGH BRASIL-99.12%              | |-
     |      VERTBOIS, SA             |  |   --------------------------------- |
     |                               |  |                                     |
     |                               |  |                                     |
     |                               |  |   --------------------------------- |
     |                               |  |   |       EUROPEWIDE LIFE SA      | |
     |                               |  |   |             (EURO)            | |
     |                               |  |   |                               | |
     |                               |  |   |                               | |
     | PEL-99.99%                    |  |   |                               |_|
     | LUX SA-.01%                   |  |___|                               | |
     ---------------------------------  |   |                               | |
                                        |   |LUX SA-99.99%                  | |
                                        |   |NGH-.01%                       | |
                                        |   --------------------------------- |
                                        |                                     |
                                        |                                     |
                                        |                                     |
                                        |                                     |
     ---------------------------------  |   --------------------------------- |
     |    NATIONWIDE GLOBAL          |  |   |    EUROPEWIDE FINANCIAL SA    | |
     |      SERVICES EIG             |  |   |          (EURO FIN)           | |
     |                               |  |   |                               | |
     |                               |  |___|                               |_|
     |PEL-25%                        |      |                               |
     |EURO FIN-25%                   |      |                               |
     |EURO-25%                       |______|LUX SA-99.99%                  |
     |NGH-25%                        |______|NGH-.01%                       |
     ---------------------------------      ---------------------------------


                                                                        (middle)

                                     NATIONWIDE(R)

    -------------------
   |  FARMLAND MUTUAL  |
   | INSURANCE COMPANY |           --------------------
   |                   |___________|NATIONWIDE MUTUAL |_____________________________________________________
   |Guaranty Fund      |___________|INSURANCE COMPANY |_____________________________________________________
   |Certificate        |           |    (CASUALTY)    |
   |                   |           |   (See Page 1)   |                                      |
   |Casualty           |           --------------------                                      |
   |   (See Page 1)    |                                                                     |
    -------------------                                                                      |
                                                                            ------------------------------------
                                                                            | NATIONWIDE CORPORATION (NW CORP) |
                                                                            | Common Stock: 13,642,432 Shares  |
                                                                            | -------------                    |
                                                                            |                                  |
                                                                            |                                  |
                                                                            |                                  |
                                                                            |Casualty   95.2%                  |
                                                                            |Fire        4.8%                  |
                                                                            ------------------------------------
                                                                                             |
                                                                                             |
                         ___________________________________________________________________________________________________________
_______                 |                                               |                                        |
       |   ---------------------------------             ---------------------------------        ---------------------------------
       |   |      NATIONWIDE GLOBAL        |             |           NATIONWIDE          |        |      NATIONWIDE FINANCIAL     |
       |   |     HOLDINGS, INC. (NGH)      |             |        SECURITIES, INC.       |        |      SERVICES, INC. (NFS)     |
       |   |                               |             |                               |        |                               |
       |___|Common Stock:  7,000,000 Shares|             |Common Stock:   7,676 Share    |        |Common Stock:  Control         |
       |   |------------                   |             |------------                   |        |------------   -------         |
       |   |                               |             |                               |        |Class A      Public-100%       |
       |   |                               |             |                               |        |Class B      NW Corp-100%      |
       |   |NW Corp.-100%                  |             |NW Corp.-100%                  |        |       (See Page 5)            |
       |   ---------------------------------             ---------------------------------        ---------------------------------
       |   ---------------------------------
       |   |             NGH               |
       |   |       NETHERLANDS B.V.        |
       |   |           (NETHER)            |
       |___|                               |
       |   |NW Corp.-99.84%                |
       |   |--------                       |
       |   |                               |
       |   |NGH-.16%                       |
       |   ---------------------------------
       |   ---------------------------------
       |   |            NATIONWIDE         |
       |   |       SERVICES SP. Z O.O.     |
       |   |                               |
       |   |Common Stock:     22,272 Shares|
       |___|------------                   |
       |   |                               |
       |   |                               |
       |   |NGH-100%                       |
       |   ---------------------------------
       |   ---------------------------------
       |   |        NATIONWIDE GLOBAL      |
       |   |          FINANCE, LLC         |
       |   |                               |
       |---|     Single Member Limited     |
       |   |        Liability Company      |
       |   |                               |
       |   |                               |
       |   |NGH-100%                       |
_______|   ---------------------------------

                                                                    (right side)

                                 -------------------------
                                 |NATIONWIDE MUTUAL      |
_________________________________|FIRE INSURANCE COMPANY |
_________________________________|       (FIRE)          |
                                 |    (See Page 1)       |
                                 -------------------------



________________________________________________________________
               |                                               |
               |                                               |
 ---------------------------------            ---------------------------------
 |      GARTMORE GLOBAL ASSET    |            |       GATES, MCDONALD         |
 |         MANAGEMENT TRUST      |            |      & COMPANY (GATES)        |
 |             (GGAMT)           |            |                               |
 |                               |       _____|Common Stock:        254 Shares|
 |                               |       |    |------------                   |
 |                               |       |    |                               |
 |NW Corp-100%                   |       |    |                               |
 |           (See Page 7)        |       |    |NW Corp.-100%                  |
 ---------------------------------       |    ---------------------------------
                                         |
                                         |
                                         |    ---------------------------------
                                         |    |    MEDPROSOLUTIONS, INC.      |
                                         |    |                               |
                                         |    |                               |
                                         |____|                               |
                                         |    |                               |
                                         |    |                               |
                                         |    |Gates-100%                     |
                                         |    ---------------------------------
                                         |
                                         |
                                         |    ---------------------------------
                                         |    |        GATES, MCDONALD &      |
                                         |    |    COMPANY OF NEW YORK, INC.  |
                                         |    |                               |
                                         |____|Common Stock:       3 Shares   |
                                         |    |------------                   |
                                         |    |                               |
                                         |    |                               |
                                         |    |Gates-100%                     |
                                         |    ---------------------------------
                                         |
                                         |    ---------------------------------
                                         |    |        GATES, MCDONALD &      |
                                         |    |       COMPANY OF NEVADA       |
                                         |    |                               |
                                         |    |Common Stock:         40 Shares|
                                         |____|------------                   |
                                         |    |                               |
                                         |    |                               |
                                         |    |Gates-100%                     |
                                         |    ---------------------------------
                                         |
                                         |    ---------------------------------
                                         |    |        GATESMCDONALD          |
                                         |    |      HEALTH PLUS, INC.        |
                                         |    |                               |
                                         |____|Common Stock:        200 Shares|
                                              |------------                   |
                                              |                               |
                                              |Gates-100%                     |
                                              ---------------------------------

                                        Subsidiary Companies      -- Solid Line
                                        Contractual Association   -- Double Line
                                        Limited Liability Company -- Dotted Line

                                        December 31, 2004

                                                                     (left side)



    -------------------
   |  FARMLAND MUTUAL  |
   | INSURANCE COMPANY |
   |                   |________________________
   |Guaranty Fund      |________________________
   |Certificate        |
   |                   |
   |Casualty           |
   |   (See Page 1)    |
   --------------------


          __________________________________________________________________________________________________
          |                                      |                      |
   ------------------------------    ---------------------------------- |   -----------------------------
   |        TBG INSURANCE       |    |   NATIONWIDE LIFE INSURANCE    | |   |    NATIONWIDE FINANCIAL   |
   |    SERVICES CORPORATION    |    |     COMPANY (NW LIFE)          | |   |   SERVICES CAPITAL TRUST  |
   |            (TGB)           |    |                                | |   |                           |
___|                            | ___| Common Stock: 3,814,779 Shares | |___|                           |
|  |                            | |  | ------------                   | |   |                           |
|  |                            | |  |                                | |   | Preferred Stock           |
|  |                            | |  |                                | |   | ---------------           |
|  |NFS-63%                     | |  | NFS-100%                       | |   | NFS-100%                  |
|  ------------------------------ |  ---------------------------------- |   -----------------------------
|                                 |                                     |
|  ------------------------------ |                                     |   -----------------------------
|  |      TBG AVIATION, LLC     | |  ---------------------------------- |   | CAPITAL PRO HOLDING, INC. |
|  |                            | |  |      NATIONWIDE LIFE AND       | |   |        (CAP PRO)          |
|  |                            | |  |   ANNUITY INSURANCE COMPANY    | |   |                           |
|  |                            | |  |                                | |   |                           |
|__|                            | |__| Common Stock: 66,000 Shares    | |___|                           |
|  |                            | |  | ------------                   |     |                           |
|  |                            | |  |                                |     |                           |
|  |TBG-100%                    | |  | NW Life-100%                   |     | NFS-63%                   |
|  ------------------------------ |  ----------------------------------     -----------------------------
|                                 |                                                       |
|  ------------------------------ |  ----------------------------------     -----------------------------
|  |    TBG DANCO INSURANCE     | |  |      NATIONWIDE INVESTMENT     |     |    CAPITAL PROFESSIONAL   |
|  |         COMPANY            | |  |      SERVICES CORPORATION      |     |      ADVISORS, INC.       |
|  |                            | |  |                                |     |          (CPAI)           |
|__|                            | |__| Common Stock: 5,000 Shares     |  ___|                           |
|  |                            | |  | ------------                   | |   |                           |
|  |                            | |  |                                | |   |                           |
|  |                            | |  |                                | |   |                           |
|  |TBG-100%                    | |  | NW Life-100%                   | |   | CAP PRO-100%              |
|  ------------------------------ |  ---------------------------------- |   -----------------------------
|                                 |                                     |
|  ------------------------------ |                                     |   -----------------------------
|  | TBG FINANCIAL & INSURANCE  | |  ---------------------------------- |   |     CAP PRO INSURANCE     |
|  |    SERVICES CORPORATION    | |  |      NATIONWIDE FINANCIAL      | |   |    AGENCY SERVICES, INC.  |
|__|                            | |__|       ASSIGNMENT COMPANY       | |   |                           |
|  |                            | |  |                                | |___|                           |
|  |                            | |  | NW LIFE-100%                   | |   |                           |
|  |                            | |  ---------------------------------- |   |                           |
|  |                            | |                                     |   |                           |
|  |TBG-100%                    | |  ---------------------------------- |   | CPAI-100%                 |
|  ------------------------------ |  | NATIONWIDE PROPERTIES LTD.     | |   -----------------------------
|                                 |  |                                | |
|  ------------------------------ |  | Units:                         | |   -----------------------------
|  | TBG FINANCIAL & INSURANCE  | |__| -----                          | |   |     CAP PRO BROKERAGE     |
|  |    SERVICES CORPORATION    | |  | NW LIFE-97.6%                  | |   |       SERVICES, INC.      |
|  |         OF HAWAII          | |  | Casualty-2.4%                  | |   |                           |
|__|                            | |  ---------------------------------- |___|                           |
|  |                            | |                                     |   |                           |
|  |                            | |  ---------------------------------- |   |                           |
|  |                            | |  |    NATIONWIDE COMMUNITY        | |   |                           |
|  |TBG-100%                    | |  |   DEVELOPMENT CORP., LLC       | |   | CPAI-100%                 |
|  ------------------------------ |  |                                | |   -----------------------------
|                                 |--| Units:                         | |
|  ------------------------------ |  | -----                          | |   -----------------------------
|  |      WILLIAM J. LYNCH &    | |  | NW LIFE-67%                    | |   |      CAP PRO ADVISORY     |
|  |        ASSOCIATES, INC.    | |  | NW Indemnity-33%               | |   |       SERVICES , INC.     |
|  |                            | |  ---------------------------------- |   |                           |
|  |                            | |                                     |   |                           |
|__|                            | |  ---------------------------------- |___|                           |
|  |                            | |  |     NATIONWIDE AFFORDABLE      |     |                           |
|  |                            | |  |         HOUSING, LLC           |     |                           |
|  |TBG-100%                    | |--|                                |     | CPAI-100%                 |
|  ------------------------------ |  | NW Life-45%                    |     -----------------------------
|                                 |  | NW Indemnity-45%               |
|                                 |  ----------------------------------
|  ------------------------------ |
|  |        TBG ADVISORY        | |
|  |    SERVICES CORPORATION    | |
|  |                            | |
|__|                            | |
   |                            | |
   |                            | |
   |                            | |
   |TBG-100%                    | |
   ------------------------------ |
                                  |
   ------------------------------ |  ----------------------------------   ----------------------------------
   |      TEAMSTAFF,INC.        | |  |    LIFE REO HOLDINGS LLC       |   |        GARDINER POINT          |
   |                            | |  |            (REO)               |   |        HOSPITALITY LLC         |
   |                            | |  |                                |   |                                |
   |                            |-|--|                                |---|                                |
   | Common Stock: 15,710,000   |    |                                |   |                                |
   | ------------  Shares       |    |                                |   |                                |
   |                            |    |                                |   |                                |
   |NW Life-14%                 |    | NW LIFE-100%                   |   | REO-100%                       |
   ------------------------------    ----------------------------------   ----------------------------------


                                                                        (middle)

                                         NATIONWIDE(R)

                         ---------------------
   ______________________| NATIONWIDE MUTUAL |_________________________________
   ______________________| INSURANCE COMPANY |_________________________________
                         |    (CASUALTY)     |                  |
                         |   (See Page 1)    |                  |
                         ---------------------                  |
                                                                |
                                          ---------------------------------------------
                                          |      NATIONWIDE CORPORATION (NW CORP)     |
                                          |          Common Stock:    13,642,432      |
                                          |          ------------       Shares        |
                                          |                             ------        |
                                          | Casualty         95.2%                    |
                                          | Fire              4.8%                    |
                                          ---------------------------------------------
                                                                |
                                                                |
                                               ------------------------------------
                                               |      NATIONWIDE FINANCIAL        |
                                               |      SERVICES, INC. (NFS)        |
                                               | Common Stock:       Control      |
                                               | ------------        -------      |
                                               | Class A             Public-100%  |
                                               | Class B             NW Corp-100% |
                                               ------------------------------------
                                                                |
                                                                |
          _________________________________________________________________________________________________________________________
                                      |                                 |                                       |
                        -----------------------------       ----------------------------        -----------------------------------
                        |     NATIONWIDE TRUST      |       |   NFS DISTRIBUTORS, INC. |        |    NATIONWIDE FINANCIAL         |
                        |       COMPANY, FSB        |       |          (NFSDI)         |        |  SERVICES CAPITAL TRUST II      |
                        |                           |       |                          |        |                                 |
                        | Common Stock: 2,800,000   |       |                          |        |                                 |
                        | ------------  Shares      |       |                          |        |                                 |
                        |                           |       |                          |        |                                 |
                        |                           |       |                          |        |                                 |
                        | NFS-100%                  |       |  NFS-100%                |        | NFS-100%                        |
                        -----------------------------       ----------------------------        -----------------------------------
                                                                        |
                                      _____________________________________________________________________________________________
                                      |                                 |                                       |
                                      |                                 |                                       |
                        -----------------------------       ----------------------------        -----------------------------------
                        |    NATIONWIDE FINANCIAL   |       |    NATIONAL DEFERRED     |        |                                 |
                        |  INSTITUTION DISTRIBUTORS |       |    COMPENSATION, INC.    |        |   THE 401(K) COMPANIES, INC.    |
                        |    AGENCY, INC. (NFIDAI)  |       |                          |        |          (401(K))               |
                        |                           |       |                          |        |                                 |
                        | Common Stock: 1,000 Shares|       |                          |        |                                 |
                        | ------------              |       |                          |        |                                 |
                        |                           |       |                          |        |                                 |
                        | NFSDI-100%                |       | NFSDI-100%               |        | NFSDI-100%                      |
                        -----------------------------        ---------------------------        -----------------------------------
                                      |                                                                         |
    --------------------------------- |                                                                         |
    |    FINANCIAL HORIZONS         | |                                                                         |
    |    DISTRIBUTORS AGENCY        | |                                                                         |
    |     OF ALABAMA, INC.          | |                                                                         |
    |                               |_|                                                                         |
    | Common Stock: 10,000 Shares   | |                                                                         |
    | ------------                  | |                                                                         |
    |                               | |                                                                         |
    |                               | |                                                                         |
    | NFIDAI-100%                   | |                                                                         |
    --------------------------------- |                                                                         |
                                      |                                                                         |
    --------------------------------- |   -----------------------------      --------------------------------   |
    |   AFFILIATE AGENCY, INC.      | |   |                           |      |      401(k) INVESTMENT       |   |
    |                               | |   |                           |      |      SERVICES, INC.          |   |
    | Common Stock: 100 Shares      | |   |    FINANCIAL HORIZONS     |      |                              |   |
    | ------------                  |_|___|       DISTRIBUTORS        |      |Common Stock: 1,000,000 Shares|___|
    |                               | |___|   AGENCY OF OHIO, INC     |      |-------------                 |   |
    |                               | |   |                           |      |                              |   |
    | NFIDAI-100%                   | |   | NFIDAI-100%               |      |401(k)-100%                   |   |
    --------------------------------- |   -----------------------------      --------------------------------   |
                                      |
    --------------------------------- |   -----------------------------      --------------------------------   |
    |    NATIONWIDE FINANCIAL       | |   |                           |      |      401(k) INVESTMENT       |   |
    |  INSTITUTION DISTRIBUTORS     | |   |                           |      |       ADVISORS, INC.         |   |
    |INSURANCE AGENCY, INC. OF MASS.| |   |    FINANCIAL HORIZONS     |      |                              |   |
    | Common Stock: 100 Shares      |_|___|       DISTRIBUTORS        |      |Common Stock: 1,000 Shares    |___|
    | ------------                  | |___|   AGENCY OF TEXAS, INC    |      |-------------                 |   |
    |                               | |   |                           |      |                              |   |
    | NFIDAI-100%                   | |   |                           |      |401(k)-100%                   |   |
    --------------------------------- |   -----------------------------      --------------------------------   |
                                      |                                                                         |
    --------------------------------- |   -----------------------------      --------------------------------   |
    |    NATIONWIDE FINANCIAL       | |   |      AFFILIATE AGENCY     |      |    THE 401(k) COMPANY        |   |
    |  INSTITUTION DISTRIBUTORS     | |   |        OF OHIO, INC.      |      |                              |   |
    | AGENCY, INC. OF NEW MEXICO    | |   |                           |      |Common Stock: 855,000 Shares  |   |
    | Common Stock: 100 Shares      |_| __| Common Stock: 750 Shares  |      |-------------                 |___|
    | ------------                  |     | ------------              |      |                              |
    |                               |     |                           |      |                              |
    | NFIDAI-100%                   |     | NFIDAI-100%               |      |401(k)-100%                   |
    ---------------------------------     -----------------------------      --------------------------------

                                                                    (right side)

            -------------------------
            |    NATIONWIDE MUTUAL   |
____________| FIRE INSURANCE COMPANY |
____________|          (FIRE)        |
            |     (See Page 1)       |
            --------------------------


 _______________________________________________________________________________________________________________
                                      |                   |                |                 |                 |
                       --------------------------------   |   -----------------------------  |  -------------------------------
                       |  PENSION ASSOCIATES, INC.    |   |   | NATIONWIDE LIFE INSURANCE |  |  |     NATIONWIDE FINANCIAL     |
                       |                              |   |   |    COMPANY OF AMERICA     |  |  |    SERVICES, (BERMUDA) LTD.  |
                       | Common Stock: 1,000 Shares   |   |   |         (NLICA)           |  |  |            (NFSB)            |
                       | ------------                 |   |   |                           |  |  | Common Stock: 250,000 Shares |
                       |                              |   |   |                           |  |  |                              |
                       |                              |   |   |                           |  |  |                              |
                       | NFS-100%                     |   |   | NFS-100%      (See Page 6)|  |  | NFS-100%                     |
                       --------------------------------   |   -----------------------------  |  -------------------------------
                                                          |                                  |                  |
 _______________________________________                  |                                  |                  |
                                       |                  |                                  |                  |
                        --------------------------------  |   -----------------------------  |   --------------------------------
                        |    NATIONWIDE RETIREMENT     |  |   | NATIONWIDE FINANCIAL      |  |   |     NFSB INVESTMENTS LTD.    |
                        |    SOLUTIONS, INC. (NRS)     |  |   | STRUCTURED PRODUCTS, LlLC |  |   |                              |
                        |                              |  |   |                           |  |   | Common Stock: 12,000 Shares  |
                        | Common Stock: 236,494 Shares |  |---|                           |  |   | ------------                 |
                        | -------------                |      |                           |  |   |                              |
                        |                              |      |                           |  |   |                              |
                        | NFSDI-100%                   |      | NFS-100%                  |  |   | NFSB-100%                    |
                        --------------------------------     -----------------------------   |   --------------------------------
                                    |                                                        |
                                    |                                                        |   --------------------------------
   -------------------------------- | -----------------------------                          |   | NF REINSURANCE, LTD.         |
   |   NATIONWIDE RETIREMENT      | | |   NATIONWIDE RETIREMENT   |                          |   |                              |
   |    SOLUTIONS, INC. OF        | | |    SOLUTIONS, INC. OF     |                          |   | Common Stock: 250,000 Shares |
   |         ALABAMA              | | |        NEW MEXICO         |                          |-- | ------------                 |
   | Common Stock: 10,000 Shares  |_|_| Common Stock: 1,000 Shares|                          |   |                              |
   | ------------                 | | | ------------              |                          |   |                              |
   |                              | | |                           |                          |   | NFS-100%                     |
   | NRS-100%                     | | | NRS-100%                  |                          |   --------------------------------
   -------------------------------- | -----------------------------                          |
                                    |                                                        |   --------------------------------
   -------------------------------- | -----------------------------                          |   |     NATIONWIDE INSURANCE     |
   |   NATIONWIDE RETIREMENT      | | |   NATIONWIDE RETIREMENT   |                          |   |   MANAGEMENT SERVICES, INC.  |
   |    SOLUTIONS, INC. OF        | | |    SOLUTIONS, INC. OF     |                          |   |                              |
   |         ARIZONA              | | |        SO. DAKOTA         |                          |-- |                              |
   | Common Stock: 1,000 Shares   |_|_| Common Stock: 1,000 Shares|                              |                              |
   | ------------                 | | | ------------              |                              |                              |
   |                              | | |                           |                              | NFS-100%                     |
   | NRS-100%                     | | | NRS-100%                  |                              --------------------------------
   -------------------------------- | -----------------------------
                                    |
   -------------------------------- | -----------------------------
   |   NATIONWIDE RETIREMENT      | | |   NATIONWIDE RETIREMENT   |
   |    SOLUTIONS, INC. OF        | | |    SOLUTIONS, INC. OF     |
   |        ARKANSAS              | | |         WYOMING           |
   | Common Stock: 50,000 Shares  |_|_| Common Stock: 500 Shares  |
   | ------------                 | | | ------------              |
   |                              | | |                           |
   | NRS-100%                     | | | NRS-100%                  |
   -------------------------------- | -----------------------------
                                    |
   -------------------------------- | -----------------------------
   |   NATIONWIDE RETIREMENT      | | |                           |
   |      SOLUTIONS, INS.         | | |                           |
   |        AGENCY, INC.          | |_|   NATIONWIDE RETIREMENT   |
   | Common Stock: 1,000 Shares   |_|_|    SOLUTIONS, INC. OF     |
   | ------------                 | | |           OHIO            |
   |                              | | |                           |
   | NRS-100%                     | | |                           |
   -------------------------------- | -----------------------------
                                    |
   -------------------------------- | -----------------------------
   |   NATIONWIDE RETIREMENT      | | |                           |
   |    SOLUTIONS, INC. OF        | | |                           |
   |         MONTANA              | | |   NATIONWIDE RETIREMENT   |
   |                              | |_|    SOLUTIONS, INC. OF     |
   | Common Stock: 500 Shares     |_|_|         OKLAHOMA          |
   | ------------                 | | |                           |
   |                              | | |                           |
   | NRS-100%                     | | |                           |
   -------------------------------  | -----------------------------
                                    |
   -------------------------------- | -----------------------------
   |   NATIONWIDE RETIREMENT      | | |                           |
   |    SOLUTIONS, INC. OF        | | |                           |
   |          NEVADA              | | |   NATIONWIDE RETIREMENT   |
   | Common Stock: 1,000 Shares   | |_|    SOLUTIONS, INC. OF     |
   | ------------                 |_|_|           TEXAS           |
   |                              |   |                           |
   | NRS-100%                     |   |                           |
   --------------------------------   -----------------------------

                                       Subsidiary Companies      -- Solid Line
                                       Contractual Association   -- Double Line
                                       Limited Liability Company -- Dotted Line

                                       December 31, 2004

                                                                     (left side)

                                                             NATIONWIDE(R)

  ---------------------           --------------------------
  | FARMLAND MUTUAL   |___________|    NATIONWIDE MUTUAL   |____________________________
  | INSURANCE COMPANY |___________|    INSURANCE COMPANY   |____________________________
  |                   |           |      (CASUALTY)        |                |
  |  Guaranty Fund    |           |      (See Page 1)      |                |
  |  -------------    |           --------------------------                |
  |  Certificate      |                                                     |
  |  -----------      |                                                     |
  |                   |                                                     |
  |  Casualty         |                                                     |
  |     (See Page 1)  |                                                     |
  ---------------------                                                     |
                                                                            |
                                                                            |
                                                                            |
                                                        ------------------------------------------
                                                        |    NATIONWIDE CORPORATION (NW CORP)    |
                                                        |                                        |
                                                        |    Common Stock:  13,642,432 Shares    |
                                                        |    -------------                       |
                                                        |                                        |
                                                        |                                        |
                                                        |            Shares                      |
                                                        |            ------                      |
                                                        | Casualty   95.2%                       |
                                                        | Fire        4.8%                       |
                                                        ------------------------------------------
                                                                             |
                                                                             |
                                                                             |
                                                              ---------------------------------
                                                              |     NATIONWIDE FINANCIAL      |
                                                              |     SERVICES, INC. (NFS)      |
                                                              |                               |
                                                              | Common Stock:   Control       |
                                                              | -------------   -------       |
                                                              | Class A         Public - 100% |
                                                              | Class B         NW Corp - 100%|
                                                              ---------------------------------
                                                                              |
                                                                              |
                                                                              |
                                                               ----------------------------------
                                                               |  NATIONWIDE LIFE INSURANCE     |
                                                               |      COMPANY OF AMERICA        |
                        _______________________________________|           (NLICA)              |
                        |                             |        |                                |
                        |                             |        | NFS - 100%                     |
                        |                             |        ----------------------------------
                        |                             |                               |
                        |                             |                               |
                        |                             |                               |
          -----------------------------   -----------------------------     -----------------------
          |    NATIONWIDE LIFE AND    |   | NATIONWIDE LIFE INSURANCE |     |      NATIONWIDE     |
          |     ANNUITY COMPANY OF    |   |    COMPANY OF DELAWARE    |     |  PROVIDENT HOLDING  |
          |          AMERICA          |   |                           |  ___|       COMPANY       |___
          |                           |   |                           |  |  |        (NPHC)       |
          |                           |   |                           |  |  |                     |
          | NLICA - 100%              |   | NLICA - 100%              |  |  |    NLICA - 100%     |
          -----------------------------   -----------------------------  |  -----------------------
                                                                         |
                                                                         |
                                          -----------------------------  |  -----------------------
                                          |     WASHINGTON SQUARE     |  |  |   FOUR P FINANCE    |
                                          |      ADMINISTRATIVE       |  |  |      COMPANY        |
                                          |       SERVICES, INC.      |__|__|                     |
                                          |                           |  |  |                     |
                                          | NPHC - 100%               |  |  | NPHC - 100%         |
                                          -----------------------------  |  -----------------------
                                                                         |
                                                                         |
                                          -----------------------------  |  -----------------------
                                          |                           |  |  |                     |
                                          |          SOFTWARE         |  |  |     NATIONWIDE      |
                                          |        DEVELOPMENT        |  |  |     PROVIDENT       |
                                          |           CORP.           |__|__| DISTRIBUTORS, INC.  |
                                          |                           |  |  |                     |
                                          |                           |  |  |                     |
                                          | NPHC - 100%               |  |  | NPHC - 100%         |
                                          -----------------------------  |  -----------------------
                                                                         |
                                                                         |
                                          -----------------------------  |  -----------------------
                                          |     RF ADVISERS, INC.     |  |  |    DELFI REALTY     |
                                          |                           |  |  |    CORPORATION      |
                                          |                           |  |  |                     |
                                          |                           |__|__|                     |
                                          | NPHC - 100%               |  |  | NPHC - 100%         |
                                          -----------------------------  |  -----------------------
                                                                         |
                                                                         |
                                          -----------------------------  |  -----------------------
                                          |         PNAM, INC.        |  |  |   INSTITUTIONAL     |
                                          |                           |  |  |   CONCEPTS, INC.    |
                                          |                           |__|__|                     |
                                          |                           |  |  |                     |
                                          | NPHC - 100%               |  |  | NPHC - 100%         |
                                          -----------------------------  |  -----------------------
                                                                         |
                                                                         |
                                          -----------------------------  |  -----------------------
                                          |     PROVESTCO, INC.       |  |  |    1717 CAPITAL     |
                                          |                           |  |  | MANAGEMENT COMPANY  |___
                                          |                           |__|__|                     |___
                                          |                           |     |                     |
                                          | NPHC - 100%               |     | NPHC - 100%         |
                                          -----------------------------     -----------------------

                                                                    (right side)

          -------------------------------------
          |         NATIONWIDE MUTUAL         |
__________|      FIRE INSURANCE COMPANY       |
__________|             (FIRE)                |
          |          (See Page 1)             |
          -------------------------------------













     -----------------------------   -----------------------------
     |      RCMD FINANCIAL       |   |      1717 BROKERAGE       |
     |      SERVICES, INC.       |   |      SERVICES, INC.       |
     |         (RCMD)            |   |           (BSI)           |
_____|                           |___|                           |
     |                           |   |                           |
     |  NPHC - 100%              |   |  RCMD - 100%              |
     -----------------------------   -----------------------------
                   |                               |
                   |                               |
     -----------------------------   -----------------------------
     |       1717 ADVISORY       |   |       1717 INSURANCE      |
     |       SERVICES, INC.      |   |        AGENCY OF          |
     |                           |   |      MASSACHUSETTS, INC.  |
     |                           |   |                           |
     |  RCMD - 100%              |   |  BSI - 100%               |
     -----------------------------   -----------------------------






    -----------------------------
    |                           |
 ___|     1717 INSURANCE        |
 ___|   AGENCY OF TEXAS, INC.   |
    |                           |
    -----------------------------

                                         Subsidiary Companies      - Solid Line
                                         Contractual Association   - Double Line
                                         Limited Liability Company - Dotted Line

                                         December 31, 2004

                                                                     (left side)

                ---------------------
                |  FARMLAND MUTUAL  |
                | INSURANCE COMPANY |
                |                   |
                |Guaranty Fund      |
                |-------------      |_______________________
                |Certificate        |_______________________
                |-----------        |
                |                   |
                |Casualty           |
                |   (See Page 1)    |
                ---------------------

                                                _______________________________
                                                |                 _____________
 ---------------------------                    |                |
|     AUDENSTAR LIMITED     |      ---------------------------   |
|           (AL)            |     |     NATIONWIDE ASSET      |  |
|                           |__   | MANAGEMENT HOLDINGS, LTD. |  |
|                           |  |  |         (NAMHL)           |  |
|                           |  |  |                           |  |
| GGL - 100%                |  |  |                           |  |
 ---------------------------   |  | GGAMT - 100%              |  |
              |                |   ---------------------------   |
 ---------------------------   |                |                |
|  RIVERVIEW INTERNATIONAL  |  |   ---------------------------   |
|        GROUP, INC.        |  |  |     GARTMORE GROUP LTD.   |  |
|           (RIG)           |  |  |           (GGL)           |  |
|                           |__|__|                           |  |
|                           |     |                           |  |
| GGL - 79%                 |   __| NAMHL - 83%               |  |
| AL - 21%                  |  |   ---------------------------   |
 ---------------------------   |                |                |
              |                |   ---------------------------   |
              |                |  |   NATIONWIDE UK HOLDING   |  |
 ---------------------------   |  |       COMPANY, LTD.       |  |
|  GARTMORE RIVERVIEW, LLC  |  |  |        (NUKHCL)           |  |
|         (RIVER)           |  |  |                           |  |
|                           |  |  |                           |  |
|                           |  |  | GGL - 100%                |  |
|                           |  |   ---------------------------   |
| RIG - 70%                 |  |                |                |
 ---------------------------   |   ---------------------------   |
              |                |  |     ASSET MANAGEMENT      |  |
              |                |  |       HOLDINGS PLC        |  |
              |                | _|         (AMH)             |  |
 ---------------------------   || |                           |  |
|     GARTMORE RIVERVIEW    |  || |                           |  |
|       POLYPHONY, LLC      |  || | NUKHCL - 100%             |  |
|                           |  ||  ---------------------------   |
|                           |  ||               |                |
| River - .06%              |  ||  ---------------------------   |
| Casualty - 99.94%         |  || |    GARTMORE INVESTMENT    |  |
 ---------------------------   || |       MANAGEMENT PLC      |  |
                               ||_|           (GGI)           |__|__
                               |  |                           |  |
                               |  | AMH - 99.99%              |  |
                               |  | GNL - .01%                |  |
                               |   ---------------------------   |
                               |                                 |
                               |                                 |
                               |                                 |
                               |                                 |
                               |                                 |
                               |                                 |
                               |                                 |
                               |                                 |__
                               |
                               |
                               |   ---------------------------
                               |  |      GARTMORE GLOBAL      |
                               |  |      INVESTMENTS, INC.    |
                               |__|           (GGI)           |
                                  |                           |
                                  |                           |
                                  |        (See Page 8)       |
                                   ---------------------------

                                                                        (middle)

                              NATIONWIDE(R)

   -------------------
__| NATIONWIDE MUTUAL |____________________________________________________________________________
__| INSURANCE COMPANY |____________________________________________________________________________
  |   (CASUALTY)      |               |
  |  (See Page 1)     |               |
   -------------------                |
                 ----------------------------------------
                |    NATIONWIDE CORPORATION (NW CORP)    |
                |       Common Stock:  13,642,432        |
                |       ------------        Shares       |
                |                                        |
                |                                        |
                |  Casualty   95.2%                      |
                |  Fire        4.8%                      |
                 ----------------------------------------
                                    |
                                    |
                   -------------------------------------
                  |          GARTMORE GLOBAL            |
                  |          ASSET MANAGEMENT           |
                  |           TRUST (GGAMT)             |
                  |                                     |
                  |       NW Corp.-100%                 |
                   -------------------------------------
                                   |
                                   |
 ___________________________________
 ________________________________________________________________________________________________
                     |             |                               |    ---------------------------
      --------------------------   |   --------------------------  |   | GARTMORE INVESTMENT LTD.  |
     |    GARTMORE INVESTMENT   |  |  |    GARTMORE FUND         | |   |          (GIL)            |
     |       SERVICES LTD.      |  |  |    MANAGERS LTD.         | |__ |                           |
  ___|          (GISL)          |  |__|       (GFM)              | |   |                           |
  |  |                          |  |  |                          | |   | GIM - 99.9%               |
  |  | GIM - 80%                |  |  | GIM - 99.99%             | |   | GNL - 0.1%                |
  |  | GNL - 20%                |  |  | GNL - .01%               | |    ---------------------------
  |   --------------------------   |   --------------------------  |                |
  |                                |                |              |    ---------------------------
  |   --------------------------   |   --------------------------  |   |      GARTMORE JAPAN       |
  |  |                          |  |  |                          | |   |         LIMITED           |
  |  |    GARTMORE INVESTMENT   |  |  |     FENPLACE LIMITED     | |   |                           |
  |  |       SERVICES GMBH      |  |  |                          | |   |                           |
  |__|                          |  |  |                          | |   |                           |
  |  |                          |  |  |                          | |   | GIL - 100%                |
  |  |                          |  |  | GFM - 100%               | |   |                           |
  |  | GISL - 100%              |  |  |                          | |    ---------------------------
  |   --------------------------   |   --------------------------  |
  |                                |                               |    ---------------------------
  |   --------------------------   |   --------------------------  |   |   *GARTMORE 1990 LTD.     |
  |  |  GARTMORE FUND MANAGERS  |  |  |     GARTMORE PENSION     | |   |                           |
  |  |  INTERNATIONAL LIMITED   |  |  |      TRUSTEES, LTD.      | |___|                           |
  |__|         (GFMI)           |  |__|                          | |   |                           |
     |                          |     |                          | |   | GIM - 50%                 |
     | GISL - 99.99%            |     | GIM - 99%                | |   | GSL - 50%                 |
     | GSL - .01%               |     | GSL - 1%                 | |    ---------------------------
      --------------------------       --------------------------  |
                    |                                              |    ---------------------------
      --------------------------                                   |   |  *GARTMORE INDOSUEZ UK    |
      |   GARTMORE MANAGERS      |                                 |   | RECOVERY FUND (G.P.) LTD. |
      |      (JERSEY) LTD.       |                                 |___|    (GENERAL PARTNER)      |
      |                          |                                 |   |                           |
      | GFMI - 94%               |                                 |   | GIM - 50%                 |
      | GSL - 3%                 |                                 |   | GNL - 50%                 |
      | GIM - 3%                 |                                 |    ---------------------------
       --------------------------                                  |
                                                                   |    ---------------------------
      --------------------------                                   |   |*GARTMORE 1990 TRUSTEE LTD.|
     |                          |                                  |   |    (GENERAL PARTNER)      |
     |     GARTMORE NO. 1       |                                  |___|                           |
     |  GENERAL PARTNER, LTD.   |                                      |                           |
_____|                          |                                      | GIM - 50%                 |
     |                          |                                      | GSL - 50%                 |
     |                          |                                       ---------------------------
     | GIM - 100%               |                                   *In Members Voluntary Liquidation
      --------------------------

      --------------------------
     |     GARTMORE NO. 2       |
     |  GENERAL PARTNER, LTD.   |
_____|                          |
     |                          |
     |                          |
     | GIM - 100%               |
      --------------------------


          -------------------------------------
          |        NATIONWIDE MUTUAL          |
__________|      FIRE INSURANCE COMPANY       |
__________|             (FIRE)                |
          |          (See Page 1)             |
          -------------------------------------



 _________________________________________________
|                                                |
|   --------------------------       --------------------------
|  |  DAMIAN SECURITIES LTD.  |     |    GARTMORE CAPITAL      |
|  |                          |     |     MANAGEMENT LTD.      |
|__|                          |     |          (GCM)           |
|  |                          |     |                          |
|  | GIM - 50%                |     | GIM - 99.99%             |
|  | GSL - 50%                |     | GSL - 0.1%               |
|   --------------------------       --------------------------
|                                                |
|   --------------------------       --------------------------
|  |  GARTMORE NOMINEES LTD.  |     |    GARTMORE U.S. LTD.    |
|  |          (GNL)           |     |         (GUS)            |
|__|                          |     |                          |
|  |                          |     |                          |
|  |                          |     |                          |
|  | GIM - 99.99%             |     |                          |
|  | GSL - .01%               |     | GCM - 100%               |
|   --------------------------       --------------------------
|                                                |
|   --------------------------       --------------------------
|  | GARTMORE SECURITIES LTD. |     | GARTMORE GLOBAL PARTNERS |
|  |          (GSL)           |     |    (GENERAL PARTNER)     |
|__|                          |_____|                          |
|  |                          |     |                          |
|  | GIM - 99.99%             |     | GUS - 50%                |
|  | GNL - .01%               |     | GSL - 50%                |
|   --------------------------       --------------------------
|
|   --------------------------
|  |    GIL NOMINEES LTD.     |
|  |                          |
|__|                          |
   |                          |
   | GIM - 50%                |
   | GSL - 50%                |
    --------------------------

                                       Subsidiary Companies      -- Solid Line
                                       Contractual Association   -- Double Line
                                       Limited Liability Company -- Dotted Line

                                       December 31, 2004

                                                                     (left side)
                                  NATIONWIDE(R)

-----------------------                      -------------------------------------
|   FARMLAND MUTUAL   |                      |        NATIONWIDE MUTUAL          |
|  INSURANCE COMPANY  |______________________|        INSURANCE COMPANY          |_____________________________________
|                     |______________________|                                   |_____________________________________
| Guaranty Fund       |                      |            (CASUALTY)             |                   |
| Certificate         |                      |           (See Page 1)            |                   |
|                     |                      -------------------------------------                   |
| Casualty            |                                                                              |
|    (See Page 1)     |                                                                              |
-----------------------                                                                              |
                                                                                   ------------------------------------
                                                                                   | NATIONWIDE CORPORATION (NW CORP) |
                                                                                   |   Common Stock:     13,642,432   |
                                                                                   |   ------------        Shares     |
                                                                                   |                                  |
                                                                                   | Casualty-95.2%                   |
                                                                                   | Fire-4.8%                        |
                                                                                   ------------------------------------
                                                                                                    |
                                                                                                    |
                                                                                   ------------------------------------
                                                                                   |         GARTMORE GLOBAL          |
                                                                                   |         ASSET MANAGEMENT         |
                                                                                   |           TRUST (GGAMT)          |
                                                                                   |                                  |
                                                                                   |                                  |
                                                                                   | NW Corp.-100%                    |
                                                                                   ------------------------------------
                                                                                                    |
                                                                                                    |
                                                                                   ------------------------------------
                                                                                   |           NATIONWIDE ASSET       |
                                                                                   |       MANAGEMENT HOLDINGS, LTD   |
                                                                                   |              (NAMHL)             |
                                                                                   |                                  |
                                                                                   |                                  |
                                                                                   | GGAMT-100%                       |
                                                                                   ------------------------------------
                                                                                                    |
                                                                                                    |
                                                                                   ------------------------------------
                                                                                   |         GARTMORE GROUP LTD       |
                                                                                   |               (GGL)              |
                                                                                   |                                  |
                                                                                   |                                  |
                                                                                   | NAMHL-83%                        |
                                                                                   ------------------------------------
                                                                                                    |
                                                                                                    |
                                                                                   -------------------------------------
                                                                                   |         GARTMORE GLOBAL           |
                                                                                   |      INVESTMENTS, INC. (GGI)      |
                                                                                   |                                   |
                                                                                   | Common Stock: 958,750 Shares      |
               ____________________________________________________________________| ------------                      |
               |                                    |                              | GGL-100%                          |
               |                                    |                              | Preferred Stock: 500,000 Shares   |
               |                                    |                              | ---------------                   |
               |                                    |                              | GGL-100%                          |
               |                                    |                              -------------------------------------
--------------------------------     ---------------------------------
|    GARTMORE MUTUAL FUND      |     |    GARTMORE S.A. CAPITAL      |
|        CAPITAL TRUST         |  ___|         TRUST (GSA)           |
|                              |  |  |                               |__________________________________________________
|                              |  |  |                               |
|    DELAWARE BUSINESS TRUST   |  |  |   DELAWARE BUSINESS TRUST     |
--------------------------------  |  ---------------------------------
                                  |                   |
                                  |                   |
                                  |  ---------------------------------
                                  |  |       GARTMORE SEPARATE       |
                                  |  |         ACCOUNTS, LLC         |
                                  |__|                               |
                                  |  |                               |
                                  |  | GSA-60%                       |
                                  |  ---------------------------------
                                  |                   |
                                  |                   |
                                  |  ---------------------------------
                                  |  |        GARTMORE EMERGING      |
                                  |__|          MANAGERS, LLC        |
                                     |              (GEM)            |
                                   __|                               |
                                  |  | GSA-100%                      |
                                  |  ---------------------------------
                                  |                   |
                                  |                   |
                                  |  ---------------------------------
                                  |  |           NORTHPOINTE         |
                                  |  |           CAPITAL LLC         |
                                  |--|                               |
                                     |                               |
                                     | GEM-65%                       |
                                     ---------------------------------


                                                                    (right side)
          -------------------------------------
          |        NATIONWIDE MUTUAL          |
__________|      FIRE INSURANCE COMPANY       |
__________|             (FIRE)                |
          |          (See Page 1)             |
          -------------------------------------

                                   ------------------------------  -------------------------   ------------------------------------
                                   |   GARTMORE GLOBAL ASSET    |   |      GGI MGT LLC     |   |           NEWHOUSE SPECIAL       |
                                   |      MANAGEMENT, INC.      |   |       (GGIMGT)       |   |       SITUATIONS FUND I, LLC     |
___________________________________|          (GGAMI)           |---|                      |---|                                  |
                                   |                            |   |                      |   |                                  |
                                   |                            |   |                      |   | GGIMGT-10%(common units)         |
                                   | GSA-100%                   |   | GGAMI-100%           |   | GGV-75%(preferred units)         |
                                   ------------------------------   ------------------------   ------------------------------------
                                               |
      -------------------------------------    |    -------------------------------------     ------------------------------------
      |             GARTMORE              |    |    |           GARTMORE MORLEY         |     |      GARTMORE MORLEY CAPITAL     |
      |      INVESTORS SERVICES, INC.     |    |    |       FINANCIAL SERVICES, INC.    |     |          MANAGEMENT, INC         |
      |                                   |____|____|              (MORLEY)             |_____|                                  |
      | Common Stock: 5 Shares            |    |    |                                   |  |  | Common Stock:  500 Shares        |
      | ------------                      |    |    | Common Stock: 82,343 Shares       |  |  | ------------                     |
      |                                   |    |    | ------------                      |  |  |                                  |
      | GGAMI-100%                        |    |    | GGAMI-100%                        |  |  | Morley-100%                      |
      -------------------------------------    |    -------------------------------------  |  ------------------------------------
                                               |                                           |
      -------------------------------------    |    -------------------------------------  |  ------------------------------------
      |      NATIONWIDE GLOBAL FUNDS      |    |    |        GARTMORE GLOBAL            |  |  |              GARTMORE            |
      |                                   |    |    |         VENTURES, INC.            |  |  |           TRUST COMPANY          |
      |                                   |____|____|             (GGV)                 |  |__|                                  |
      |                                   |    |    |                                   |  |  | Common Stock: 2,000 Shares       |
      |       LUXEMBOURG SICAV            |____|    |                                   |  |  | ------------                     |
      |                                   |    |    |                                   |  |  |                                  |
      |                                   |    |    | GGAMI-100%                        |  |  | Morley-100%                      |
      -------------------------------------    |    -------------------------------------  |  ------------------------------------
                                               |                                           |
      -------------------------------------    |    -------------------------------------  |  ------------------------------------
      |       GARTMORE DISTRIBUTION       |    |    |       CORVIANT CORPORATION        |  |  |           GARTMORE MORLEY &      |
      |          SERVICES, INC.           |    |    |              (CC)                 |  |  |            ASSOCIATES, INC.      |
      |                                   |    |    |                                   |  |  |                                  |
      |                                   |____|____| Common Stock       450,000 shares |  |__| Common Stock: 3,500 Shares       |
      | Common Stock: 10,000 Shares       |         | ------------                      |     | ------------                     |
      | ------------                      |         | Series A Preferred 250,000 shares |     |                                  |
      |                                   |         | ------------------                |     | Morley-100%                      |
      | GGAMI-100%                        |         |                                   |     |                                  |
      |                                   |         |  GGAMI-100%                       |     |                                  |
      -------------------------------------         --------------------------------------    ------------------------------------

                                                                                      Subsidiary Companies      - Solid Line
                                                                                      Contractual Association   - Double Line
                                                                                      Limited Liability Company - Dotted Line

                                                                                      December 31, 2004

Item 29.      INDEMNIFICATION

              Ohio's General Corporation Law expressly authorizes and Nationwide's Amended and Restated Code of Regulations provides for indemnification by Nationwide of any person who, because such person is or was a director, officer or employee of Nationwide was or is a party; or is threatened to be made a party to:

               o any threatened, pending or completed civil action, suit or proceeding;

               o any threatened, pending or completed criminal action, suit or proceeding;

               o any threatened, pending or completed administrative action or proceeding;

               o any threatened, pending or completed investigative action or proceeding; ,

              The indemnification will be for actual and reasonable expenses, including attorney's fees, judgments, fines and amounts paid in settlement by such person in connection with such action, suit or proceeding, to the extent and under the circumstances permitted by the Ohio's General Corporation Law.

              Nationwide has been informed that in the opinion of the Securities and Exchange Commission the indemnification of directors, officers or persons controlling Nationwide for liabilities arising under the Securities Act of 1933 ("Act") is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by a director, officer or controlling person in connection with the securities being registered, the registrant will submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act. Nationwide and the directors, officers and/or controlling persons will be governed by the final adjudication of such issue. Nationwide will not be required to seek the court's determination if, in the opinion of Nationwide's counsel, the matter has been settled by controlling precedent.

              However, the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding is permitted.

Item 30.      PRINCIPAL UNDERWRITER

(a) Waddell & Reed, Inc. serves as principal underwriter and general distributor for contracts issued through the following separate investment accounts of Nationwide Life Insurance Company and Nationwide Life and Annuity Insurance Company:

     Nationwide Variable Account-9
     Nationwide Variable Account-12
     Nationwide VA Separate Account-D
     Nationwide VLI Separate Account-5

     Also, Waddell & Reed, Inc. serves as principal underwriter and general distributor for the following management investment companies:


Waddell & Reed Advisors Asset Strategy Fund, Inc.
Waddell & Reed Advisors Cash Management, Inc.
Waddell & Reed Advisors Continental Income Fund, Inc.
Waddell & Reed Fixed Income Funds, Inc.
       Waddell & Reed Government Securities Fund
       Waddell & Reed Limited Term Bond Fund
Waddell & Reed Advisors Funds, Inc.
       Waddell & Reed Advisors Accumulative Fund
       Waddell & Reed Advisors Bond Fund
       Waddell & Reed Advisors Core Investment Fund
       Waddell & Reed Advisors Science and Technology Fund
Waddell & Reed Advisors Global Bond Fund, Inc.
Waddell & Reed Advisors High Income Fund, Inc.
Waddell & Reed Advisors International Growth Fund, Inc.
Waddell & Reed Advisors Municipal Bond Fund, Inc.
Waddell & Reed Advisors Municipal High Income Fund, Inc.
Waddell & Reed Advisors New Concepts Fund, Inc.
Waddell & Reed Advisors Retirement Shares, Inc.
Waddell & Reed Advisors Select Funds, Inc.
       Waddell & Reed Advisors Dividend Income Fund
       Waddell & Reed Advisors Value Fund
Waddell & Reed Advisors Small Cap Fund, Inc.
Waddell & Reed Advisors Tax-Managed Equity Fund, Inc.
Waddell & Reed Advisors Vanguard Fund, Inc.
Waddell & Reed InvestEd Portfolios, Inc.
W&R Target Funds, Inc.

       Asset Strategy Portfolio
       Balanced Portfolio
       Bond Portfolio
       Core Equity Portfolio
       Dividend Income Portfolio
       Global Natural Resources Portfolio Growth Portfolio High Income Portfolio International Growth Portfolio International Value Portfolio Limited-Term Bond Portfolio Micro Cap Growth Portfolio Mid Cap Growth Portfolio Money Market Portfolio Mortgage Securities Portfolio Real Estate Securities Portfolio Science and Technology Portfolio Small Cap Growth Portfolio Small Cap Value Portfolio Value Portfolio

(b) Directors and officers of Waddell & Reed, Inc.:

     Thomas W. Butch, Chairman of the Board, Director, President and Chief
        Marketing Officer
     Keith A. Tucker, Director
     Henry J. Hermann, Director
     Steven E. Anderson, Senior Executive Vice President and National Sales
        Manager
     Bradley D. Hofmeister, Executive Vice President and Associate National
        Sales Manager
     Daniel C. Schulte, Senior Vice President and General Counsel
     Michael D. Strohm, Director, Chief Operations Officer and Chief Executive
        Officer
     Mark A. Schieber, Vice President, Principal Accounting Officer, and
        Principal Financial Officer
     Wendy J. Hills, Secretary
     Brent K. Bloss, Vice President and Treasurer

     The principal business address of Waddell & Reed, Inc. is 6300 Lamar Avenue, Overland Park, Kansas 66202.


(c)

     ----------------------------- ------------------------- ----------------------- ----------------- -------------------
     NAME OF PRINCIPAL             NET UNDERWRITING          COMPENSATION ON         BROKERAGE         COMPENSATION
     UNDERWRITER                   DISCOUNTS AND             REDEMPTION OR           COMMISSIONS
                                   COMMISSIONS               ANNUITIZATION
     ----------------------------- ------------------------- ----------------------- ----------------- -------------------
     ----------------------------- ------------------------- ----------------------- ----------------- -------------------
     Waddell & Reed, Inc.          N/A                       N/A                     N/A               N/A
     ----------------------------- ------------------------- ----------------------- ----------------- -------------------

Item 31.      LOCATION OF ACCOUNTS AND RECORDS

              M. Eileen Kennedy
              Nationwide Life Insurance Company
              One Nationwide Plaza
              Columbus, OH  43215

Item 32.      MANAGEMENT SERVICES
              Not Applicable.

Item 33.      FEE REPRESENTATION

              Nationwide represents that the fees and charges deducted under the contract in the aggregate are reasonable in relation to the services rendered, the expenses expected to be incurred and risks assumed by Nationwide.

                                   SIGNATURES


As required by the Securities Act of 1933, and the Investment Company Act of 1940, the Registrant, NATIONWIDE VLI SEPARATE ACCOUNT-5, certifies that it has caused this Registration Statement to be signed on its behalf in the City of Columbus, and State of Ohio, on this 7th day of April, 2005.

      NATIONWIDE VLI SEPARATE ACCOUNT-5
      --------------------------------------------------------------------------
      (Registrant)

      NATIONWIDE LIFE INSURANCE COMPANY
      --------------------------------------------------------------------------
      (Depositor)

      By: /s/ JAMIE RUFF CASTO, ESQ.
      --------------------------------------------------------------------------
      Jamie Ruff Casto, Esq.

As required by the Securities Act of 1933, the Registration Statement has been signed by the following persons in the capacities indicated on this 7th day of April, 2005.

W. G. JURGENSEN
-------------------------------------------------------------------------
W. G. Jurgensen, Director and Chief Executive Officer

JOSEPH A. ALUTTO
-------------------------------------------------------------------------
Joseph A. Alutto, Director

JAMES G. BROCKSMITH, JR.
-------------------------------------------------------------------------
James G. Brocksmith, Jr., Director

KEITH W. ECKEL
-------------------------------------------------------------------------
Keith W. Eckel, Director

LYDIA M. MARSHALL
-------------------------------------------------------------------------
Lydia M. Marshall, Director

DONALD L. MCWHORTER
-------------------------------------------------------------------------
Donald L. McWhorter, Director

DAVID O. MILLER
-------------------------------------------------------------------------
David O. Miller, Director

JAMES F. PATTERSON
-------------------------------------------------------------------------
James F. Patterson, Director

MARTHA J. MILLER DE LOMBERA
-------------------------------------------------------------------------
Martha J. Miller de Lombera, Director

GERALD D. PROTHRO
-------------------------------------------------------------------------
Gerald D. Prothro, Director

ARDEN L. SHISLER
-------------------------------------------------------------------------
Arden L. Shisler, Director

ALEX SHUMATE
-------------------------------------------------------------------------
Alex Shumate, Director

                                                                                         By /s/ JAMIE RUFF CASTO
                                                                          ------------------------------------------------------
                                                                                            Jamie Ruff Casto
                                                                                            Attorney-in-Fact
